FAIRFAX FINANCIAL HOLDINGS LIMITED

Management’s Responsibility for the Financial Statements

The preparation and presentation of the accompanying consolidated financial statements, Management’s Discussion and Analysis (“MD&A”) and all financial information are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. Financial statements, by nature, are not precise since they include certain amounts based upon estimates and judgments. When alternative methods exist, management has chosen those it deems to be the most appropriate in the circumstances.

We, as Fairfax’s Chief Executive Officer and Chief Financial Officer, have certified Fairfax’s annual disclosure documents filed with the OSC and the SEC (Form 40-F) in accordance with Canadian securities legislation and the United States Sarbanes-Oxley Act of 2002, respectively.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee which is independent from management.

The Audit Committee is appointed by the Board of Directors and reviews the consolidated financial statements and MD&A; considers the report of the external auditors; assesses the adequacy of the internal controls of the company, including management’s assessment described below; examines the fees and expenses for audit services; and recommends to the Board the independent auditors for appointment by the shareholders. The independent auditors have full and free access to the Audit Committee and meet with it to discuss their audit work, Fairfax’s internal control over financial reporting and financial reporting matters. The Audit Committee reports its findings to the Board for consideration when approving the consolidated financial statements for issuance to the shareholders and management’s assessment of the internal control over financial reporting.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting.

Management has assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2010 using criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that the company’s internal control over financial reporting was effective as of December 31, 2010.

The effectiveness of the company’s internal control over financial reporting as of December 31, 2010 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in its report which appears herein.

March 4, 2011

V. Prem Watsa	John Varnell
Chairman and Chief Executive Officer	Vice President and Chief Financial Officer

Independent Auditor’s Report

To the Shareholders of Fairfax Financial Holdings Limited

We have completed integrated audits of Fairfax Financial Holdings Limited and its subsidiaries’ 2010, 2009 and 2008 consolidated financial statements and their internal control over financial reporting as at December 31, 2010. Our opinions, based on our audits, are presented below.

Report on the consolidated financial statements

We have audited the accompanying consolidated financial statements of the Company and its subsidiaries, which comprise the consolidated balance sheets as at December 31, 2010 and 2009 and the consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2010, and the related notes including a summary of significant accounting policies.

Management’s responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. Canadian generally accepted auditing standards require that we comply with ethical requirements.

An audit involves performing procedures to obtain audit evidence, on a test basis, about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting principles and policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion on the consolidated financial statements.

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries as at December 31, 2010 and 2009 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2010 in accordance with Canadian generally accepted accounting principles.

Changes in Accounting Policies
Without modifying our opinion, we draw attention to Note 2 to the consolidated financial statements which describes the significant accounting policies of the Company. As discussed under the heading ‘Changes in Accounting Policies – Current Year’, the Company changed the manner in which it accounts for business combinations and non-controlling interests from January 1, 2010.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Report on internal control over financial reporting

We have also audited the Company’s internal control over financial reporting as at December 31, 2010, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management’s responsibility for internal control over financial reporting
Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting on page 20.

Auditor’s responsibility
Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.

We believe that our audit provides a reasonable basis for our audit opinion on the Company’s internal control over financial reporting.

Definition of internal control over financial reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Canadian generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Inherent limitations
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Opinion
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2010 based on criteria established in Internal Control — Integrated Framework issued by COSO.

Chartered Accountants, Licensed Public Accountants
Toronto, Ontario

March 4, 2011

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Financial Statements

Consolidated Balance Sheets
as at December 31, 2010 and 2009

	2010	2009
	(US$ millions)

Assets
Holding company cash, short term investments and marketable securities (including assets pledged for short sale and derivative obligations – $137.4; 2009 – $78.9)	1,540.7	1,251.6
Accounts receivable and other	1,802.3	1,805.0
Income taxes receivable	216.8	50.4
Recoverable from reinsurers (including recoverables on paid losses – $238.1; 2009 – $255.1)	3,993.8	3,818.6

	7,553.6	6,925.6

Portfolio investments
Subsidiary cash and short term investments (cost $3,513.9; 2009 – $3,230.6)	3,513.9	3,244.8
Bonds (cost $11,865.8; 2009 – $10,742.0)	11,748.2	10,918.3
Preferred stocks (cost $581.3; 2009 – $292.4)	583.9	292.8
Common stocks (cost $3,202.8; 2009 – $4,082.4)	4,131.3	4,895.0
Investments, at equity (fair value $976.9; 2009 – $604.3)	715.5	433.5
Derivatives and other invested assets (cost $403.9; 2009 – $122.5)	579.4	142.7
Assets pledged for short sale and derivative obligations (cost $725.1; 2009 – $149.2)	709.6	151.5

	21,981.8	20,078.6

Deferred premium acquisition costs	357.0	372.0
Future income taxes	514.4	318.7
Premises and equipment	197.6	168.6
Goodwill and intangible assets	949.1	438.8
Other assets	184.7	149.7

	31,738.2	28,452.0

See accompanying notes.

Signed on behalf of the Board

Director	Director

	2010	2009(1)
	(US$ millions)

Liabilities
Subsidiary indebtedness	2.2	12.1
Accounts payable and accrued liabilities	1,269.6	1,238.1
Income taxes payable	25.4	70.9
Short sale and derivative obligations (including at the holding company – $66.5; 2009 – $8.9)	216.9	57.2
Funds withheld payable to reinsurers	363.2	354.9

	1,877.3	1,733.2

Provision for claims	16,270.3	14,766.7
Unearned premiums	2,120.9	1,913.8
Long term debt – holding company borrowings	1,498.1	1,236.9
Long term debt – subsidiary company borrowings	917.7	891.3
Other long term obligations – holding company	311.5	173.5

	21,118.5	18,982.2

Contingencies (note 15)
Equity
Common shareholders’ equity	7,761.9	7,391.8
Preferred stock	934.7	227.2

Shareholders’ equity attributable to shareholders of Fairfax	8,696.6	7,619.0
Non-controlling interests	45.8	117.6

Total equity	8,742.4	7,736.6

	31,738.2	28,452.0

(1)	Refer to note 2 for impact of new accounting policies.

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Earnings
for the years ended December 31, 2010, 2009 and 2008

	2010	2009(1)	2008(1)
	(US$ millions except
	per share amounts)

Revenue
Gross premiums written	5,362.9	5,094.0	5,061.4

Net premiums written	4,449.0	4,286.1	4,332.2

Net premiums earned	4,580.6	4,422.0	4,529.1
Interest and dividends	762.4	712.7	626.4
Net gains on investments	188.5	944.5	2,570.7
Excess of fair value of net assets acquired over purchase price	83.1	–	–
Other revenue	549.1	556.4	99.4

	6,163.7	6,635.6	7,825.6

Expenses
Losses on claims	3,409.0	3,186.9	3,559.1
Operating expenses	961.3	831.7	835.8
Commissions, net	707.5	701.1	729.8
Interest expense	195.4	166.3	158.6
Other expenses	538.8	544.0	98.0

	5,812.0	5,430.0	5,381.3

Earnings from operations before income taxes	351.7	1,205.6	2,444.3
Income taxes	(119.5)	214.9	755.6

Net earnings	471.2	990.7	1,688.7

Attributable to:
Shareholders of Fairfax	469.0	856.8	1,473.8
Non-controlling interests	2.2	133.9	214.9

	471.2	990.7	1,688.7

Net earnings per share	$21.41	$43.99	$80.38
Net earnings per diluted share	$21.31	$43.75	$79.53
Cash dividends paid per share	$10.00	$8.00	$5.00
Shares outstanding (000) (weighted average)	20,436	18,301	18,037

(1)	Refer to note 2 for impact of new accounting policies.

See accompanying notes.

Consolidated Statements of Comprehensive Income
for the years ended December 31, 2010, 2009 and 2008

	2010	2009(1)	2008(1)
	(US$ millions)

Net earnings	471.2	990.7	1,688.7

Other comprehensive income (loss), net of income taxes
Change in net unrealized gains (losses) on available for sale securities(2)	363.1	925.9	(548.0)
Reclassification of net realized (gains) losses to net earnings(3)	(492.9)	(47.6)	248.6
Share of other comprehensive income (loss) of investments, at equity(4)	14.5	8.2	(41.4)
Change in unrealized foreign currency translation gains (losses)(5)	122.3	213.3	(222.3)
Reclassification of foreign currency translation (gains) losses on disposition of investee company	–	–	24.9
Change in gains and losses on hedge of net investment in foreign subsidiary(6)	(28.2)	(25.5)	(7.2)

Other comprehensive income (loss), net of income taxes	(21.2)	1,074.3	(545.4)

Comprehensive income	450.0	2,065.0	1,143.3

Attributable to:
Shareholders of Fairfax	447.7	1,824.9	1,005.5
Non-controlling interests	2.3	240.1	137.8

	450.0	2,065.0	1,143.3

(1)	Refer to note 2 for impact of new accounting policies.

(2)	Net of income tax expense of $144.2 (2009 – income tax expense of $417.3; 2008 – income tax recovery of $213.4).

(3)	Net of income tax recovery of $207.6 (2009 – income tax recovery of $47.2; 2008 – income tax expense of $86.1).

(4)	Net of income tax expense of $3.2 (2009 – nil; 2008 – income tax recovery of $2.8).

(5)	Net of income tax expense of $11.2 (2009 – income tax recovery of $22.0; 2008 – income tax expense of $67.6).

(6)	Net of income tax recovery of nil (2009 – $2.8; 2008 – $2.8).

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Shareholders’ Equity
for the years ended December 31, 2010, 2009 and 2008

	2010	2009(1)	2008(1)
	(US$ millions)

Common stock –
Subordinate voting shares – beginning of year	3,054.8	2,121.1	2,063.6
Issuances during the year	199.8	989.3	–
Issuances on conversion of convertible senior debentures	–	–	192.3
Purchases for cancellation	(7.1)	(55.6)	(134.8)

Subordinate voting shares – end of year	3,247.5	3,054.8	2,121.1
Multiple voting shares – beginning and end of year	3.8	3.8	3.8

Common stock	3,251.3	3,058.6	2,124.9

Other paid in capital – beginning of year	–	–	57.9
Conversion of convertible senior debentures	–	–	(57.9)

Other paid in capital – end of year	–	–	–

Treasury shares (at cost) — beginning of year	(28.7)	(22.7)	(22.6)
Net acquisitions	(23.7)	(6.0)	(0.1)

Treasury shares (at cost) – end of year	(52.4)	(28.7)	(22.7)

Share-based compensation – beginning of year	–	–	–
Amortization to net earnings during the year	3.2	–	–

Share-based compensation – end of year	3.2	–	–

Retained earnings – beginning of year	3,468.8	2,871.9	1,658.2
Net earnings for the year	469.0	856.8	1,473.8
Excess over stated value of common shares purchased for cancellation	(9.7)	(67.3)	(147.2)
Excess over stated value of preferred shares purchased for cancellation	–	(41.3)	(13.9)
Common share dividends	(200.8)	(140.8)	(88.9)
Preferred share dividends	(31.4)	(10.5)	(10.1)

Retained earnings – end of year	3,695.9	3,468.8	2,871.9

Accumulated other comprehensive income (loss) – beginning of year	893.1	(107.8)	360.5

Application of the equity method of accounting	(7.9)	32.8	–

Other comprehensive income (loss), net of income taxes:
Change in net unrealized gains (losses) on available for sale securities	363.1	804.5	(548.0)
Reclassification of net realized (gains) losses to net earnings	(492.9)	(41.1)	248.6
Share of other comprehensive income (loss) of investments, at equity	14.5	8.2	(41.4)
Change in unrealized foreign currency translation gains (losses)	122.2	222.0	(145.2)
Reclassification of foreign currency translation (gains) losses on disposition of investee company	–	–	24.9
Change in gains and losses on hedge of net investment in foreign subsidiary	(28.2)	(25.5)	(7.2)

Other comprehensive income (loss), net of income taxes	(21.3)	968.1	(468.3)

Accumulated other comprehensive income (loss) – end of year	863.9	893.1	(107.8)

Common shareholders’ equity	7,761.9	7,391.8	4,866.3

	2010	2009(1)	2008(1)
	(US$ millions)

Preferred stock –
Series A – beginning of year	–	38.4	51.2
Purchases for cancellation	–	(38.4)	(12.8)

Series A – end of year	–	–	38.4

Series B – beginning of year	–	64.1	85.4
Purchases for cancellation	–	(64.1)	(21.3)

Series B – end of year	–	–	64.1

Series C – beginning of year	227.2	–	–
Issuances during the year	–	227.2	–

Series C – end of year	227.2	227.2	–

Series E – beginning of year	–	–	–
Issuances during the year	183.1	–	–

Series E – end of year	183.1	–	–

Series G – beginning of year	–	–	–
Issuances during the year	235.9	–	–

Series G – end of year	235.9	–	–

Series I – beginning of year	–	–	–
Issuances during the year	288.5	–	–

Series I – end of year	288.5	–	–

Preferred stock	934.7	227.2	102.5

Shareholders’ equity attributable to shareholders of Fairfax	8,696.6	7,619.0	4,968.8

Non-controlling interests – beginning of year	117.6	1,382.8	1,585.0

Net earnings for the year	2.2	133.9	214.9

Application of the equity method of accounting	–	4.7	–

Other comprehensive income (loss), net of income taxes:
Change in net unrealized gains (losses) on available for sale securities	–	121.4	–
Reclassification of net realized (gains) losses to net earnings	–	(6.5)	–
Change in unrealized foreign currency translation gains (losses)	0.1	(8.7)	(77.1)

Other comprehensive income (loss), net of income taxes	0.1	106.2	(77.1)

Common share dividends	–	(7.3)	(25.6)

Net changes in capitalization	(4.8)	(1,493.8)	(311.2)

Other	(69.3)	(8.9)	(3.2)

Non-controlling interests – end of year	45.8	117.6	1,382.8

Total equity	8,742.4	7,736.6	6,351.6

(1)	Refer to note 2 for impact of new accounting policies.

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

	2010	2009	2008

Number of shares outstanding
Common stock –
Subordinate voting shares – beginning of year	19,240,100	16,738,055	16,918,020
Issuances during the year	563,381	2,881,844	–
Issuances on conversion of convertible senior debentures	–	–	886,888
Purchases for cancellation	(43,900)	(360,100)	(1,066,601)
Net treasury shares acquired	(53,104)	(19,699)	(252)

Subordinate voting shares – end of year	19,706,477	19,240,100	16,738,055
Multiple voting shares – beginning and end of year	1,548,000	1,548,000	1,548,000
Interest in shares held through ownership interest in shareholder – beginning and end of year	(799,230)	(799,230)	(799,230)

Common stock effectively outstanding – end of year	20,455,247	19,988,870	17,486,825

Preferred stock –
Series A – beginning of year	–	2,250,000	3,000,000
Purchases for cancellation	–	(2,250,000)	(750,000)

Series A – end of year	–	–	2,250,000

Series B – beginning of year	–	3,750,000	5,000,000
Purchases for cancellation	–	(3,750,000)	(1,250,000)

Series B – end of year	–	–	3,750,000

Series C – beginning of year	10,000,000	–	–
Issuances during the year	–	10,000,000	–

Series C – end of year	10,000,000	10,000,000	–

Series E – beginning of year	–	–	–
Issuances during the year	8,000,000	–	–

Series E – end of year	8,000,000	–	–

Series G – beginning of year	–	–	–
Issuances during the year	10,000,000	–	–

Series G – end of year	10,000,000	–	–

Series I – beginning of year	–	–	–
Issuances during the year	12,000,000	–	–

Series I – end of year	12,000,000	–	–

See accompanying notes.

Consolidated Statements of Cash Flows
for the years ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(US$ millions)

Operating activities
Net earnings	471.2	990.7	1,688.7
Amortization of premises and equipment and intangible assets	46.3	35.8	22.4
Net bond discount amortization	(36.9)	(29.5)	(3.9)
(Earnings) losses on investments, at equity	(50.9)	(23.3)	49.4
Future income taxes	(114.7)	12.8	(342.9)
Loss on significant commutations	–	3.6	84.2
Net (gains) losses on available for sale securities	(780.9)	(111.2)	386.2
Other net losses (gains) on investments	592.4	(833.3)	(2,956.9)
Excess of fair value of net assets acquired over purchase price	(83.1)	–	–

	43.4	45.6	(1,072.8)
Changes in operating assets and liabilities (note 23)	(9.9)	(764.8)	1,192.7

Cash provided by (used in) operating activities	33.5	(719.2)	119.9

Investing activities
Net (purchases) sales of assets and liabilities classified as held for trading	(985.9)	320.4	3,157.3
Net sales (purchases) of securities designated as held for trading	779.0	(2,657.0)	(3,814.6)
Available for sale securities – purchases	(5,722.0)	(7,048.6)	(15,306.1)
– sales	6,957.3	10,363.0	16,443.9
Net (increase) decrease in restricted cash and cash equivalents	(22.4)	38.9	196.3
Net purchases of investments, at equity	(214.8)	(58.4)	(54.2)
Net purchases of premises and equipment and intangible assets	(38.6)	(49.1)	(23.7)
Net purchases of subsidiaries, net of cash acquired	(454.9)	(1,643.6)	(11.0)

Cash provided by (used in) investing activities	297.7	(734.4)	587.9

Financing activities
Subsidiary indebtedness
Issuances	20.5	8.2	–
Repayment	(31.0)	(21.0)	(13.2)
Long term debt – holding company
Issuances	269.6	362.0	–
Issuance costs	(1.8)	(3.4)	–
Repayment	–	(13.8)	(62.1)
Long term debt – subsidiary companies
Issuances	–	–	3.3
Consent solicitation costs	(6.0)	–	–
Repayment	(21.9)	(1.4)	(118.6)
Other long term obligations – holding company repayment	(5.8)	(10.9)	(4.9)
Net repurchases of subsidiary securities	(75.0)	(96.6)	(419.5)

FAIRFAX FINANCIAL HOLDINGS LIMITED

	2010	2009	2008
	(US$ millions)

Subordinate voting shares
Issuances	200.0	1,000.0	–
Issuance costs	(0.3)	(17.0)	–
Repurchases	(16.8)	(122.9)	(282.0)
Preferred shares
Issuances	724.0	232.3	–
Issuance costs	(22.8)	(7.3)	–
Repurchases	–	(143.8)	(48.0)
Purchase of subordinate voting shares for treasury	(26.8)	(12.8)	(0.2)
Common share dividends	(200.8)	(140.8)	(88.9)
Preferred share dividends	(31.4)	(10.5)	(10.1)
Dividends paid to non-controlling interests	–	(7.3)	(25.6)

Cash provided by (used in) financing activities	773.7	993.0	(1,069.8)

Foreign currency translation	13.3	91.8	(224.8)

Increase (decrease) in cash and cash equivalents	1,118.2	(368.8)	(586.8)
Cash and cash equivalents – beginning of year	2,156.9	2,525.7	3,112.5

Cash and cash equivalents – end of year	3,275.1	2,156.9	2,525.7

	December 31,
	2010	2009	2008
	(US$ millions)

Cash and cash equivalents are included in the consolidated balance sheet as follows:
Holding company cash and short term investments (including assets pledged for short sale and derivative obligations)	337.3	139.9	293.8
Subsidiary cash and short term investments (including assets pledged for short sale and derivative obligations)	3,036.7	2,093.3	2,347.1
Subsidiary restricted cash and short term investments	(98.9)	(76.3)	(115.2)

	3,275.1	2,156.9	2,525.7

Supplementary information
Interest paid	186.3	148.5	160.2
Taxes paid	182.6	823.3	483.8

See accompanying notes.

Notes to Consolidated Financial Statements
for the years ended December 31, 2010, 2009 and 2008
(in US$ and $millions except per share amounts and as otherwise indicated)

1.	Business Operations

Fairfax Financial Holdings Limited (“the company” or “Fairfax”) is a financial services holding company which, through its subsidiaries, is principally engaged in property and casualty insurance and reinsurance and the associated investment management. The holding company is incorporated and domiciled in Ontario, Canada.

2.	Summary of Significant Accounting Policies

The preparation of consolidated financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods covered by the financial statements. Critical accounting estimates and judgments are described in note 3.

As a financial services holding company, the consolidated balance sheet is presented based on liquidity rather than using a current and non-current classification.

The principal accounting policies applied to the presentation of these consolidated financial statements are set out below. These policies have been consistently applied to all years presented unless otherwise stated.

Principles of consolidation
Subsidiaries – The company’s consolidated financial statements include the assets, liabilities, equity, revenues, expenses and cash flows of the holding company and its subsidiaries. A subsidiary is an entity which is controlled, directly or indirectly, through ownership of more than 50% of the outstanding voting rights, or where Fairfax otherwise has the power to govern the financial and operating policies so as to obtain benefits from its activities. Assessment of control is based on the substance of the relationship between the company and the entity and includes consideration of both existing voting rights and, if applicable, potential voting rights that are exercisable and convertible. The operating results of subsidiaries acquired are included in the consolidated financial statements from the date of acquisition. The operating results of subsidiaries that have been divested during the year are included up to the date control ceased and any difference between the fair value of the consideration received and the carrying value of the subsidiary are recognized in the consolidated statement of earnings. All intercompany balances, profits and transactions are eliminated in full.

The consolidated financial statements are prepared as of December 31, based on individual company financial statements at the same date. Accounting policies of subsidiaries have been aligned where necessary to ensure consistency with those of Fairfax.

The consolidated financial statements include the accounts of the company and all of its subsidiaries at December 31, 2010. The principal subsidiaries are:

Canadian Insurance

Northbridge Financial Corporation
(Northbridge)

U.S. Insurance

Crum & Forster Holdings Corp. (Crum & Forster)

Zenith National Insurance Corp. (Zenith National)

Asian Insurance

Fairfax Asia consists of:

Falcon Insurance Company Limited (Falcon)

First Capital Insurance Limited (First Capital)

ICICI Lombard General Insurance Company Limited
(26% equity accounted interest) (ICICI Lombard)

Reinsurance and Insurance

Odyssey Re Holdings Corp. (OdysseyRe)

Advent Capital (Holdings) PLC (Advent)

Polskie Towarzystwo Reasekuracji Spólka Akcyjna (Polish Re)

Fairfax Brasil Seguros Corporativos S.A. (Fairfax Brasil)

Group Re, which underwrites business in:

CRC Reinsurance Limited (CRC Re)

Wentworth Insurance Company Ltd. (Wentworth)

FAIRFAX FINANCIAL HOLDINGS LIMITED

Runoff

TIG Insurance Company (TIG)

Fairmont Specialty Group Inc. (Fairmont)

General Fidelity Insurance Company (GFIC)

RiverStone Insurance (UK) Limited (RiverStone (UK))

RiverStone Managing Agency Limited

nSpire Re Limited (nSpire Re)

Other

Hamblin Watsa Investment Counsel Ltd.
(Hamblin Watsa) (investment management)

Ridley Inc. (Ridley) (animal nutrition)

All subsidiaries are wholly-owned except for Ridley with a 73.5% interest (2009 – 71.0%; 2008 - 67.9%). Prior to the privatization transactions in 2009 as described in note 19, the company owned 70.4%, 63.6% and 66.6% of OdysseyRe, Northbridge and Advent respectively, at December 31, 2008. During 2010, the company acquired 100% ownership interests in Zenith National and GFIC pursuant to the transactions as described in note 19.

The holding company is a financial services holding company with significant liquid resources that are generally not restricted by insurance regulators. The operating subsidiaries are primarily insurers and reinsurers that are often subject to a wide variety of insurance and other laws and regulations that vary by jurisdiction and are intended to protect policyholders rather than investors. These laws and regulations may limit the ability of operating subsidiaries to pay dividends or make distributions to parent companies. The company’s consolidated balance sheet and consolidated statement of cash flows therefore makes a distinction in classification between the holding company and the operating subsidiaries for cash and short term investments and long term debt, to provide additional insight into the company’s liquidity, financial leverage and capital structure.

Non-controlling interests – A non-controlling interest is initially recognized at the proportionate share of the identifiable net assets of the subsidiary on the date of its acquisition and is subsequently adjusted for the non-controlling interest’s share in changes of the acquired subsidiary’s earnings and capital.

Investments, at equity – Investments, at equity are accounted for using the equity method and are comprised of investment in corporations, limited partnerships and trusts where the company has the ability to exercise significant influence but not control. Significant influence is presumed to exist when the company owns, directly or indirectly, between 20% and 50% of the outstanding voting rights of the investee. Assessment of significant influence is ultimately based on the substance of the relationship between the company and the investee. These investments are reported in investments, at equity in the consolidated balance sheets, with the company’s share of earnings (loss) and other comprehensive income (loss) of the investee reported in interest and dividends in the consolidated statements of earnings and in the corresponding line in the company’s consolidated statements of comprehensive income respectively. Gains and losses realized on dispositions and charges to reflect impairment in the value of equity method investments are included in net gains (losses) on investments. Under the equity method of accounting, an investment in common shares, a partnership or a joint venture is initially recognized at cost and adjusted thereafter for the post-acquisition change in the company’s share of net assets of the investee. Any excess of the cost of acquisition over the company’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities at the date of acquisition is recognized as goodwill, and is included within the carrying amount of the investment. Foreign equity method investees are translated in the same manner as foreign subsidiaries. At each reporting date, and more frequently when conditions warrant, management evaluates those investments, at equity for which carrying value exceeds fair value. If management’s assessment indicates that the impairment in value is other than temporary, the investment is written down to its fair value and an impairment loss is recognized in net gains (losses) on investments in the consolidated statement of earnings.

Investments which were recorded on the equity method of accounting at December 31, 2010 and the company’s ownership interests for those investments in prior years were as follows:

	2010	2009	2008

Gulf Insurance Company (“Gulf Insurance”)	41.3%	–	–
Cunningham Lindsey Group Limited (“CLGL”)	43.6%	43.6%	45.7%
ICICI Lombard	26.0%	26.0%	26.0%
Falcon Insurance PLC (“Falcon Thailand”)	40.5%	40.5%	24.9%
International Coal Group, Inc. (“ICG”)	–	27.7%	19.7%
Singapore Reinsurance Corporation Limited (“Singapore Re”)	22.2%	20.0%	8.7%
The Brick Group Income Fund (“The Brick”)	17.3%	12.8%	13.0%
Polskie Towarzystwo Ubezpieczen S.A. (“PTU”)	22.7%	22.7%	–
MEGA Brands Inc. (“MEGA”)	16.5%	–	–
Fibrek Inc. (“Fibrek”)	25.8%	19.2%	19.2%

During 2010 and 2009, the company changed its accounting treatment from available for sale to the equity method of accounting for its investments in Fibrek and MEGA, and Singapore Re, The Brick and ICG respectively, on a prospective basis as described below under the heading of “Changes to the Application of the Equity Method of Accounting”. Subsequently, during 2010, the accounting treatment for ICG was changed from the equity method of accounting to available for sale as the result of a partial disposition. During 2010, the company completed the acquisition of a 41.3% interest in Gulf Insurance and commenced recording this investment on the equity method of accounting on the acquisition date of September 28, 2010, as described in note 19.

Business combinations
Refer to “Changes in accounting policies – current year” below.

Goodwill and intangible assets
Goodwill – Goodwill is recorded as the excess of the consideration transferred over the fair value of the identifiable net assets acquired less accumulated impairment charges and is allocated to the reporting units expected to benefit from the acquisition for the purpose of impairment testing. On an annual basis or more frequently if there are potential indicators of impairment, the company assesses the carrying value of goodwill based on the underlying fair value of the reporting units. Potential impairment is identified when the carrying value of a reporting unit, including its allocated goodwill, exceeds its fair value. Goodwill impairment is measured as the excess of the carrying amount of a reporting unit’s allocated goodwill over the implied fair value of the goodwill, and is charged to operating expenses in the consolidated statements of earnings. Impairment charges cannot be reversed for subsequent increases in a reporting unit’s fair value. The estimated fair values are sensitive to the assumptions used in the valuations.

To the extent that the consideration transferred is less than the fair value of identifiable net assets acquired in a business combination, the excess is recognized in the consolidated statement of earnings.

Goodwill is derecognized on disposal of a subsidiary, with the difference between the proceeds and carrying value of the subsidiary (inclusive of goodwill and unrealized balances recorded in accumulated other comprehensive income) recorded in the consolidated statement of earnings.

Intangible assets – Intangible assets are comprised primarily of customer and broker relationships, brand names, computer software (including enterprise systems) and other acquired identifiable non-monetary assets without physical form.

Intangible assets are initially recognized at cost (fair value when acquired through a business combination) and are subsequently measured at cost less accumulated amortization where amortization is calculated using the straight-line method based on the estimated useful life of those intangible assets with a finite life. The intended use, expected life and economic benefit to be derived from intangible assets with a finite life are evaluated by the company when there are potential indicators of impairment. Indefinite-lived intangible assets are not subject to amortization but are assessed for impairment on an annual basis or more frequently if there are potential indicators of impairment.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The estimated useful lives of the company’s intangible assets are as follows:

Customer and broker relationships	8 to 20 years
Brand names	Indefinite lives
Computer software	3 to 15 years

Foreign currency translation
Functional and presentation currency – The company and all of its subsidiaries prepare their financial statements in the currency used in the primary economic environment in which they operate (the functional currency). The consolidated financial statements are presented in U.S. dollars which is the holding company’s functional currency and the presentation currency of the consolidated group.

Transactions and items in the consolidated balance sheet in foreign currencies – Foreign currency transactions are translated into the functional currencies of the holding company and its subsidiaries using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of earnings except for unrealized foreign exchange gains and losses arising on monetary investments classified as available for sale. These unrealized gains and losses are recorded in other comprehensive income (loss) until realized, at which time the cumulative gain or loss is reclassified to net gains (losses) on investments in the consolidated statement of earnings. Non-monetary items carried at cost are translated using the exchange rate at the date of the transaction. Non-monetary items carried at fair value are translated at the date the fair value is determined.

Translation of foreign subsidiaries – The functional currencies of some of the company’s subsidiaries (principally in Canada, the United Kingdom and Asia) differ from the consolidated group U.S. dollar presentation currency. As a result, the assets and liabilities of these subsidiaries are translated on consolidation at the year-end rates of exchange prevailing at the balance sheet date. Revenues and expenses are translated at the average rate of exchange for the year. The net unrealized gain or loss resulting from this translation is recognized in accumulated other comprehensive income.

On consolidation, translation gains and losses arising from the translation of a monetary item that forms part of the net investment in a foreign operation are recognized in accumulated other comprehensive income. Upon disposal or reduction of a foreign operation, the related net translation gain or loss is reclassified from accumulated other comprehensive income to the consolidated statement of earnings as a component of the net gain or loss on disposition.

Goodwill and fair value adjustments arising on the acquisition of a foreign operation are treated as assets and liabilities of that foreign operation and translated at the year-end rates of exchange and translation gains and losses are recognized in accumulated other comprehensive income.

Net investment hedge – In a net investment hedging relationship, the gains and losses relating to the effective portion of the hedge are recorded in other comprehensive income. The gains and losses relating to the ineffective portion of the hedge are recorded in net gains (losses) on investments in the consolidated statements of earnings. Gains and losses in accumulated other comprehensive income are recognized in net earnings when the hedged net investment in foreign operations is reduced.

Comprehensive income (loss)
Comprehensive income (loss) consists of net earnings and other comprehensive income (loss) and includes all changes in total equity during a period, except for those resulting from investments by owners and distributions to owners. Unrealized gains and losses on financial assets classified as available for sale, unrealized foreign currency translation amounts arising from self-sustaining foreign operations, and changes in the fair value of the effective portion of cash flow hedging instruments on hedges of net investments in self-sustaining foreign operations are recorded in the consolidated statement of comprehensive income and included in accumulated other comprehensive income (loss) until recognized in the consolidated statement of earnings. Accumulated other comprehensive income (net of income taxes) is included on the consolidated balance sheet as a separate component of shareholders’ equity.

Consolidated statements of cash flows
The company’s consolidated statements of cash flows are prepared in accordance with the indirect method, classifying cash flows as cash flows from operating, investing and financing activities.

Cash and cash equivalents – Cash and cash equivalents consist of holding company and subsidiary cash and short term investments that are readily convertible into cash and have maturities of three months or less when purchased and exclude cash and short term investments that are restricted. Cash and cash equivalents includes cash on hand, deposits held at call with banks and other short-term highly liquid investments with maturities of three months or less when purchased. The carrying value of cash and cash equivalents approximates fair value.

Investments
Investments include cash and cash equivalents, short-term investments, non-derivative financial instruments, derivatives, real estate held for investment, investments, at equity and joint ventures.

Financial assets are classified or designated as held for trading, available for sale, held to maturity or loans and receivables. Financial liabilities are classified as held for trading or as other financial liabilities. Derivatives are classified as held for trading. Management determines the appropriate classifications of investments in fixed income and equity securities at their acquisition date.

Short-term investments – Short-term investments are investments with maturity dates between three months and twelve months when purchased. The carrying values of short-term investments approximate fair value.

Held for trading – Held for trading financial assets and liabilities are purchased or incurred with the intention of generating profits in the near term (“classified as held for trading”) or are voluntarily so designated by the company (“designated as held for trading”). On initial recognition, the company generally designates financial instruments with embedded derivatives and has designated certain state and municipal bonds, as held for trading under the fair value option. Financial liabilities classified as held for trading comprise obligations related to securities sold short. Financial assets and liabilities and derivatives classified or designated as held for trading are carried at fair value in the consolidated balance sheet with realized and unrealized gains and losses recorded in net gains (losses) on investments in the consolidated statement of earnings and as an operating activity in the consolidated statement of cash flows. Dividends and interest earned, net of interest incurred are included in the consolidated statement of earnings in interest and dividends and as an operating activity in the consolidated statement of cash flows except for interest income from mortgage backed securities. Interest from mortgage backed securities is included in net gains (losses) on investments in the consolidated statement of earnings and as an operating activity in the consolidated statement of cash flows as these securities were acquired in a distressed market.

Available for sale – Non-derivative financial assets are classified or designated as available for sale when they are intended to be held for long term profitability and are other than those classified as loans and receivables, held to maturity or held for trading. Except for equity securities that do not have quoted market values in an active market, which are carried at cost, these financial assets are carried at fair value with changes in unrealized gains and losses, including the foreign exchange component thereof, recorded in other comprehensive income (loss) (net of tax) until realized or impaired, at which time the cumulative gain or loss is reclassified to net gains (losses) on investments in the consolidated statement of earnings and as an operating activity in the consolidated statement of cash flows. The amount of gains or losses on securities reclassified out of accumulated other comprehensive income (loss) into net earnings is determined based on average cost. Interest income from available for sale securities, including amortization of premiums and accretion of discounts, is calculated using the effective interest method. Dividends on equity investments are recognized on the date at which the investment is priced ‘ex dividend’. Interest and dividend income are recorded in the consolidated statement of earnings in interest and dividends and as an operating activity in the consolidated statement of cash flows.

Held to maturity – Non-derivative financial assets that have a fixed maturity date, other than loans and receivables, for which the company has the intent and ability to hold to maturity or redemption are classified as held to maturity and reported at amortized cost. The company has not classified any financial assets as held to maturity.

Other than temporary impairments – At each reporting date, and more frequently when conditions warrant, management evaluates all available for sale securities with unrealized losses to determine whether those unrealized losses are other than temporary and should be recognized in net earnings (loss) rather than accumulated other comprehensive income (loss). This determination is based on consideration of numerous factors including: (i) the

FAIRFAX FINANCIAL HOLDINGS LIMITED

length of time and extent to which the fair value has been less than its cost or amortized cost; (ii) the severity of the impairment; (iii) the cause of the impairment and the financial condition and near-term prospects of the issuer; (iv) the issuer’s performance as compared to its competitors and industry averages; (v) views published by third party research analysts; and (vi) the company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery of fair value. If management’s assessment indicates that the impairment in value is other than temporary, or the company does not have the intent or ability to hold the security until its fair value recovers, the security is written down to its fair value at the balance sheet date, and a loss is recognized in net gains (losses) on investments in the consolidated statement of earnings. For debt instruments classified as available for sale, subsequent reversals of impairment losses are required when, in a subsequent reporting period, the fair value of the instrument increases and the increase can be objectively related to an event occurring after the loss was recognized.

Recognition and measurement of non-derivative financial instruments – The company recognizes purchases and sales of financial assets on the trade date, which is the date on which the company commits to purchase or sell the asset. Transactions pending settlement are reflected in the consolidated balance sheet in accounts receivable and other or in accounts payable and accrued liabilities.

Transaction costs related to financial assets and liabilities classified or designated as held for trading are expensed as incurred. Transaction costs related to available for sale financial assets and long term debt are capitalized to the cost of the asset or netted against the liability on initial recognition and are recorded in other comprehensive income (loss) or amortized in the consolidated statement of earnings, respectively.

A financial asset is derecognized when the rights to receive cash flows from the investment have expired or when the company has transferred control of the asset.

Determination of fair value – Fair values for substantially all of the company’s financial instruments are measured using market or income approaches. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, actual values realized in future market transactions may differ from the estimates presented in these consolidated financial statements. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value. The fair values of financial instruments are based on bid prices for financial assets and offer prices for financial liabilities. The company categorizes its fair value measurements according to a three level hierarchy described below:

Level 1 – Inputs represent unadjusted quoted prices for identical instruments exchanged in active markets. The fair values of the majority of the company’s common stocks, equity call options and certain warrants are based on published quotes in active markets.

Level 2 – Inputs include directly or indirectly observable inputs (other than Level 1 inputs) such as quoted prices for similar financial instruments exchanged in active markets, quoted prices for identical or similar financial instruments exchanged in inactive markets and other market observable inputs. The fair value of the majority of the company’s investments in bonds, derivative contracts (total return swaps and credit default swaps) and certain warrants are based on third party broker-dealer quotes.

The fair values of investments in certain limited partnerships classified as common stocks on the consolidated balance sheets are based on the net asset values received from the general partner, adjusted for liquidity as required and are classified as Level 2 when they may be liquidated or redeemed within three months or less of providing notice to the general partner. Otherwise, investments in limited partnerships are classified as Level 3 within the fair value hierarchy.

Level 3 – Inputs include unobservable inputs used in the measurement of financial instruments. Management is required to use its own assumptions regarding unobservable inputs as there is little, if any, market activity in these assets or liabilities or related observable inputs that can be corroborated at the measurement date.

The company assesses the reasonableness of pricing received from third party broker-dealers by comparing the fair values received from broker-dealers to recent transaction prices for similar assets where available, to industry accepted discounted cash flow models (that incorporate estimates of the amount and timing of future cash flows and market observable inputs such as credit spreads and discount rates) and to option pricing models (that incorporate market observable inputs including the quoted price, volatility and dividend yield of the underlying security and the risk free rate).

The company assesses the reasonableness of the fair values of consumer price indices (“CPI”) linked derivative contracts by comparing the fair values received from broker-dealers to values determined using option pricing models that incorporate market observable and unobservable inputs such as the current value of the relevant CPI index underlying the derivative, the inflation swap rate, nominal swap rate and inflation volatility and by comparing to recent market transactions where available. The fair values of CPI-linked derivative contracts are sensitive to assumptions such as market expectations of future rates of inflation and related inflation volatilities.

Real estate – Real estate, unoccupied by the company and held for investment purposes (including capital appreciation or long-term rental yield) is initially recorded at cost (including transaction costs) and is subsequently carried at historical cost less accumulated amortization and any accumulated impairment losses. The gain or loss on disposal of real estate held for investment is based on the difference between the proceeds received and the carrying value of the investment and is recognized in net gains (losses) on investments in the consolidated statement of earnings.

Loans and receivables and other financial liabilities
Loans and receivables and other financial liabilities are initially recognized at fair value and subsequently measured at amortized cost using the effective interest rate method. For loans and receivables, when there is no longer reasonable assurance of timely collection, an impairment loss is recognized in consolidated net earnings to reflect the difference between the carrying amount and the estimated realizable amount. The estimated realizable amount is the present value of the expected future cash flows discounted at the original effective interest rate.

Accounts receivable and accounts payable are recognized initially at fair value. Due to their short-term nature, carrying value is considered to approximate fair value.

Securities sold short and derivative financial instruments
Securities sold short – Securities sold short represent obligations to deliver securities which were not owned at the time of the sale. These obligations are carried at fair value with changes in fair value recorded in net gains (losses) on investments where fair value is determined based on Level 1 inputs (described above).

Derivative financial instruments – Derivative financial instruments may include interest rate, credit default, currency and total return swaps, CPI-linked, futures, forwards and option contracts all of which derive their value mainly from changes in underlying interest rates, foreign exchange rates, credit ratings, commodity values or equity instruments. A derivative contract may be traded on an exchange or over-the-counter (“OTC”). Exchange-traded derivatives are standardized and include futures and certain option contracts. OTC derivative contracts are individually negotiated between contracting parties and may include the company’s forwards, CPI-linked derivatives and swaps.

The company uses derivatives to mitigate financial risks arising principally from its investment holdings and reinsurance recoverables. Derivatives that are not specifically designated or that do not meet the requirements for hedge accounting are carried at fair value on the consolidated balance sheet with changes in fair value recorded in net gains (losses) on investments in the consolidated statement of earnings and as an investing activity in the consolidated statement of cash flows. All derivatives are monitored by the company for effectiveness in achieving their risk management objectives. The determination of fair value for the company’s derivative financial instruments where quoted market prices in active markets are unavailable is described in note 4. During 2010 and 2009, the company did not designate any financial assets or liabilities (including derivatives) as accounting hedges except for the net investment hedge as described in note 5.

The fair value of derivatives in a gain position is presented on the consolidated balance sheets in derivatives and other invested assets in portfolio investments and in the cash, short term investments and marketable securities of the holding company. The fair value of derivatives in a loss position and obligations to purchase securities sold short, if any, are presented on the consolidated balance sheets in short sale and derivative obligations. The initial premium paid for a derivative contract, if any, would be recorded as a derivative asset and subsequently adjusted for changes in the market value of the contract at each balance sheet date. Changes in the market value of a contract are recorded as net gains (losses) on investments in the company’s consolidated statements of earnings at each balance sheet date, with a corresponding adjustment to the carrying value of the derivative asset or liability.

The fair value of the majority of the company’s equity call options and certain warrants are based on published quotes in an active market considered to be Level 1 inputs (described above). The fair value of the majority of the company’s derivative contracts (total return swaps and credit default swaps) and certain warrants are based on third party broker-

FAIRFAX FINANCIAL HOLDINGS LIMITED

dealer quotes considered to be Level 2 inputs (described above). Included in Level 3 are investments in CPI-linked derivatives that are valued using broker-dealer quotes which management has determined utilize market observable inputs except for the inflation volatility input which is not market observable.

Cash collateral received from or paid to counterparties as security for derivative contract assets or liabilities respectively is included in liabilities or assets in the consolidated balance sheet. Securities received from counterparties as collateral are not recorded as assets. Securities delivered to counterparties as collateral continue to be reflected as assets in the consolidated balance sheet as assets pledged for short sale and derivative obligations.

Insurance contracts
Revenue recognition – Premiums written are deferred as unearned premiums and recognized as revenue, net of premiums ceded, on a pro rata basis over the terms of the underlying policies. Net premiums earned are reported gross of premium taxes which are included in operating expenses. Certain reinsurance premiums are estimated at the individual contract level, based on historical patterns and experience from the ceding companies for contracts where reports from ceding companies for the period are not contractually due until after the balance sheet date. The cost of reinsurance purchased by the company (premiums ceded) is included in recoverable from reinsurers and is amortized over the contract period in proportion to the amount of insurance protection provided. Unearned premium represents the portion of the premiums written relating to periods of insurance and reinsurance coverage subsequent to the balance sheet date.

Deferred premium acquisition costs – Certain costs of acquiring insurance contracts, consisting of brokers’ commissions and premium taxes are deferred and charged to income as the related premiums are earned. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premium, which considers anticipated losses and loss adjustment expenses and estimated remaining costs of servicing the business based on historical experience. The ultimate recoverability of deferred premium acquisition costs is determined without regard to investment income.

Provision for claims – The company is required by applicable insurance laws, regulations and Canadian GAAP to establish reserves for payment of losses and loss adjustment expenses that arise from the company’s general insurance products and the runoff of its former insurance operations. These reserves represent the expected ultimate cost to settle claims occurring prior to, but still outstanding as of, the balance sheet date. The company establishes its reserves by product line, type and extent of coverage and year of occurrence. Loss reserves fall into two categories: reserves for reported losses and reserves for incurred but not yet reported (“IBNR”) losses. Additionally, reserves are held for loss adjustment expenses, which contain the estimated legal and other expenses expected to be incurred to finalize the settlement of the losses. Losses and loss adjustment expenses are charged to income as incurred.

The company’s reserves for reported losses and loss adjustment expenses are based on estimates of future payments to settle reported general insurance claims and claims from the run-off of its former insurance operations. The company bases such estimates (case reserves) on the facts available at the time the reserves are established and for reinsurance, based on reports and individual case estimates received from ceding companies. The company generally establishes these reserves on an undiscounted basis (except that amounts arising from certain workers’ compensation business are discounted as discussed below) to recognize the estimated costs of bringing pending claims to final settlement, taking into account inflation, as well as other factors that can influence the amount of reserves required, some of which are subjective and some of which are dependent on future events. In determining the level of reserves, the company considers historical trends and patterns of loss payments, pending levels of unpaid claims and types of coverage. In addition, court decisions, economic conditions and public attitudes may affect the ultimate cost of settlement and, as a result, the company’s estimation of reserves. Between the reporting and final settlement of a claim circumstances may change, which would result in changes to established reserves. Items such as changes in law and interpretations of relevant case law, results of litigation, changes in medical costs, as well as costs of vehicle and building repair materials and labour rates can substantially impact ultimate settlement costs. Accordingly, the company reviews and re-evaluates claims and reserves on a regular basis. Any resulting adjustments are included in the consolidated statement of earnings in the period the adjustment is made. Amounts ultimately paid for losses and loss adjustment expenses can vary significantly from the level of reserves originally set or currently recorded.

The estimated liabilities for workers’ compensation indemnity lifetime benefit claims are carried in the consolidated balance sheet at discounted amounts. The company uses tabular reserving for the indemnity lifetime benefit liabilities with standard mortality assumptions, and discounts such reserves using interest rates of 3.5% to 5.0%.

The periodic discount accretion is included in the consolidated statement of earnings as a component of losses on claims.

The company also establishes reserves for IBNR claims, generally on an undiscounted basis, to recognize the estimated cost of losses for events which have already occurred but which have not yet been notified. These reserves are established to recognize the estimated costs required to bring claims for these not yet reported losses to final settlement. As these losses have not yet been reported, the company relies upon historical information and statistical models, based on product line, type and extent of coverage, to estimate its IBNR liability. The company also uses reported claim trends, claim severities, exposure growth, and other factors in estimating its IBNR reserves. The company revises these reserves as additional information becomes available and as claims are actually reported.

The time required to learn of and settle claims is an important consideration in establishing the company’s reserves. Short-tail claims, such as for property damage, are normally reported soon after the incident and are generally settled within months following the reported incident. Long-tail claims, such as pollution, asbestos and product liability, can take years to develop and additional time to settle. For long-tail claims, information concerning the event, such as the required medical treatments and the measures and costs required to clean up pollution, may not be readily available. Accordingly, the reserving analysis of long-tail lines of business is generally more difficult and subject to greater uncertainties than for short-tail claims.

Since the company does not establish reserves for catastrophes in advance of the occurrence of such events, these events may cause volatility in the levels of incurred losses and reserves, subject to the effects of reinsurance recoveries. This volatility may also be contingent upon political and legal developments after the occurrence of the event.

Estimation techniques – Claims and premium liabilities provisions are determined based upon previous claims experience, knowledge or events and the terms and conditions of the relevant policies and on interpretation of circumstances. Particularly relevant is experience with similar cases and historical claims payment trends. The approach also includes the consideration of the development of loss payment trends, the potential longer term significance of large events, the levels of unpaid claims, legislative changes, judicial decisions and economic and political conditions.

Where possible the company applies multiple techniques in estimating required provisions. This gives greater understanding of the trends inherent in the data being projected. The company’s estimates of losses and loss expenses are reached after a review of several commonly accepted actuarial projection methodologies and a number of different bases to determine these provisions. These include methods based upon the following:

•	the development of previously settled claims, where payments to date are extrapolated for each prior year;

•	estimates based upon a projection of claims numbers and average cost;

•	notified claims development, where notified claims to date for each year are extrapolated based upon observed development of earlier years; and,

•	expected loss ratios.

In addition, the company uses other techniques such as aggregate benchmarking methods for specialist classes of business. In selecting its best estimate, the company considers the appropriateness of the methods and bases to the individual circumstances of the provision class and underwriting year. The process is designed to select the most appropriate best estimate.

Large claims impacting each relevant business class are generally assessed separately, being measured either at the face value of the loss adjusters’ estimates or projected separately in order to allow for the future development of large claims.

Provisions are calculated gross of any reinsurance recoveries. A separate estimate is made of the amounts that will be recoverable from reinsurers based upon the gross provisions and having due regard to collectability.

The claims provisions are subject to review at the subsidiary level, the corporate level by the company’s Chief Risk Officer and by independent third party actuaries. In addition, for major classes where the risks and uncertainties inherent in the provisions are greatest, ad hoc detailed reviews are undertaken by advisers who are able to draw upon their specialist expertise and a broader knowledge of current industry trends in claims development. The results of

FAIRFAX FINANCIAL HOLDINGS LIMITED

these reviews are considered when establishing the appropriate levels of provisions for outstanding claims and unexpired periods of risk.

Uncertainties – The uncertainty arising under insurance contracts may be characterized under a number of specific headings, such as uncertainty relating to:

•	whether an event has occurred which would give rise to a policyholder suffering an insured loss;

•	the extent of policy coverage and limits applicable;

•	the amount of insured loss suffered by a policyholder as a result of the event occurring; and,

•	the timing of a settlement to a policyholder for a loss suffered.

The degree of uncertainty will vary by policy class according to the characteristics of the insured risks and the cost of a claim will be determined by the actual loss suffered by the policyholder.

There may be significant reporting lags between the occurrence of an insured event and the time it is actually reported to the company. Following the identification and notification of an insured loss, there may still be uncertainty as to the magnitude and timing of the settlement of the claim. There are many factors that will determine the level of uncertainty such as inflation, inconsistent judicial interpretations and court judgments that broaden policy coverage beyond the intent of the original insurance, legislative changes and claims handling procedures.

The establishment of insurance liabilities is an inherently uncertain process and, as a consequence of this uncertainty, the eventual cost of settlement of outstanding claims and unexpired risks can vary substantially from the initial estimates in the short term, particularly for the company’s long tail lines of business. The company seeks to provide appropriate levels of claims provisions and provision for unexpired risks taking the known facts and experience into account.

The company has exposures to risks in each class of business within each operating segment that may develop and that could have a material impact upon the company’s financial position. The insurance risk diversity within the company’s portfolio of issued policies make it impossible to predict whether material development will occur and, if it does occur, the location and the timing of such an occurrence. The estimation of insurance liabilities involves the use of judgments and assumptions that are specific to the insurance risks within each territory and the particular type of insurance risk covered. The diversity of the insurance risks results in it being difficult to identify individual judgments and assumptions that are more likely than others to have a material impact on the future development of the insurance liabilities.

Asbestos and environmental claims are examples of specific risks which may develop materially. The estimation of the provisions for the ultimate cost of claims for asbestos and environmental pollution is subject to a range of uncertainties that is generally greater than those encountered for other classes of insurance business. As a result it is not possible to determine the future development of asbestos and environmental claims with the same degree of reliability as with other types of claims, particularly in periods when theories of law are in flux. Consequently, traditional techniques for estimating claims provisions cannot be wholly relied upon and the company employs specialized techniques to determine provisions using the extensive knowledge of both internal and external asbestos and environmental pollution experts and legal advisors.

Factors contributing to this higher degree of uncertainty include:

•	long delays in reporting claims from the date of exposure (for example, cases of mesothelioma can have a latent period of up to 40 years) making estimation of the ultimate number of claims expected to be received particularly difficult;

•	issues of allocation of responsibility among potentially responsible parties and insurers;

•	emerging court decisions increasing or decreasing insurer liability;

•	tendencies for social trends and factors to influence court awards;

•	developments pertaining to the company’s ability to recover reinsurance for claims of this nature; and,

•	developments in the tactics of plaintiff lawyers and court decisions and awards.

Reinsurance
Reinsurance does not relieve the originating insurer of its liability and is reflected on the balance sheet on a gross basis to indicate the extent of credit risk related to reinsurance and the obligations to policyholders. Reinsurance assets include balances due from reinsurance companies for paid and unpaid losses and loss adjustment expenses and ceded unearned premiums. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Reinsurance is recorded gross in the consolidated balance sheet unless a legal right to offset against a liability owing to the same reinsurer exists.

Net premiums earned and losses on claims are recorded in the consolidated statement of earnings net of amounts ceded to, and recoverable from, reinsurers. Unearned premiums are reported before reduction for business ceded to reinsurers and the reinsurers’ portion is classified with recoverable from reinsurers in the consolidated balance sheet along with the estimates of the reinsurers’ shares of provision for claims determined on a basis consistent with the related claims liabilities.

In order to control the company’s exposure to loss from adverse development of reserves or reinsurance recoverables on pre-acquisition reserves of companies acquired or from future adverse development on long tail latent or other potentially volatile claims, and to protect capital, the company has for certain acquisitions obtained vendor indemnities or purchased excess of loss reinsurance protection from reinsurers.

Impairment – Reinsurance assets are assessed on a regular basis for any events that may trigger impairment. Triggering events may include legal disputes with third parties, changes in capital, surplus levels and in credit ratings of a counterparty, and historic experience regarding collectability from specific reinsurers.

If there is objective evidence that a reinsurance asset is impaired, the carrying amount of the asset is reduced to its recoverable amount. Impairment is considered to have taken place if it is probable that the company will not be able to collect the amounts due from reinsurers. The carrying amount of a reinsurance asset is reduced through the use of an allowance account, and the amount of the impairment loss is recognized in the consolidated statement of earnings. Provisions for previously impaired reinsurance assets may be reversed in subsequent financial reporting periods, provided that there is objective evidence that the conditions leading to the initial impairment have changed or no longer exist. On reversal of any such provisions, the carrying value of the reinsurance asset may not exceed its previously reported carrying value.

Provisions for uncollectible reinsurance are recorded in the consolidated statement of earnings in the period in which the company determines that it is unlikely that the full amount or disputed amounts due from reinsurers will be collectible. When the probability of collection is remote either through liquidation of the reinsurer or settlement of the reinsurance balance, the uncollectible balance is written off from the provision account against the reinsurance balance.

Risk transfer – In addition to assessing whether significant insurance risk exists, reinsurance contracts are further assessed to ensure that underwriting risk, defined as the reasonable possibility of significant loss, and timing risk, defined as the reasonable possibility of a significant variation in the timing of cash flows, are transferred by the ceding or assuming company to the reinsurer. Those contracts that do not transfer both risks, referred to in total as insurance risk, are accounted for using the deposit method. A deposit asset or liability is recognized based on the consideration paid or received less any explicitly identified premiums or fees to be retained by the ceding company.

Premiums – Premiums payable in respect of reinsurance ceded, are recognized on the consolidated balance sheet in the period in which the reinsurance contract is entered into and include estimates for contracts in force which have not yet been finalized. Premiums ceded are recognized in the consolidated statement of earnings over the period of the reinsurance contract.

For excess of loss reinsurance treaties (other than vendor indemnities) or adverse development covers, the company generally pays the reinsurer a premium as losses from adverse development are ceded under the treaty. The company records the premium charge (earned premiums ceded to reinsurers), commissions earned on ceded reinsurance premiums and the related reinsurance recovery (claims incurred ceded to reinsurers) in its consolidated statement of earnings in the period in which the adverse development is incurred and ceded to the reinsurer.

Uncertainties – The company is exposed to disputes on, and defects in, contracts with its reinsurers and the possibility of default by its reinsurers. The company is also exposed to the credit risk assumed in fronting arrangements and to potential reinsurance capacity constraints.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The company’s credit risk on reinsurance recoverables is analyzed by its reinsurance security department which is responsible for setting appropriate provisions for reinsurers suffering financial difficulties. The provision for uncollectible reinsurance balance represents management’s estimate of specific credit-related losses, provisions for disputed and litigated balances, as well as losses that have been incurred but are not yet identifiable by individual reinsurer. The process for determining the provision involves quantitative and qualitative assessments using current and historical credit information and current market information. The process inherently requires the use of certain assumptions and judgements including: (i) assessing the probability of impairment; (ii) estimating ultimate recovery rates of impaired reinsurers; and (iii) determining the effects from potential offsets or collateral arrangements. Changes to these assumptions or using other reasonable judgements can materially affect the provision level and the company’s net earnings.

Income taxes
Future income taxes are calculated under the liability method whereby future income tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and their respective income tax bases at the current substantively enacted tax rates. Changes in future income tax assets and liabilities that are associated with components of other comprehensive income (loss) (primarily unrealized investment gains and losses) are charged or credited directly to other comprehensive income (loss). Otherwise, changes in future income tax assets and liabilities are included in the provision for income taxes. Changes in deferred income tax assets and liabilities attributable to changes in substantively enacted tax rates are charged or credited to provision for income tax expense in the period of substantive enactment. Losses for tax purposes are recorded as future income tax assets if it is considered more likely than not that the losses can offset future taxable income in the respective jurisdiction. A valuation allowance is established if it is more likely than not, all or some portion of, the benefits related to a future income tax asset will not be realized.

Future income tax assets and liabilities are offset when the income taxes are levied by the same taxation authority and when there is a right of offset.

Premises and equipment
Premises and equipment is recorded at historical cost less accumulated amortization and any accumulated impairment losses. Historical cost includes expenditures that are directly attributable to the acquisition of the asset. The company reviews for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. The recoverable amount is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. If an asset is impaired, the carrying value is reduced to the asset’s fair value with an offsetting charge recorded in the consolidated statement of earnings. The cost of premises and equipment is depreciated on a straight-line basis over the asset’s estimated useful life.

Depreciation expense is recorded in operating expenses within the consolidated statement of earnings. All repairs and maintenance costs are charged to operating expense in the period incurred. The cost of a major renovation is included in the carrying amount of the asset when it is probable that future economic benefits will flow to the company, and depreciated over the remaining useful life of the asset.

Animal nutrition products
Revenues from the sale of animal nutrition products are recognized when the price is fixed or determinable, collection is reasonably assured and the product has been shipped to the customer from the plant or facility. These revenues and the related cost of inventories sold are recorded in other revenue and other expenses respectively, in the consolidated statement of earnings.

At December 31, 2010, the consolidated balance sheet includes $47.1 ($49.8 at December 31, 2009) of inventory recorded in other assets which are measured at the lower of cost or net realizable value on a first-in, first-out basis. Inventories are written down to net realizable value when the cost of inventories is estimated to be greater than the anticipated selling price.

Long term debt
Borrowings (debt issued) are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in earnings over the period of the borrowings using the effective interest rate method.

Equity
Common stock is classified as equity when there is no contractual obligation to transfer cash or other financial assets to the holder of the shares. Incremental costs directly attributable to the issue or repurchase for cancellation of equity instruments are recognized in equity, net of tax.

Treasury shares are equity instruments reacquired by the company which have not been cancelled and are deducted from equity, regardless of the objective of the transaction. The company acquires its own subordinate voting shares on the open market for use in its senior share plans. No gain or loss is recognized in the consolidated statement of earnings on the purchase, sale, issue or cancellation of the instruments. When sold, the difference between the carrying amount and the proceeds is reflected in retained earnings. The consideration paid or received is recognized directly in equity.

Dividends and other distributions to holders of equity instruments are recognized directly in equity, net of tax.

Net earnings per share attributable to shareholders of Fairfax
Net earnings (loss) per share – Basic net earnings (loss) per share is calculated by dividing the net earnings (loss) attributable to shareholders of Fairfax, after the deduction of preferred dividends declared and the excess over stated value of preferred shares purchased for cancellation, by the weighted average number of subordinate and multiple voting shares issued and outstanding during the year, excluding subordinate voting shares purchased by the company and held as treasury shares.

Net earnings (loss) per diluted share – Diluted earnings (loss) per share is calculated by adjusting the weighted average number of subordinate and multiple voting shares outstanding during the year for the dilutive effect of share-based compensation and convertible debt.

Pensions and post retirement benefits
The company’s subsidiaries have a number of arrangements in Canada, the United States and the United Kingdom that provide pension and post retirement benefits to retired and current employees. The holding company has no arrangements or plans that provide defined benefit pension or post retirement benefits to retired or current employees. Pension arrangements of the subsidiaries include defined benefit statutory pension plans, as well as supplemental arrangements that provide pension benefits in excess of statutory limits. These plans are a combination of defined benefit plans and defined contribution plans. The assets of these plans are held separately from the company’s general assets in separate pension funds.

Defined contribution plan – A defined contribution plan is a pension plan under which the company pays fixed contributions. Contributions to defined contribution pension plans are charged to operating expenses in the period in which the employment services qualifying for the benefit are provided. The company has no further payment obligations once the contributions have been paid.

Defined benefit plan – A defined benefit plan is a plan that defines an amount of pension or other post retirement benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and salary.

For defined benefit pension and other post retirement benefit plans, the benefit obligations, net of the fair value of plan assets, and adjusted for unrecognized items consisting of prior service costs, transitional assets and obligations and net actuarial gains and losses, are accrued in the consolidated balance sheet. For each plan, the company has adopted the following policies:

(i)	Actuarial valuations of benefit liabilities for pension and post retirement benefit plans are performed as at December 31 of each year for all benefit plans using the projected benefit method prorated on service, based on management’s assumptions on the discount rate, rate of compensation increase, retirement age, mortality and the trend in the health care cost rate. The discount rate is determined by management with reference to market conditions at year end. Other assumptions are determined with reference to long-term expectations.

(ii)	Expected return on plan assets is calculated based on the fair value of those assets.

(iii)	Actuarial gains (losses) arise from the difference between the actual rate of return and the expected long term rate of return on plan assets for that period or from changes in actuarial assumptions used to

FAIRFAX FINANCIAL HOLDINGS LIMITED

determine the benefit obligation. Only gains or losses in excess of 10% of the greater of the benefit obligations or the fair value of plan assets are amortized over the average remaining service period of active employees.

(iv)	Prior service costs arising from plan amendments are amortized on the straight line basis over the average remaining service period of employees active at the date of amendment.

(v)	When a restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

Certain of the defined post retirement benefits covering medical care and life insurance are funded internally.

Share-based compensation
The company has restricted share plans or equivalent for management of the holding company and its subsidiaries with vesting periods of up to ten years from the date of grant. The fair value of restricted share awards is estimated on the date of grant based on the market price of the company’s stock and is amortized to compensation expense over the related vesting periods. When a restricted share award vests in instalments over the vesting period (graded vesting), each instalment is accounted for as a separate arrangement. At each balance sheet date, the company revises its estimates of the number of restricted share awards expected to vest.

Operating leases
The company and its subsidiaries are lessees under various operating leases relating to premises, automobiles and equipment. The leased assets are not recognized on the balance sheet. Payments made under operating leases (net of any incentives received from the lessor) are charged to income on a straight-line basis over the period of the lease, unless another systematic basis is representative of the time pattern of the user’s benefit even if the payments are not on that basis.

Comparative figures
Certain prior year comparative figures have been reclassified to be consistent with the current year’s presentation.

Change to the application of the equity method of accounting
Current year
On December 17, 2010, the company decreased its ownership of ICG from 22.2% to 11.1% through participation in an underwritten public offering of ICG’s common stock. Pursuant to this transaction, the company sold 22,577,800 common shares of ICG for cash proceeds of $163.9 (net of expenses of the offering) and recorded net gains on investments of $77.9. Subsequent to this transaction, the company discontinued recording its residual investment in ICG using the equity method of accounting and commenced classifying it on a prospective basis as available for sale within common stocks after it concluded that it no longer exercised significant influence over ICG.

On July 15, 2010, the company exercised rights it had acquired and fulfilled certain obligations pursuant to a standby purchase agreement which resulted in the purchase by the company and its affiliates of 16,144,861 common shares of Fibrek for cash consideration of $15.7, that when aggregated with common shares already owned by the company and its affiliates represented 25.8% of the total common shares of Fibrek outstanding. Accordingly, the company commenced recording its investment in the common shares of Fibrek using the equity method of accounting on a prospective basis.

On March 31, 2010, in connection with its participation in the recapitalization of MEGA, the company received newly issued common shares, warrants and debentures of MEGA, as consideration for an additional investment in MEGA and for the cancellation of a convertible debenture which the company had acquired in August 2008. Immediately following the receipt of the recapitalization proceeds, the company sold a portion of the newly issued common shares, warrants and debentures of MEGA to a third party and determined that its remaining 16.5% interest in MEGA combined with its responsibility pursuant to the recapitalization agreement to represent the holders of the newly issued debentures through the nomination of three members to MEGA’s board of directors, effectively resulted in the company being deemed to exercise significant influence over MEGA. Accordingly, on March 31, 2010, the company commenced recording its investment in the common shares of MEGA using the equity method of accounting on a prospective basis.

The impact on the consolidated balance sheet and the consolidated statement of earnings of the changes described in the preceding paragraphs are shown in the table below.

Prior year
The company began acquiring common shares of Singapore Re in 1999 and until December 24, 2009 accounted for its investment in 17.5% of the common shares of Singapore Re as available for sale at fair value. On December 24, 2009, the company increased its interest in Singapore Re to 20.0% and determined that it had obtained significant influence and, accordingly, the company changed the accounting treatment of its investment in Singapore Re from available for sale to the equity method of accounting on a prospective basis.

On November 28, 2009, the company changed the accounting treatment of its 12.8% interest in The Brick from available for sale to the equity method of accounting on a prospective basis. Factors considered by the company in making this determination included: (1) a potential fully diluted voting interest of 29.1% as the result of ownership of warrants entitling the company to purchase one unit of The Brick at a discount to the average trading price of those units during the fourth quarter of 2009; (2) the expiration of a standstill agreement on November 28, 2009 which precluded the company from exercising warrants, acquiring additional units or seeking to influence management; and (3) the appointment of an additional individual related to the company to the board of directors of The Brick. There have been no changes in circumstances since November 28, 2009 and accordingly, the company continues to believe it has the ability to exert significant influence over The Brick, and therefore continues to apply the equity method of accounting to this investment despite owning less than 20% of its voting common equity.

The company began acquiring common shares of ICG in 2006 and until December 31, 2008 accounted for its investment in 19.7% of the common shares of ICG as available for sale at fair value. During the first quarter of 2009, the company increased its interest in ICG to 23.8%. Accordingly, on February 20, 2009, the company changed the accounting treatment of its investment in ICG from available for sale to the equity method of accounting on a prospective basis. During the fourth quarter of 2009, the company further increased its interest in ICG to 27.7%.

The impact on the consolidated balance sheet and the consolidated statement of earnings of the changes described in the preceding paragraphs on the dates specified below were as follows:

	December 31, 2010				December 31, 2009
	ICG	Fibrek	MEGA	Total	Singapore Re	The Brick	ICG	Total

Date equity method commenced:	–	July 15, 2010	March 31, 2010		December 24, 2009	November 28, 2009	February 20, 2009

Date equity method discontinued:	December 17, 2010	–	–		–	–	–

Portfolio investments:

Subsidiary cash and short term investments	163.9	–	(41.2)	122.7	–	–	–	–

Bonds	–	–	7.8	7.8	–	–	–	–

Common stocks	159.9	(32.1)	–	127.8	(22.8)	(8.7)	(55.5)	(87.0)

Investments, at equity	(172.1)	20.3	26.5	(125.3)	19.6	4.2	119.3	143.1

Derivatives and other invested assets	–	–	6.9	6.9	–	–	–	–

Future income taxes	(20.4)	3.9	–	(16.5)	1.0	1.4	(21.0)	(18.6)

Non-controlling interests	–	–	–	–	(1.2)	–	5.9	4.7

Accumulated other comprehensive income (loss)	53.4	(7.9)	–	45.5	(1.0)	(3.1)	36.9	32.8

Net gains (losses) on investments	77.9	–	–	77.9	–	–	–	–

Changes in accounting policies
Current year
Business Combinations and Non-controlling Interests
Effective January 1, 2010, the company elected to early adopt the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 1582, Business Combinations (“Section 1582”), Section 1601, Consolidated Financial Statements (“Section 1601”) and Section 1602, Non-Controlling Interests (“Section 1602”). In accordance with the transitional provisions, these Handbook Sections were applied on a prospective basis, with the exception of the presentation and disclosure requirements for non-controlling interests which were applied retrospectively. The adoption of these Handbook Sections did not have a significant impact on the company’s consolidated financial statements other than the reclassifications of non-controlling interests, as described below.

Pursuant to Section 1582 (equivalent to IFRS 3 “Business Combinations”) business combinations completed on or after January 1, 2010 were accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the consideration transferred in a business combination is measured at fair value at the date of

FAIRFAX FINANCIAL HOLDINGS LIMITED

acquisition. This consideration includes any cash paid plus the fair value at the date of exchange of assets given, liabilities incurred and equity instruments issued by the company or its subsidiaries. The consideration transferred also includes contingent consideration arrangements recorded at fair value. Directly attributable acquisition-related costs are expensed in the current period and reported within operating expenses. At the date of acquisition, the company recognizes the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquired business. The identifiable assets acquired and the liabilities assumed are initially recognized at fair value. Where the fair value of consideration paid is less than the fair value of net assets acquired, the excess is recognized in the consolidated statement of earnings. Any pre-existing equity interests in an acquiree are re-measured to fair value at the date of the business combination and any resulting gain or loss is recognized in the consolidated statement of earnings.

Business combinations completed prior to January 1, 2010 were accounted for using the purchase method under previous Canadian GAAP. The fundamental requirements of the purchase method of accounting are similar to the acquisition method of accounting described above except that, among other differences, the purchase method required that share consideration issued by the acquirer be measured by reference to its market price for a reasonable period before and after the acquisition was announced, acquisition-related costs were included as part of the fair value of the purchase consideration, contingent consideration was generally not recognized initially as part of the consideration transferred, and identifiable assets acquired and liabilities assumed were adjusted to reflect fair values only to the extent of the acquirer’s interest in the aquiree when that interest was less than 100 percent. Furthermore, where the fair value of consideration paid was less than the fair value of net assets acquired, the excess amount was first deducted proportionally from the purchase price allocated to certain acquired non-current assets until their carrying amounts were reduced to nil. Only then was any remaining excess recognized in the consolidated statement of earnings.

A non-controlling interest may be measured at fair value or at the proportionate share of identifiable net assets acquired. Under previous Canadian GAAP, a non-controlling interest was recorded at the proportionate share of the carrying value of the acquiree.

Section 1601 carried forward existing guidance on aspects of the preparation of consolidated financial statements subsequent to the acquisition date other than those pertaining to a non-controlling interest. Section 1602 provided guidance on the treatment of a non-controlling interest after acquisition in a business combination and required: a non-controlling interest to be presented clearly in equity, but separately from the parent’s equity; the amount of consolidated net earnings and other comprehensive income attributable to the parent and to a non-controlling interest to be clearly identified and presented on the consolidated statements of earnings and comprehensive income respectively; and changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control to be accounted for as an equity transaction.

Prior year
Financial Instruments
Effective October 1, 2009, the company adopted the amendments made to CICA Handbook Section 3862, Financial Instruments – Disclosures, which required enhanced disclosures on liquidity risk of financial instruments and new disclosures on fair value measurements of financial instruments. The new disclosures required by these amendments have been included in these annual consolidated financial statements. Since these amendments relate to disclosure only, there is no impact on the company’s financial positions as at December 31, 2010 and 2009 or its results of operations for the years then ended.

Effective October 1, 2009, the company adopted the amendments made to CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement, which required certain amendments to Canadian GAAP to achieve consistency with international standards on impairment of debt securities. The amendments included changing the categories into which debt instruments are required and permitted to be classified and eliminating the distinction between debt securities and other debt instruments. As a result, debt instruments not quoted in an active market may be classified as loans and receivables and subsequently assessed for impairment using the incurred credit loss model. The incurred credit loss model requires recognition of an impairment loss equal to the difference between the carrying amount and the estimated realizable amount when there is no longer reasonable assurance of timely collection of future cash flows. The estimated realizable amount is the present value of the expected future cash flows discounted at the original effective interest rate. The amendments also require the reversal of an impairment loss related to an available for sale debt instrument in the instance when, in a subsequent period, the fair value of the instrument increases and the increase can be objectively related to an event occurring after the loss was recognized. The adoption of these amendments was applied retroactively to January 1, 2009 and did not have an impact on the company’s financial positions as at December 31, 2010 and 2009 or its results of operations for the years then ended.

Effective July 1, 2009, the company adopted the amendment made to CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement, concerning the assessment of embedded derivatives upon reclassifications of financial assets out of the held for trading category occurring after July 1, 2009. No such reclassifications have been effected by the company.

In June 2009, the company adopted the amendment made to CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement, which clarified the application of the effective interest method to a financial asset subsequent to the recognition of an impairment loss. The adoption of this amendment did not have an impact on the company’s financial positions as at December 31, 2010 and 2009 or its results of operations for the years then ended.

Goodwill and Intangible Assets
Effective January 1, 2009, the company adopted CICA Handbook Section 3064, Goodwill and Intangible Assets (“Section 3064”), which replaced Section 3062, Goodwill and Other Intangible Assets and Section 3450, Research and Development Costs. Section 3064 established standards for the recognition, measurement and disclosure of goodwill and intangible assets. The adoption of this guidance did not result in a change in the recognition of the company’s goodwill and intangible assets.

Credit Risk
Effective January 1, 2009, the company adopted the CICA Emerging Issues Committee Abstract EIC-173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities (“EIC-173”), which provides additional guidance on how to measure financial assets and liabilities by taking into account the company’s own credit risk and the credit risk of the counterparty. The adoption of EIC-173 did not have an impact on the company’s financial positions as at December 31, 2010 and 2009 or its results of operations for the years then ended.

Accounting pronouncements to be adopted in the future
International Financial Reporting Standards (“IFRS”)
In February 2008, the Canadian Accounting Standards Board confirmed that Canadian GAAP for publicly accountable enterprises will be converged with IFRS effective for fiscal years beginning on or after January 1, 2011. IFRS uses a conceptual framework similar to Canadian GAAP, but there are significant differences in recognition, measurement and disclosures. The company will change over to IFRS for its interim and annual financial statements beginning on January 1, 2011.

3.	Critical Accounting Estimates and Judgments

In the preparation of the company’s consolidated financial statements, management has made a number of estimates and judgments, the more critical of which are discussed below, with the exception of fair value disclosures and contingencies which are discussed in note 4 and note 15, respectively.

Provision for claims
Provisions for claims are valued based on Canadian accepted actuarial practice, which are designed to ensure the company establishes an appropriate reserve on the balance sheet to cover insured losses with respect to reported and unreported claims incurred as of the end of each accounting period and claims expenses. Under Canadian GAAP, the assumptions underlying the valuation of provisions for claims are required to be reviewed and updated on an ongoing basis to reflect recent and emerging trends in experience and changes in risk profile of the business. The estimation techniques employed by the company in determining provisions for claims and the inherent uncertainties associated with insurance contracts are described in the “Insurance Contracts” section of note 2.

Provision for uncollectible reinsurance recoverables
The company establishes provisions for uncollectible reinsurance recoverables centrally, based on a detailed review of the credit risk of each underlying reinsurer. Considerations involved in establishing these provisions include the balance sheet strength of the reinsurer, its liquidity (or ability to pay), its desire to pay (based on prior history),

FAIRFAX FINANCIAL HOLDINGS LIMITED

financial strength ratings as determined by external rating agencies and specific disputed amounts based on contract interpretations which occur from time to time. The company monitors these provisions and reassesses them on a quarterly basis, or more frequently if necessary, updating them as new information becomes available. Uncertainties associated with the company’s reinsurance recoverables are discussed further in the “Reinsurance” section of note 2.

Provision for other than temporary impairment in the value of investments
The company reviews those investments that are accounted for using the equity method and those that are classified as available for sale on a quarterly basis and focuses its attention on investments for which the fair value has been below carrying value for six months, and where fair value has been below cost or amortized cost for those investments classified as available for sale. Investments that have experienced sharp declines in the market based on critical events, even if for a period of less than six months, are also reviewed. Factors considered in making such a determination are discussed in the “Investments” section of note 2. Provisions for other than temporary impairment in the value of investments are reviewed on a regular basis and, if appropriate, are increased if additional negative information becomes available.

Valuation allowance for recovery of future income taxes
In determining the need for a valuation allowance for the recovery of future income tax assets, the company primarily considers current and expected profitability of applicable operating companies and their ability to fully utilize any recorded tax asset within the next few years. The company reviews the recoverability of its future income tax assets and any related valuation allowance on a quarterly basis, taking into consideration the underlying operations’ performance as compared to plan, the outlook for the business going forward, the impact of enacted and proposed changes to tax law and the expiry date of the tax losses.

Assessment of goodwill for potential impairment
Goodwill is assessed annually for impairment or more frequently if there are potential indicators of impairment. Management estimates the fair value of each of the company’s reporting units using one or more generally accepted valuation techniques, which requires the making of a number of assumptions, including assumptions about future revenue, net earnings, corporate overhead costs, capital expenditures, cost of capital, and the growth rate of the various operations. The fair value of each reporting unit to which goodwill has been assigned is compared to its carrying value. If the fair value of a reporting unit is determined to be less than its carrying value, the excess of carrying value over fair value of its goodwill is recognized as a goodwill impairment loss. Given the variability of future-oriented financial information, goodwill impairment tests are subjected to sensitivity analysis.

4.	Cash and Investments

Cash and short term investments, marketable securities, portfolio investments and short sale and derivative obligations by financial instrument classification are shown in the table below:

	December 31, 2010					December 31, 2009
	Classified	Designated	Classified			Classified	Designated	Classified
	as	as	as		Total	as	as	as		Total
	held for	held for	available		carrying	held for	held for	available		carrying
	trading	trading	for sale	Other	value	trading	trading	for sale	Other	value
Holding company:
Cash and short term investments	337.3	111.3	–	–	448.6	115.4	227.5	28.5	–	371.4
Cash and short term investments pledged for short sale and derivative obligations	–	137.4	–	–	137.4	24.5	30.0	24.4	–	78.9
Bonds	–	268.0	245.5	–	513.5	–	368.5	34.7	–	403.2
Preferred stocks	–	43.4	–	–	43.4	–	64.8	–	–	64.8
Common stocks	–	2.8	340.4	–	343.2	–	1.7	234.1	–	235.8
Derivatives	54.6	–	–	–	54.6	97.5	–	–	–	97.5

	391.9	562.9	585.9	–	1,540.7	237.4	692.5	321.7	–	1,251.6
Short sale and derivative obligations	(66.5)	–	–	–	(66.5)	(8.9)	–	–	–	(8.9)

	325.4	562.9	585.9	–	1,474.2	228.5	692.5	321.7	–	1,242.7

Portfolio investments:
Cash and short term investments	3,022.1	491.8	–	–	3,513.9	2,093.3	803.8	347.7	–	3,244.8
Bonds	–	6,011.8	5,736.4	–	11,748.2	–	6,628.2	4,290.1	–	10,918.3
Preferred stocks	–	541.9	42.0	–	583.9	–	261.1	31.7	–	292.8
Common stocks	–	262.5	3,868.8	–	4,131.3	–	132.3	4,762.7	–	4,895.0
Investments, at equity	–	–	–	715.5	715.5	–	–	–	433.5	433.5
Derivatives	547.8	–	–	–	547.8	127.7	–	–	–	127.7
Other invested assets	–	–	–	31.6	31.6	–	–	–	15.0	15.0

	3,569.9	7,308.0	9,647.2	747.1	21,272.2	2,221.0	7,825.4	9,432.2	448.5	19,927.1

Assets pledged for short sale and derivative obligations:
Cash and short term investments	14.6	–	–	–	14.6	–	4.6	–	–	4.6
Bonds	–	417.9	277.1	–	695.0	–	84.1	62.8	–	146.9

	14.6	417.9	277.1	–	709.6	–	88.7	62.8	–	151.5

	3,584.5	7,725.9	9,924.3	747.1	21,981.8	2,221.0	7,914.1	9,495.0	448.5	20,078.6
Short sale and derivative obligations	(150.4)	–	–	–	(150.4)	(48.3)	–	–	–	(48.3)

	3,434.1	7,725.9	9,924.3	747.1	21,831.4	2,172.7	7,914.1	9,495.0	448.5	20,030.3

Restricted cash and cash equivalents at December 31, 2010 of $98.9 ($76.3 at December 31, 2009) was comprised primarily of amounts required to be maintained on deposit with various regulatory authorities to support the subsidiaries’ insurance and reinsurance operations. Restricted cash and cash equivalents are included in the consolidated balance sheets in holding company cash, short term investments and marketable securities, or in subsidiary cash and short term investments and assets pledged for short sale and derivative obligations in portfolio investments.

In addition to the amounts disclosed in note 15, the company’s subsidiaries have pledged cash and investments, inclusive of trust funds and regulatory deposits, as security for their own obligations to pay claims or make premium payments (these pledges are either direct or to support letters of credit). In order to write insurance premium business in certain jurisdictions (primarily U.S. states) the company’s subsidiaries must deposit funds with local insurance regulatory authorities to provide security for future claims payments as ultimate protection for the policyholder. Additionally, some of the company’s subsidiaries provide reinsurance to primary insurers, for which funds must be posted as security for losses that have been incurred but not yet paid. These pledges are in the normal course of business and are generally released when the payment obligation is fulfilled.

The table that follows summarizes pledged assets by the nature of the pledge requirement:

	December 31,
	2010	2009

Regulatory deposits	1,779.5	1,424.9
Security for reinsurance and other	889.4	794.3

	2,668.9	2,219.2

FAIRFAX FINANCIAL HOLDINGS LIMITED

Available For Sale Securities
Gross unrealized gains and losses on investments classified as available for sale by type of issuer, including assets pledged for short sale and derivative obligations, were as follows:

	December 31, 2010				December 31, 2009
	Cost or	Gross	Gross	Total	Cost or	Gross	Gross	Total
	amortized	unrealized	unrealized	carrying	amortized	unrealized	unrealized	carrying
	cost	gains	losses	value	cost	gains	losses	value

Holding company:
Short term investments:(1)
Canadian government	–	–	–	–	24.4	–	–	24.4
U.S. treasury	–	–	–	–	28.5	–	–	28.5

	–	–	–	–	52.9	–	–	52.9

Bonds:
U.S. treasury	246.5	1.7	(12.7)	235.5	–	–	–	–
U.S. states and municipalities	–	–	–	–	22.5	0.8	–	23.3
Other government	10.9	–	(1.9)	9.0	–	–	–	–
Corporate and other	1.0	–	–	1.0	10.9	0.5	–	11.4

	258.4	1.7	(14.6)	245.5	33.4	1.3	–	34.7

Common stocks:
Canadian	15.5	18.8	–	34.3	39.5	18.9	–	58.4
U.S.	201.9	71.3	–	273.2	80.7	44.2	(1.5)	123.4
Other	20.7	12.2	–	32.9	38.2	14.1	–	52.3

	238.1	102.3	–	340.4	158.4	77.2	(1.5)	234.1

Portfolio investments:
Short term investments:
Canadian government	–	–	–	–	15.5	0.5	–	16.0
U.S. treasury	–	–	–	–	192.5	–	–	192.5
Other government	–	–	–	–	125.5	13.7	–	139.2

	–	–	–	–	333.5	14.2	–	347.7

Bonds:
Canadian government	397.6	1.3	(10.9)	388.0	179.2	–	(0.1)	179.1
Canadian provincials	246.6	29.0	–	275.6	417.4	39.6	–	457.0
U.S. treasury	2,628.2	17.2	(188.7)	2,456.7	490.1	12.3	(41.4)	461.0
U.S. states and municipalities	766.3	3.3	(17.4)	752.2	938.6	38.0	(3.3)	973.3
Other government	948.3	16.7	(56.6)	908.4	848.8	21.5	(27.6)	842.7
Corporate and other	867.0	110.2	(21.7)	955.5	1,239.7	138.3	(1.0)	1,377.0

	5,854.0	177.7	(295.3)	5,736.4	4,113.8	249.7	(73.4)	4,290.1

Preferred stocks:
U.S.	0.3	–	–	0.3	0.1	–	–	0.1
Other	39.1	2.6	–	41.7	31.2	0.4	–	31.6

	39.4	2.6	–	42.0	31.3	0.4	–	31.7

Common stocks:
Canadian	431.2	346.5	(0.3)	777.4	476.9	230.8	–	707.7
U.S.	1,790.7	354.8	(11.0)	2,134.5	2,716.2	398.5	–	3,114.7
Other	718.4	242.3	(3.8)	956.9	756.9	188.8	(5.4)	940.3

	2,940.3	943.6	(15.1)	3,868.8	3,950.0	818.1	(5.4)	4,762.7

Assets pledged for short sale and derivative obligations:
Bonds:
Canadian provincials	–	–	–	–	1.0	0.1	–	1.1
U.S. treasury	143.2	–	(15.5)	127.7	0.4	–	–	0.4
U.S. states and municipalities	138.4	–	–	138.4	–	–	–	–
Other government	11.0	–	–	11.0	54.1	1.7	–	55.8
Corporate and other	–	–	–	–	5.0	0.5	–	5.5

	292.6	–	(15.5)	277.1	60.5	2.3	–	62.8

(1)	Includes nil ($24.4 at December 31, 2009) of short term investments included in assets pledged for short sale and derivative obligations.

The number of continuous months in which available for sale securities excluding short term investments had gross unrealized losses is as follows:

December 31, 2010

	Less than 12 Months			Greater than 12 Months			Total
		Gross			Gross			Gross
	Fair	unrealized	Number of	Fair	unrealized	Number of	Fair	unrealized	Number of
	value	losses	securities	value	losses	securities	value	losses	securities

Bonds:
Canadian government	319.9	(10.9)	1	–	–	–	319.9	(10.9)	1
U.S. treasury	2,059.8	(183.0)	8	90.9	(33.9)	2	2,150.7	(216.9)	10
U.S. states and municipalities	416.6	(13.4)	14	32.2	(4.0)	1	448.8	(17.4)	15
Other government	486.4	(50.3)	15	76.1	(8.2)	3	562.5	(58.5)	18
Corporate and other	112.5	(21.6)	5	1.1	(0.1)	1	113.6	(21.7)	6

	3,395.2	(279.2)	43	200.3	(46.2)	7	3,595.5	(325.4)	50

Common stocks:
Canadian	1.1	(0.3)	1	–	–	–	1.1	(0.3)	1
U.S.	306.1	(11.0)	2	–	–	–	306.1	(11.0)	2
Other	24.2	(3.8)	5	–	–	–	24.2	(3.8)	5

	331.4	(15.1)	8	–	–	–	331.4	(15.1)	8

	3,726.6	(294.3)	51	200.3	(46.2)	7	3,926.9	(340.5)	58

December 31, 2009

	Less than 12 Months			Greater than 12 Months			Total
		Gross			Gross			Gross
	Fair	unrealized	Number of	Fair	unrealized	Number of	Fair	unrealized	Number of
	value	losses	securities	value	losses	securities	value	losses	securities

Bonds:
Canadian government	11.9	(0.1)	1	–	–	–	11.9	(0.1)	1
U.S. treasury	196.1	(41.4)	14	–	–	–	196.1	(41.4)	14
U.S. states and municipalities	115.9	(3.2)	4	1.6	(0.1)	1	117.5	(3.3)	5
Other government	61.4	(2.0)	12	260.3	(25.6)	5	321.7	(27.6)	17
Corporate and other	129.1	(1.0)	4	–	–	–	129.1	(1.0)	4

	514.4	(47.7)	35	261.9	(25.7)	6	776.3	(73.4)	41

Common stocks:
U.S.	23.6	(1.5)	1	–	–	–	23.6	(1.5)	1
Other	75.9	(5.4)	12	–	–	–	75.9	(5.4)	12

	99.5	(6.9)	13	–	–	–	99.5	(6.9)	13

	613.9	(54.6)	48	261.9	(25.7)	6	875.8	(80.3)	54

At each reporting date, and more frequently when conditions warrant, management evaluates all available for sale securities with unrealized losses to determine whether those unrealized losses are other than temporary and should be recognized in net earnings (losses) rather than in other comprehensive income (loss). Net gains (losses) on investments for 2010 included $33.7 (2009 – $340.0; 2008 – $1,011.8) of provisions for other than temporary impairments. After such provisions, the unrealized losses on such securities at December 31, 2010 were $15.1 ($6.9 at December 31, 2009) for common stocks and $325.4 ($73.4 at December 31, 2009) for bonds. The company had investments in seven debt securities (comprised primarily of U.S. treasury, other government and U.S. state and municipal debt securities) classified as available for sale which were in unrealized loss positions for a period greater than twelve months at December 31, 2010. The unrealized loss of $46.2 on these securities at December 31, 2010 was due to the effects of foreign currency translation on U.S. treasury and other government debt securities of $16.2 and the impact of an increase in interest rates on investments in U.S. treasury and U.S. state and municipal securities of $30.0.

FAIRFAX FINANCIAL HOLDINGS LIMITED

As of December 31, 2010, the company had investments in bonds in or near default (where the issuer has missed payment of principal or interest or entered bankruptcy) with a fair value of $6.7 ($14.4 at December 31, 2009).

Securities Classified or Designated as Held for Trading
At December 31, 2010, the company classified U.S. state and municipal bonds of $890.6 ($996.6 at December 31, 2009) which were purchased prior to September 30, 2008 as available for sale. U.S. state and municipal bonds of $4,535.0 ($4,501.2 at December 31, 2009) which were acquired subsequent to September 30, 2008 have been designated as held for trading.

Common stocks designated as held for trading include investments in certain limited partnerships with a carrying value of $265.3 ($134.0 at December 31, 2009).

At December 31, 2010, the consolidated balance sheet includes $801.1 ($825.7 at December 31, 2009) of convertible bonds containing embedded derivatives (sometimes referred to as hybrid financial instruments) which the company has designated as held for trading.

Fixed Income Maturity Profile
Bonds designated or classified as held for trading and classified as available for sale are summarized by the earliest contractual maturity date in the table below. Actual maturities may differ from maturities shown below due to the existence of call and put features. At December 31, 2010, securities containing call and put features represented approximately $5,444.0 and $1,286.0, respectively ($5,587.6 and $1,376.4 at December 31, 2009, respectively) of the total fair value of bonds in the table below.

	December 31, 2010		December 31, 2009
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value

Due in 1 year or less	555.4	525.1	779.5	726.3
Due after 1 year through 5 years	1,618.0	1,809.3	2,445.5	2,199.3
Due after 5 years through 10 years	4,870.1	5,223.6	5,412.7	6,039.4
Due after 10 years	5,596.6	5,398.7	2,476.9	2,503.4

	12,640.1	12,956.7	11,114.6	11,468.4

Effective interest rate		5.7%		5.8%

The calculation of the effective interest rate of 5.7% (2009 – 5.8%) is on a pre-tax basis and does not give effect to the favourable tax treatment which the company expects to receive with respect to its tax advantaged bond investments of approximately $4.4 billion ($4.6 billion at December 31, 2009) included in U.S. states and municipalities.

Investments at Equity
The fair value and carrying value of investments, at equity were as follows:

	December 31, 2010		December 31, 2009
	Fair	Carrying	Fair	Carrying
	value	value	value	value

Portfolio investments:
Investments, at equity
Gulf Insurance Company(1)	219.9	219.9	–	–
ICICI Lombard General Insurance Company Limited	266.5	94.2	204.4	75.9
Cunningham Lindsey Group Limited	186.1	128.9	159.5	134.8
International Coal Group, Inc.(2)	–	–	173.9	163.0
Singapore Reinsurance Corporation Limited	30.3	28.7	22.9	20.9
The Brick Group Income Fund(3)	26.8	15.7	8.9	4.2
Partnerships, trusts and other	175.4	171.3	34.7	34.7
MEGA Brands Inc.(4)	34.8	29.7	–	–
Fibrek Inc.(5)	37.1	27.1	–	–

	976.9	715.5	604.3	433.5

(1)	On September 28, 2010, the company completed the acquisition of a 41.3% interest in Gulf Insurance Company for cash consideration of $217.1 (61.9 million Kuwaiti dinar), as described in note 19.

(2)	On December 17, 2010, the company decreased its ownership of International Coal Group, Inc. from 22.2% to 11.1% and received cash consideration of $163.9 and recorded net gains on investments of $77.9, as described in note 2.

(3)	The company has investments of $43.2 ($33.8 at December 31, 2009) and $81.3 ($22.9 at December 31, 2009) in debt instruments and warrants issued by The Brick respectively. The debt instruments and the warrants are recorded in bonds and derivatives and other invested assets in the consolidated balance sheets respectively.

(4)	On March 31, 2010, the company participated in the recapitalization of MEGA and received newly issued common shares and commenced recording its investment in the common shares of MEGA using the equity method of accounting, as described in note 2. The company has investments of $27.9 ($19.7 at December 31, 2009) and $14.1 (nil at December 31, 2009) in debt instruments and warrants issued by MEGA respectively. The debt instruments and the warrants are recorded in bonds and derivatives and other invested assets in the consolidated balance sheets.

(5)	On July 15, 2010, pursuant to the transaction described in note 2 the company purchased additional common shares of Fibrek for cash consideration of $15.7, that when aggregated with common shares already owned by the company and its affiliates represented 25.8% of the total common shares of Fibrek outstanding. Accordingly, the company commenced recording its investment in Fibrek using the equity method of accounting.

The earnings (losses) from investments, at equity included in interest and dividends for the years ended December 31 were as follows:

	2010	2009	2008

Cunningham Lindsey Group Limited	4.5	4.8	7.0
ICICI Lombard General Insurance Company Limited	21.6	(4.7)	(4.7)
International Coal Group, Inc.	4.6	11.2	–
Advent Capital (Holdings) PLC	–	–	1.6
Partnerships, trusts and other	9.0	11.8	(53.3)
The Brick Group Income Fund	5.4	–	–
MEGA Brands Inc.	2.8	–	–
Singapore Re	2.0	0.2	–
Fibrek Inc.	1.0	–	–

	50.9	23.3	(49.4)

FAIRFAX FINANCIAL HOLDINGS LIMITED

On December 17, 2010, the company decreased its ownership of ICG from 22.2% to 11.1% through participation in an underwritten public offering of ICG’s common stock. Pursuant to this transaction, the company sold 22,577,800 common shares of ICG for cash proceeds of $163.9 (net of expenses of the offering) and recorded net gains on investments of $77.9 (as described in note 2). Included in net gains on investments are dilution losses of nil (2009 – $1.1; 2008 – nil) and dilution gains of $5.0 (2009 – nil; 2008 – nil).

The company’s strategic investment of $68.7 (15.0% interest) in Alltrust Insurance Company of China Ltd. (“Alltrust”) is classified as an available for sale security within portfolio investments.

Fair Value Disclosures
The company’s use of quoted market prices (Level 1), internal models using observable market information as inputs (Level 2) and internal models without observable market information as inputs (Level 3) in the valuation of securities and derivative contracts by type of issuers were as follows:

	December 31, 2010				December 31, 2009
			Significant				Significant
			other	Significant			other	Significant
	Total fair	Quoted	observable	unobservable	Total fair	Quoted	observable	unobservable
	value asset	prices	inputs	inputs	value asset	prices	inputs	inputs
	(liability)	(Level 1)	(Level 2)	(Level 3)	(liability)	(Level 1)	(Level 2)	(Level 3)

Cash and cash equivalents	3,374.0	3,374.0	–	–	2,233.2	2,233.2	–	–

Short term investments:
Canadian government	–	–	–	–	71.8	71.8	–	–
Canadian provincials	88.6	88.6	–	–	–	–	–	–
U.S. treasury	368.5	368.5	–	–	1,196.5	1,196.5	–	–
Other government	254.2	250.6	3.6	–	177.2	135.0	42.2	–
Corporate and other	29.2	–	29.2	–	21.0	–	21.0	–

	740.5	707.7	32.8	–	1,466.5	1,403.3	63.2	–

Bonds:
Canadian government	393.5	–	393.5	–	191.7	–	191.7	–
Canadian provincials	1,251.3	–	1,251.3	–	1,346.8	–	1,346.8	–
U.S. treasury	2,824.7	–	2,824.7	–	541.4	–	541.4	–
U.S. states and municipalities	5,425.6	–	5,425.6	–	5,497.8	–	5,497.8	–
Other government	954.6	–	954.6	–	919.7	–	919.7	–
Corporate and other	2,107.0	–	2,045.1	61.9	2,689.3	–	2,672.2	17.1
Mortgage backed securities – residential	–	–	–	–	281.7	–	251.6	30.1

	12,956.7	–	12,894.8	61.9	11,468.4	–	11,421.2	47.2

Preferred stocks:
Canadian	134.6	–	134.6	–	110.4	–	110.4	–
U.S.	451.0	–	450.7	0.3	215.6	–	215.6	–
Other	41.7	–	41.7	–	31.6	–	31.6	–

	627.3	–	627.0	0.3	357.6	–	357.6	–

Common stocks:(1)
Canadian	802.0	784.3	14.6	3.1	755.5	740.2	15.3	–
U.S.	2,485.0	2,345.0	47.4	92.6	3,228.6	3,187.6	38.6	2.4
Other	1,053.6	665.9	324.7	63.0	1,020.7	710.3	292.6	17.8

	4,340.6	3,795.2	386.7	158.7	5,004.8	4,638.1	346.5	20.2

Derivatives and other invested assets(2)	609.4	–	280.8	328.6	232.2	41.6	190.6	–

Short sale and derivative obligations	(216.9)	–	(216.9)	–	(57.2)	–	(57.2)	–

Holding company cash, short term investments and marketable securities and portfolio investments measured at fair value	22,431.6	7,876.9	14,005.2	549.5	20,705.5	8,316.2	12,321.9	67.4

	100.0%	35.1%	62.4%	2.5%	100.0%	40.2%	59.5%	0.3%

(1)	Excluded from these totals are available for sale investments of $70.2 ($66.4 at December 31, 2009) and $63.7 ($59.6 at December 31, 2009) in common shares and partnership trusts respectively which are carried at cost as they do not have quoted market values in active markets.

(2)	Excluded from these totals are real estate investments of $24.6 (8.0 at December 31, 2009) which are carried at cost.

Included in Level 3 are investments in CPI-linked derivatives, mortgage backed securities purchased at deep discounts to par during 2008 and certain private placement debt securities and preferred shares. CPI-linked derivatives are classified within derivatives and other invested assets on the consolidated balance sheets and are valued using broker-dealer quotes which management has determined utilize market observable inputs except for the inflation volatility input which is not market observable. Mortgage backed securities are classified within bonds on the consolidated balance sheets and are valued using an internal discounted cash flow model that incorporates certain inputs that are not market observable; specifically, projections of the amount and timing of the remaining cash flows expected to be received from the underlying mortgages and other assumptions and inputs that are based on security-specific collateral. Private placement debt securities are classified within bonds on the consolidated balance sheets and are valued using industry accepted discounted cash flow and option pricing models that incorporate certain inputs that are not market observable; specifically share price volatility (for convertible securities) and credit spreads of the issuer.

A summary of changes in fair values of Level 3 financial assets measured at fair value on a recurring basis for the years ended December 31 follows:

	December 31, 2010					December 31, 2009
				Derivatives and
		Common	Preferred	other invested			Common
	Bonds	stocks	stocks	assets	Total	Bonds	stocks	Total

Balance – beginning of year	47.2	20.2	–	–	67.4	166.6	3.8	170.4
Total realized and unrealized gains (losses)
Included in net gains (losses) on investments	29.7	6.8	4.6	(64.6)	(23.5)	(12.5)	–	(12.5)
Included in other comprehensive income (loss)	2.6	2.4	–	–	5.0	1.1	(0.9)	0.2
Purchases	63.9	39.6	100.0	37.1	240.6	44.2	0.9	45.1
Acquisition of Zenith National	1.0	78.2	0.3	–	79.5	–	–	–
Sales	(82.5)	(3.5)	–	–	(86.0)	(56.7)	–	(56.7)
Transfer in (out of) category	–	15.0	(104.6)	356.1	266.5	(95.5)	16.4	(79.1)

Balance – end of year	61.9	158.7	0.3	328.6	549.5	47.2	20.2	67.4

Total gains (losses) for the period recognized in net gains (losses) on investments in the consolidated statements of earnings for Level 3 assets held at the end of the reporting period					(57.6)			(19.8)

During the fourth quarter of 2010, the company determined that the inflation volatility input used in the valuation of its CPI-linked derivative contracts had ceased to be observable as these contracts were out-of-the money and their average term to maturity no longer corresponded with the term of more actively traded 10-year contracts. Accordingly, on October 1, 2010, CPI-linked derivative contracts with a fair value of $356.1 previously classified as Level 2 within the fair value hierarchy were reclassified to Level 3. During the third quarter of 2010, the credit spread (an observable input) became available for a preferred stock owned in the company’s investment portfolio following the receipt of a credit rating by the issuer of that preferred stock. As a result, on July 1, 2010, preferred stock with a fair value of $104.6 previously classified as Level 3 within the fair value hierarchy was reclassified to Level 2. In addition, during the first quarter of 2009, as a result of an increase in market liquidity, broker quotations and observable market transactions became available for certain of the company’s mortgage-backed securities where fair values were previously determined using Level 3 inputs. Accordingly, $95.5 of these securities were transferred from the Level 3 classification within the fair value hierarchy to Level 2. The company has adopted a policy of recording transfers between fair value hierarchy categories effective from the beginning of the reporting period in which the transfer is identified. Purchases of $240.6 of investments classified as Level 3 within the fair value hierarchy were primarily comprised of certain privately issued debentures (included in bonds), limited partnerships (included in common stocks) and a preferred stock which was subsequently transferred out of the Level 3 category during the third quarter as described above.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Financial Performance

An analysis of investment income for the years ended December 31 follows:

	Year ended December 31, 2010					Year ended December 31, 2009
	Classified	Designated	Classified			Classified	Designated	Classified
	as	as	as			as	as	as
	held for	held for	available			held for	held for	available
	trading	trading	for sale	Other	Total	trading	trading	for sale	Other	Total

Interest income:
Cash and short term investments	8.3	7.7	5.3	–	21.3	11.0	7.9	7.7	–	26.6
Bonds	–	375.8	286.5	–	662.3	–	315.6	225.5	–	541.1
Derivatives and other	(86.1)	–	–	5.7	(80.4)	(5.3)	–	–	2.9	(2.4)

	(77.8)	383.5	291.8	5.7	603.2	5.7	323.5	233.2	2.9	565.3

Dividends:
Preferred stocks	–	13.1	11.7	–	24.8	–	3.1	2.8	–	5.9
Common stocks	–	–	104.0	–	104.0	–	–	131.6	–	131.6

	–	13.1	115.7	–	128.8	–	3.1	134.4	–	137.5

Earnings from investments, at equity	–	–	–	50.9	50.9	–	–	–	23.3	23.3
Investment expenses	–	–	–	(20.5)	(20.5)	–	–	–	(13.4)	(13.4)

	(77.8)	396.6	407.5	36.1	762.4	5.7	326.6	367.6	12.8	712.7

Net gains (losses) on investments:
Bonds:
Gains	–	195.9	383.7	–	579.6	–	691.7	248.1	–	939.8
Losses	–	–	(10.2)	–	(10.2)	–	–	(5.0)	–	(5.0)

	–	195.9	373.5	–	569.4	–	691.7	243.1	–	934.8

Preferred stocks:
Gains	–	–	1.5	–	1.5	–	24.3	2.6	–	26.9
Losses	–	(15.4)	–	–	(15.4)	–	–	(0.3)	–	(0.3)

	–	(15.4)	1.5	–	(13.9)	–	24.3	2.3	–	26.6

Common stocks:
Gains	–	32.4	455.4	–	487.8	–	35.3	285.9	–	321.2
Losses	–	–	(11.2)	–	(11.2)	–	–	(82.1)	–	(82.1)

	–	32.4	444.2	–	476.6	–	35.3	203.8	–	239.1

Financial instruments classified as held for trading	(757.5)	–	–	–	(757.5)	37.5	–	–	–	37.5
Foreign currency gains (losses) on investing activities	(25.7)	(13.2)	(85.5)	5.1	(119.3)	18.2	(1.1)	(14.7)	8.3	10.7
Foreign currency gains (losses) on underwriting activities	–	–	–	(26.4)	(26.4)	–	–	–	14.3	14.3
Gain on partial disposition of investee company	–	–	–	77.9	77.9	–	–	–	–	–
Repurchase of debt	–	–	–	–	–	–	–	–	9.0	9.0
Other	–	0.6	(4.6)	19.4	15.4	–	(4.2)	2.0	14.7	12.5
Other than temporary impairments of investments	–	–	(33.7)	–	(33.7)	–	–	(340.0)	–	(340.0)

	(783.2)	200.3	695.4	76.0	188.5	55.7	746.0	96.5	46.3	944.5

	(861.0)	596.9	1,102.9	112.1	950.9	61.4	1,072.6	464.1	59.1	1,657.2

	Year ended December 31, 2008
	Classified	Designated	Classified
	as	as	as
	held for	held for	available
	trading	trading	for sale	Other	Total

Interest income:
Cash and short term investments	100.4	–	30.8	–	131.2
Bonds	–	81.9	372.7	–	454.6
Derivatives and other	14.8	–	–	6.4	21.2

	115.2	81.9	403.5	6.4	607.0

Dividends:
Preferred stocks	–	–	1.5	–	1.5
Common stocks	–	–	74.5	–	74.5

	–	–	76.0	–	76.0

Losses from investments, at equity	–	–	–	(49.4)	(49.4)
Investment expenses	–	–	–	(7.2)	(7.2)

	115.2	81.9	479.5	(50.2)	626.4

Net gains (losses) on investments:
Bonds:
Gains	–	–	602.9	–	602.9
Losses	–	(350.0)	(20.1)	–	(370.1)

	–	(350.0)	582.8	–	232.8

Preferred stocks:
Gains	–	–	3.0	–	3.0
Losses	–	–	–	–	–

	–	–	3.0	–	3.0

Common stocks:
Gains	–	–	54.5	–	54.5
Losses	–	(21.3)	(15.0)	–	(36.3)

	–	(21.3)	39.5	–	18.2

Financial instruments classified as held for trading	3,428.5	–	–	–	3,428.5
Foreign currency gains (losses) on investing activities	(70.6)	66.2	49.6	24.0	69.2
Foreign currency gains (losses) on underwriting activities	–	–	–	(147.9)	(147.9)
Foreign currency translation loss on disposition of investee company	–	–	–	(24.9)	(24.9)
Other	–	1.2	0.3	2.1	3.6
Other than temporary impairments of investments	–	–	(1,011.8)	–	(1,011.8)

	3,357.9	(303.9)	(336.6)	(146.7)	2,570.7

	3,473.1	(222.0)	142.9	(196.9)	3,197.1

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table summarizes the impact of investments classified or designated as held for trading on net gains (losses) on investments recognized in the consolidated statements of earnings. Common stock and equity index positions includes positions in equity and equity index total return swaps and equity and equity index call options. Other is primarily comprised of foreign exchange forward contracts, credit warrants and other derivative securities.

							Designated as
	Classified as held for trading						held for trading
	Common							Preferred
	stock and	Credit						and
	equity index	default	Equity	CPI-linked				common
	short positions	swaps	warrants	derivatives	Other	Total	Bonds	stocks	Total

For the year ended December 31, 2010
Realized gains (losses) on positions closed in the year(1)	(700.1)	10.4	–	–	(2.1)	(691.8)	251.2	(0.2)	251.0
Mark-to-market gains (losses) arising on positions remaining open at year end	(139.4)	5.4	83.6	28.1	(43.4)	(65.7)	(55.3)	17.2	(38.1)

Net gains (losses)	(839.5)	15.8	83.6	28.1	(45.5)	(757.5)	195.9	17.0	212.9

For the year ended December 31, 2009
Realized gains (losses) on positions closed in the year(1)	(15.4)	46.2	172.7	–	(44.9)	158.6	87.6	9.2	96.8
Mark-to-market gains (losses) arising on positions remaining open at year end	8.8	(160.8)	58.2	(0.5)	(26.8)	(121.1)	604.1	50.4	654.5

Net gains (losses)	(6.6)	(114.6)	230.9	(0.5)	(71.7)	37.5	691.7	59.6	751.3

For the year ended December 31, 2008
Realized gains (losses) on positions closed in the year(1)	2,078.9	1,047.5	–	–	65.3	3,191.7	(1.9)	–	(1.9)
Mark-to-market gains (losses) arising on positions remaining open at year end	(0.2)	238.9	–	–	(1.9)	236.8	(348.1)	(21.3)	(369.4)

Net gains (losses)	2,078.7	1,286.4	–	–	63.4	3,428.5	(350.0)	(21.3)	(371.3)

(1)	Amounts include net gains (losses) arising on certain derivatives which require the counterparties to cash-settle on a quarterly basis the market value movement since the previous quarterly reset date notwithstanding that the derivative contracts may remain open subsequent to the quarterly cash settlement.

5.	Short Sale and Derivative Transactions

The following table summarizes the notional amount and fair value of the company’s derivative instruments:

	December 31, 2010				December 31, 2009
		Notional	Fair value			Notional	Fair value
	Cost	amount	Assets	Liabilities	Cost	amount	Assets	Liabilities

Equity derivatives:
Equity index total return swaps – short positions	–	5,463.3	10.3	133.7	–	1,582.7	9.2	–
Equity total return swaps – short positions	–	624.5	18.0	28.3	–	232.2	–	1.2
Equity total return swaps – long positions	–	1,244.3	0.7	8.3	–	214.6	8.7	7.7
Equity call options	–	–	–	–	46.2	79.3	46.0	–
Warrants	21.6	158.8	171.1	–	10.1	127.5	71.6	–
Credit derivatives:
Credit default swaps	70.8	3,499.3	67.2	–	114.8	5,926.2	71.6	–
Warrants	16.6	340.2	6.5	–	15.8	340.2	2.8	–
CPI-linked derivative contracts	302.3	34,182.3	328.6	–	8.8	1,490.7	8.2	–
Foreign exchange forward contracts	–	–	–	25.5	–	–	1.6	48.0
Other derivative contracts	–	–	–	21.1	–	–	5.5	0.3

Total			602.4	216.9			225.2	57.2

The company is exposed to significant market risk and credit risk through its investing activities. The company’s derivative contracts, with certain exceptions, are used for the purpose of managing these risks. Derivative contracts entered into by the company are considered economic hedges and are not designated as hedges for financial reporting purposes. Refer to note 20 for further analyses of how the company uses derivatives and non-derivative instruments in risk management.

The fair value of derivatives in a gain position are presented on the consolidated balance sheets in derivatives and other invested assets in portfolio investments and in the cash, short term investments and marketable securities of the holding company. The fair value of derivatives in a loss position and obligations to purchase securities sold short, if any, are presented on the consolidated balance sheets in short sale and derivative obligations. The initial premium paid for a derivative contract, if any, would be recorded as a derivative asset and subsequently adjusted for changes in the market value of the contract at each balance sheet date. Changes in the market value of a contract are recorded as net gains (losses) on investments in the company’s consolidated statements of earnings at each balance sheet date, with a corresponding adjustment to the carrying value of the derivative asset or liability.

Equity contracts
Short positions in equity and equity index total return swaps are held primarily to provide protection against significant declines in the value of the company’s portfolio of common stocks. The company’s equity and equity index total return swaps contain contractual reset provisions requiring counterparties to cash-settle on a quarterly basis any market value movements arising subsequent to the prior settlement. Any cash amounts paid to settle unfavourable market value changes and, conversely, any cash amounts received in settlement of favourable market value changes are recognized by the company as net gains (losses) on investments in the consolidated statements of earnings. To the extent that a contractual reset date of a contract does not correspond to the balance sheet date, the company records net gains (losses) on investments in the consolidated statements of earnings to adjust the carrying value of the derivative asset or liability associated with each total return swap contract to reflect its fair value at the balance sheet date. Final cash settlements of total return swaps are recognized as net gains (losses) on investments net of any previously recorded unrealized market value changes since the last quarterly reset date. Total return swaps require no initial net investment and at inception, their fair value is zero.

The company holds significant investments in equities and equity-related securities. The market value and the liquidity of these investments are volatile and may vary dramatically either up or down in short periods, and their ultimate value will therefore only be known over the long term. During 2010, the company added a net notional amount of $933.6 to its equity total return swaps – long positions on individual equity securities for investment purposes. As a result of volatility in the equity markets and international credit concerns, the company has taken measures to protect its equity and equity-related holdings against a potential decline in equity markets by way of short positions effected through equity index total return swaps. Accordingly, the company added short positions in certain equities ($284.4 notional amount entered into during the third quarter of 2010), the Russell 2000 index ($3.3 billion notional amount at an average Russell 2000 index value of 646.5 entered into during the second quarter of 2010) and to its short positions in the S&P 500 index ($1.5 billion notional amount at an average S&P 500 index value of 1,062.52 entered into during the third quarter of 2009). During the fourth quarter of 2010, the company closed out $212.4 of the original notional amount of its short positions in S&P 500 index total return swaps to realign its equity hedges with its underlying equity and equity-related holdings (this transaction had a nominal impact on the average S&P 500 index value of the remaining $1.3 billion original notional amount of S&P 500 index total return swaps). At December 31, 2010, equity hedges represented approximately 88.8% of the company’s equity and equity-related holdings ($6,854.5). During 2010, the company paid net cash of $796.9 (2009 – $107.5; 2008 – received net cash of $2,053.8) to satisfy obligations incurred in connection with the quarterly reset provisions of its short equity and equity index total return swaps. During 2010, the company received net cash of $91.9 (2009 – $83.3; 2008 – nil) from counterparties in connection with the quarterly reset provisions of the company’s long equity total return swaps. The company believes that the equity hedges will be reasonably effective in protecting that proportion of the company’s equity and equity-related holdings to which the hedges relate should a significant correction in the market occur; however, due to a lack of a perfect correlation between the hedged items and the hedging items, combined with other market uncertainties, it is not possible to estimate the reasonably likely future impact of the company’s economic hedging programs related to equity risk.

At December 31, 2010, the fair value of the collateral deposited for the benefit of derivative counterparties included in assets pledged for short sale and derivative obligations was $847.0 ($206.0 at December 31, 2009), of which $733.2 ($156.4 at December 31, 2009) was collateral required to be deposited to enter into such derivative contracts (principally related to total return swaps) and $113.8 ($49.6 at December 31, 2009) of which was required to support

FAIRFAX FINANCIAL HOLDINGS LIMITED

amounts owed to counterparties of the company’s total return swaps and foreign exchange forward contracts at the balance sheet date.

Equity call options include derivative purchase contracts and call options on certain U.S. publicly traded common stocks. Equity warrants were acquired in conjunction with the company’s investment in debt securities of various Canadian companies during the second quarter of 2009. The warrants have expiration dates ranging from 2 years to 4 years.

Credit contracts
Since 2003, subsidiary portfolio investments and holding company investments have included credit default swaps referenced to various issuers in the financial services industry as an economic hedge of risks affecting specific financial assets of the company, exposures potentially affecting the fair value of the company’s fixed income portfolio and of broader systemic risk. The company’s holdings of credit default swap contracts declined significantly by the end of 2010 largely as a result of significant sales in 2008 and contract expirations in 2009 and 2010 (as indicated in 2009, the company determined not to utilize credit default swaps currently as part of its economic hedging program and therefore not to replace its credit default swaps as sales or expiries occurred, with the result that the company no longer has significant holdings of credit default swaps). Accordingly, the company no longer considers credit default swaps to be an economic hedge of its financial assets effective January 1, 2011. The company’s remaining credit default swaps have a weighted average life of 2.4 years (2.4 years at December 31, 2009) and a notional amount and fair value as shown in the table above. As the average remaining life of a contract declines, the fair value of the contract (excluding the impact of credit spreads) will generally decline.

The initial premium paid for each credit default swap contract was recorded as a derivative asset and was subsequently adjusted for changes in the market value of the contract at each balance sheet date. Changes in the market value of the contract were recorded as net gains (losses) on investments in the company’s consolidated statements of earnings at each balance sheet date, with a corresponding adjustment to the carrying value of the derivative asset. Sales or expiration of credit default swap contracts during 2010 and 2009 caused the company to reverse any previously recorded unrealized market value changes since inception of the contract and to record the amount of the final cash settlement through net gains (losses) on investments in the consolidated statements of net earnings. The impact of credit default swaps on the company’s net earnings is shown in note 4 in the last table under the heading of Financial Performance.

The company holds, for investment purposes, various bond warrants that give the company an option to purchase certain long dated corporate bonds. The warrants have expiration dates averaging 35.8 years (36.6 years at December 31, 2009).

CPI-linked derivative contracts
The company has purchased derivative contracts referenced to the CPI in the geographic regions in which it operates, which serve as an economic hedge against the potential adverse financial impact on the company of decreasing price levels. These contracts have a remaining weighted average life of 9.4 years (10.0 years at December 31, 2009) and a notional amount and fair value as shown in the table below. As the average remaining life of a contract declines, the fair value of the contract (excluding the impact of CPI changes) will generally decline. The initial premium paid for each contract is recorded as a derivative asset and is subsequently adjusted for changes in the unrealized fair value of the contract at each balance sheet date. Changes in the unrealized fair value of the contracts are recorded as net gains (losses) on investments in the company’s consolidated statements of earnings at each balance sheet date, with a corresponding adjustment to the carrying value of the derivative asset. In the event of a sale, expiration or early settlement of any of these contracts, the company would receive the fair value of that contract on the date of the transaction. The company’s maximum potential loss on any contract is limited to the original cost of that contract.

The following table summarizes the notional amounts and weighted average strike prices of CPI indices underlying the company’s CPI-linked derivative contracts:

	December 31, 2010			December 31, 2009
	Notional Amount			Notional Amount
	Original		Weighted average	Original		Weighted average
Underlying CPI Index	currency	U.S. dollars	strike price	currency	U.S. dollars	strike price

United States	16,250.0	16,250.0	216.58	800.0	800.0	215.85
United Kingdom	550.0	861.1	216.01	250.0	403.8	215.30
European Union	12,725.0	17,071.2	108.83	200.0	286.9	107.91

		34,182.3			1,490.7

During 2010, the company purchased $32,670.2 (2009 – $1,490.7) notional amount of CPI-linked derivative contracts at a cost of $291.4 (2009 – $8.8). The impact of CPI-linked derivatives on the company’s net earnings is shown in note 4 in the last table under the heading of Financial Performance.

The CPI-linked derivative contracts are extremely volatile, with the result that their market value and their liquidity may vary dramatically either up or down in short periods, and their ultimate value will therefore only be known upon their disposition. The company’s purchase of these derivative contracts is consistent with its capital management framework designed to protect its capital in the long term. Due to the uncertainty of the market conditions which will exist many years into the future, it is not possible to estimate the reasonably likely future impact of this aspect of the company’s risk management program.

Foreign exchange forward contracts
A significant portion of the company’s business is conducted in currencies other than the U.S. dollar. The company is also exposed to currency rate fluctuations through its equity accounted investments and its net investment in subsidiaries that have a functional currency other than the U.S. dollar. Long and short foreign exchange forward contracts primarily denominated in the British pound sterling and the Canadian dollar are used to manage certain foreign currency exposures arising from foreign currency denominated transactions. The contracts have an average term to maturity of less than one year and may be renewed at market rates.

Counterparty risk
The company endeavours to limit counterparty risk through the terms of agreements negotiated with the counterparties to its derivative contracts. The fair value of the collateral deposited for the benefit of the company at December 31, 2010 consisted of cash of $26.1 (nil at December 31, 2009) and government securities of $94.4 ($23.2 at December 31, 2009) that may be sold or repledged by the company. The company has recognized the cash collateral within subsidiary cash and short term investments and recognized a corresponding liability within accounts payable and accrued liabilities. The company had not exercised its right to sell or repledge collateral at December 31, 2010. The company’s exposure to counterparty risk and the manner in which the company manages counterparty risk are discussed further in note 20.

Hedge of net investment in Northbridge
In June 2010 and August 2009, the company designated the carrying value of Cdn$275.0 and Cdn$400.0 principal amount respectively of its Canadian dollar denominated senior notes as a hedge of its net investment in Northbridge for financial reporting purposes. In 2010, the company recognized pre-tax losses of $28.2 (2009 – $18.3) related to foreign currency movements on the senior notes in change in gains and losses on hedge of net investment in foreign subsidiary in the consolidated statements of comprehensive income.

FAIRFAX FINANCIAL HOLDINGS LIMITED

6.	Goodwill and Intangible Assets

The following table presents details of the company’s goodwill and intangible assets:

	December 31, 2010
					Intangible
					assets not
		Intangible assets subject to			subject to
	Goodwill	amortization			amortization		Total
		Customer and
		broker	Computer		Brand
		relationships	software	Other	names	Other

Balance – beginning of year	249.3	115.6	34.2	3.6	26.0	10.1	438.8
Additions	317.6	147.5	33.4	–	20.2	–	518.7
Disposals	–	–	–	(0.2)	–	–	(0.2)
Amortization charge	–	(11.1)	(8.4)	(0.5)	–	–	(20.0)
Foreign exchange effect	5.2	4.6	1.2	–	0.8	–	11.8

Balance – end of year	572.1	256.6	60.4	2.9	47.0	10.1	949.1

Gross carrying amount	575.7	274.1	117.4	7.8	47.0	10.1	1,032.1
Accumulated amortization	–	(17.5)	(48.4)	(4.9)	–	–	(70.8)
Accumulated impairment	(3.6)	–	(8.6)	–	–	–	(12.2)

	572.1	256.6	60.4	2.9	47.0	10.1	949.1

	December 31, 2009
		Intangible assets not subject to			Intangible assets subject to
	Goodwill	amortization			amortization		Total
		Customer and
		broker	Computer		Brand
		relationships	software	Other	names	Other

Balance – beginning of year	71.5	–	29.7	9.4	2.9	9.7	123.2
Additions	167.3	107.5	7.5	0.4	21.2	–	303.9
Disposals	(2.8)	–	–	(5.0)	–	–	(7.8)
Amortization charge	–	(5.4)	(4.5)	(1.2)	–	–	(11.1)
Impairment charge	(3.6)	–	–	–	–	–	(3.6)
Foreign exchange effect	16.9	13.5	1.5	–	1.9	0.4	34.2

Balance – end of year	249.3	115.6	34.2	3.6	26.0	10.1	438.8

Gross carrying amount	252.9	121.5	70.6	11.7	26.0	10.1	492.8
Accumulated amortization	–	(5.9)	(27.8)	(8.1)	–	–	(41.8)
Accumulated impairment	(3.6)	–	(8.6)	–	–	–	(12.2)

	249.3	115.6	34.2	3.6	26.0	10.1	438.8

Goodwill and intangible assets are allocated to the respective reporting units as follows:

	Goodwill		Intangible assets
	December 31,		December 31,
	2010	2009	2010	2009

Zenith National	317.6	–	170.7	–
Northbridge	109.8	104.0	123.9	115.8
OdysseyRe	104.2	104.2	51.8	48.2
All other	40.5	41.1	30.6	25.5

	572.1	249.3	377.0	189.5

The $510.3 increase in goodwill and intangible assets in 2010 resulted from the Zenith National acquisition as described in note 19 and the effect of foreign currency translation related to the Northbridge and Polish Re goodwill and intangible assets. Consolidated goodwill of $572.1 ($249.3 at December 31, 2009) and intangible assets of $377.0 ($189.5 at December 31, 2009) (principally related to the value of customer and broker relationships and brand names) are comprised primarily of amounts arising on the acquisition of Zenith National during 2010 and the privatization of Northbridge and OdysseyRe during 2009. Impairment tests for goodwill and intangible assets not subject to amortization were completed in 2010 and it was concluded that no impairment had occurred.

7.	Provision for Claims

Changes in claims liabilities recorded on the consolidated balance sheets and the related impact on unpaid claims and allocated loss adjustment expenses were as shown in the following table:

	December 31,
	2010	2009	2008

Provision for claims – beginning of year – net	11,437.5	11,008.5	10,624.8
Foreign exchange effect of change in provision for claims	167.4	393.3	(580.3)
Provision for claims occurring:
In the current year	3,161.4	3,091.8	3,405.4
In the prior years	14.7	30.3	55.4
Paid on claims during the year related to:
The current year	(736.9)	(729.9)	(835.5)
The prior years	(2,612.9)	(2,424.9)	(2,034.2)
Provision for claims of companies acquired during the year at December 31	1,358.7	68.4	372.9

Provision for claims at December 31 before the undernoted	12,789.9	11,437.5	11,008.5
CTR Life	25.3	27.6	34.9

Provision for claims – end of year – net	12,815.2	11,465.1	11,043.4
Reinsurers’ share of provision for claims	3,455.1	3,301.6	3,685.0

Provision for claims – end of year – gross	16,270.3	14,766.7	14,728.4

The foreign exchange effect of change in provision for claims principally relate to the impact during the year of the strengthening of the Canadian dollar relative to the U.S. dollar, partially offset by the strengthening of the U.S. dollar relative to the British pound sterling and the Euro. The company generally mitigates the impact of foreign currency movements on its foreign currency denominated claims liabilities by holding foreign currency denominated investment assets. As a result, realized and unrealized foreign currency translation gains and losses arising from claims settlement activities and the revaluation of the provision for claims (recorded in net gains (losses) on investments in the consolidated statement of earnings) are generally partially or wholly mitigated by realized and unrealized foreign currency translation gains and losses on investments classified or designated as held for trading (recorded in net gains (losses) on investments in the consolidated statement of earnings) and investments classified as available for sale (recorded in other comprehensive income until realized, at which time the cumulative gain or loss is reclassified to net gains (losses) on investments in the consolidated statement of earnings).

Fair value
The fair value of insurance and reinsurance contracts is comprised of the fair value of unpaid claims liabilities and the fair value of the unearned premiums. The fair value of ceded reinsurance contracts is comprised of the fair value of the reinsurers’ share of unpaid claims liabilities and the unearned premiums. Both reflect the time value of money whereas the carrying values (including the reinsurers’ share thereof) do not reflect discounting, except for contractual obligations related to workers’ compensation lines of business. The calculation of the fair value of the unearned premiums includes premium acquisition expenses to reflect the deferral of these expenses at the inception of the insurance or reinsurance contract. The estimated value of insurance and reinsurance and ceded reinsurance contracts is determined by projecting the expected future cash flows of the contracts, selecting the appropriate interest rates, and applying the resulting discount factors to expected future cash flows. The difference between the sum of the

FAIRFAX FINANCIAL HOLDINGS LIMITED

undiscounted expected future cash flows and the sum of the discounted future cash flows represents the time value of money. A margin for risk and uncertainty is added to the discounted cash flows to reflect factors including the volatility of the lines of business written, quantity of reinsurance purchased, credit quality of reinsurers and a risk margin for future changes in interest rates.

The carrying value in excess of the fair value of insurance and reinsurance contracts decreased at December 31, 2010 compared to December 31, 2009 as a result of an increase in the interest rate margin for adverse development, partially offset by a modest increase in the average market yield of the company’s bond portfolio during 2010.

	December 31, 2010		December 31, 2009
	Fair value	Carrying value	Fair value	Carrying value

Insurance and reinsurance contracts	17,941.8	18,391.2	16,127.1	16,680.5
Ceded reinsurance contracts	3,488.5	3,734.8	3,250.3	3,534.3

The company’s methodology for determining the fair value of its insurance and reinsurance contracts approximates the value at which a transfer of the liabilities related to its insurance and reinsurance contracts or a sale of the assets related to its ceded reinsurance contracts might occur in a market transaction at the balance sheet date. The fair values of the insurance and reinsurance contracts were determined using the discount rate derived from the average market yield of the company’s bond portfolio.

The table that follows shows the potential impact of interest rate fluctuations on the fair value of insurance and reinsurance contracts:

	December 31, 2010		December 31, 2009
	Fair value of	Fair value of	Fair value of	Fair value of
	insurance and	ceded	insurance and	ceded
	reinsurance	reinsurance	reinsurance	reinsurance
Change in interest rates	contracts	contracts	contracts	contracts

100 basis point increase	17,400.2	3,377.5	15,641.6	3,156.9
100 basis point decrease	18,550.5	3,608.3	16,537.2	3,356.4

8.	Significant Commutations

During 2009, TIG commuted several reinsurance contracts. As a result of the commutations, TIG received $37.2 in 2009 of total cash proceeds of $136.2 (and received the remaining balance of $99.0 in the first quarter of 2010) and recorded a reduction of recoverable from reinsurers of $139.8 and a net pre-tax charge of $3.6 in the consolidated statement of earnings.

During 2008, Crum & Forster commuted an aggregate stop loss reinsurance contract. As a result of the commutation, Crum & Forster received cash proceeds of $302.5 and recorded a reduction of recoverable from reinsurers of $386.7 and a pre-tax charge of $84.2 in the consolidated statement of earnings.

9.	Reinsurance

The company follows the policy of underwriting and reinsuring contracts of insurance and reinsurance which, depending on the type of contract, generally limits the liability of the individual insurance and reinsurance subsidiaries to a maximum amount on any one loss of $15.0 for OdysseyRe and Advent, $7.0 (excluding workers’ compensation) for Crum & Forster and $9.0 for Northbridge. Reinsurance decisions are made by the subsidiaries to reduce and spread the risk of loss on insurance and reinsurance written, to limit multiple claims arising from a single occurrence and to protect capital resources. The amount of reinsurance purchased can vary among subsidiaries depending on the lines of business written, their respective capital resources and prevailing or expected market conditions. Reinsurance is generally placed on an excess of loss basis and written in several layers, the purpose of which is to limit the amount of one risk to a maximum amount acceptable to the company and protect from losses on multiple risks arising from a single occurrence. This type of reinsurance includes what is generally referred to as catastrophe reinsurance. The company’s reinsurance does not, however, relieve the company of its primary obligation to the policy holder.

The majority of reinsurance contracts purchased by the company provide coverage for a one year term and are negotiated annually. The ability of the company to obtain reinsurance on terms and prices consistent with historical results reflects, among other factors, recent loss experience of the company and of the industry in general. The company does not expect that there will be significant changes in prices or terms and conditions in the near future. If a major loss were to occur (for example, of the magnitude of Hurricane Ike in 2009) or if the performance of the industry were to deteriorate further, the cost for reinsurance could change significantly. If that were to occur, each subsidiary would evaluate the relative costs and benefits of accepting more risk on a net basis, reducing exposure on a direct basis or paying additional premiums for reinsurance.

Historically the company has purchased, or has negotiated as part of the purchase of a subsidiary, adverse development covers as protection from adverse development of prior years’ reserves. In the past, significant amounts of reserve development have been ceded to these reinsurance treaties. The majority of these treaties have been commuted, are at limit, or are nearing limit, so that in the future, if further adverse reserve development originally protected by these covers were to occur, little if any would be ceded to reinsurers.

The pre-tax net impact of ceded reinsurance transactions for the years ended December 31 were as follows:

	2010	2009	2008

Earned premiums ceded to reinsurers	(912.5)	(814.5)	(713.5)
Commissions earned on ceded reinsurance premiums	166.8	145.4	144.9
Claims incurred ceded to reinsurers(1)	788.7	391.3	439.3
Provision for uncollectible reinsurance	(32.0)	(59.7)	(15.0)

Net impact of ceded reinsurance transactions (pre-tax)	11.0	(337.5)	(144.3)

(1)	In 2009 included a net $3.6 pre-tax loss on TIG’s commuted reinsurance contracts. In 2008 included an $84.2 pre-tax loss on Crum & Forster’s commutation of an aggregate stop loss contract.

The company has guidelines and a review process in place to assess the creditworthiness of the reinsurers to which it cedes. Note 20 discusses the company’s management of credit risk associated with reinsurance recoverables.

The company makes specific provisions against reinsurance recoverables from reinsurers considered to be in financial difficulty. In addition, the company records a general allowance based upon analysis of historical recoveries, the level of allowance already in place and management’s judgment on future collectibility. The provision for uncollectible reinsurance at December 31, 2010 was $373.0 ($381.1 at December 31, 2009).

Changes in the provision for uncollectible reinsurance for the years ended December 31, 2010 and 2009 are presented in the following table:

	2010	2009

Balance, beginning of year	381.1	370.2
Write-off of recoverables against provision	(40.6)	(49.4)
Provision for credit losses	40.8	74.9
Release of provision for credit losses	(8.8)	(15.2)
Foreign currency movements	0.5	0.6

Balance, end of year	373.0	381.1

FAIRFAX FINANCIAL HOLDINGS LIMITED

10.	Subsidiary Indebtedness, Long Term Debt and Credit Facilities

Subsidiary Indebtedness and Long Term Debt

	December 31, 2010		December 31, 2009
		Total		Total
		carrying		carrying
	Principal	value(a)	Principal	value(a)

Subsidiary indebtedness consists of the following balances:
Ridley secured revolving term facility:
Cdn $30.0 or U.S. dollar equivalent at floating rate due October 31, 2011	1.0	0.9	11.4	11.2
U.S. $20.0 at floating rate due October 31, 2011	1.3	1.3	1.0	0.9

	2.3	2.2	12.4	12.1

Long term debt consists of the following balances:
Fairfax unsecured notes:
7.75% due April 15, 2012(1)(2)	157.3	156.1	180.6	178.1
8.25% due October 1, 2015(1)(3)	82.4	82.2	90.9	90.6
7.75% due June 15, 2017(1)(4)	275.6	261.7	282.6	266.1
7.375% due April 15, 2018(3)	144.2	143.8	144.2	143.7
7.50% due August 19, 2019 (Cdn$400.0)(2)	402.6	398.5	381.6	377.0
7.25% due June 22, 2020 (Cdn$275.0)(1)	276.8	274.4	–	–
8.30% due April 15, 2026(3)	91.8	91.4	91.8	91.3
7.75% due July 15, 2037(3)	91.3	90.0	91.3	90.1

Long term debt – holding company borrowings	1,522.0	1,498.1	1,263.0	1,236.9

OdysseyRe unsecured senior notes:
7.65% due November 1, 2013(1)(5)	218.8	216.4	225.0	224.0
6.875% due May 1, 2015(1)(6)	125.0	123.3	125.0	123.8
Series A, floating rate due March 15, 2021(7)	50.0	49.8	50.0	49.7
Series B, floating rate due March 15, 2016(7)	50.0	49.7	50.0	49.7
Series C, floating rate due December 15, 2021(8)	40.0	39.8	40.0	39.8
Crum & Forster unsecured senior notes:
7.75% due May 1, 2017(1)(9)	330.0	306.8	330.0	307.5
Zenith National redeemable debentures:
8.55% due August 1, 2028(1)	38.4	38.0	–	–
Advent subordinated notes:
floating rate due June 3, 2035	34.0	33.0	34.0	33.0
€12.0 million, floating rate due June 3, 2035	16.0	15.5	17.2	16.8
Advent unsecured senior notes:
floating rate due January 15, 2026	26.0	25.1	26.0	25.0
floating rate due December 15, 2026	20.0	19.4	20.0	19.4
Ridley economic development loan at 1% due August 10, 2019	0.7	0.6	0.7	0.6
MFXchange, equipment loans at 7.3% due April 1, 2011	0.3	0.3	2.0	2.0

Long term debt – subsidiary company borrowings	949.2	917.7	919.9	891.3

	2,471.2	2,415.8	2,182.9	2,128.2

(a)	Principal net of unamortized issue costs and discounts.

(1)	During 2010, the company or one of its subsidiaries completed the following transactions with respect to its debt:

(a)	During 2010, holders of OdysseyRe’s 7.65% senior notes due 2013 and 6.875% senior notes due 2015 and Crum & Forster’s 7.75% senior notes due 2017 provided their consent to amend the indentures governing those senior notes to allow OdysseyRe and Crum & Forster to make available to senior note holders certain specified financial information and financial statements in lieu of the reports OdysseyRe and Crum & Forster previously filed with the Securities and Exchange Commission (“SEC”). In exchange for their consent to amend the indentures, OdysseyRe and Crum & Forster paid cash participation payments of $2.7 and $3.3 respectively to the senior note holders which were recorded as a reduction of the carrying value of the senior notes and will be amortized as an adjustment to the effective interest rate on the senior notes through interest expense in the consolidated statements of earnings. Transaction costs of $1.2, comprised of legal and agency fees incurred in connection with the consent solicitations, were recognized as an expense in the consolidated statements of earnings.

(b)	On June 22, 2010, the company completed a public debt offering of Cdn$275.0 principal amount of 7.25% unsecured senior notes due June 22, 2020 issued at par for net proceeds after commissions and expenses of $267.1 (Cdn$272.5). Commissions and expenses of $2.5 (Cdn$2.5) were included as part of the carrying value of the debt. The notes are redeemable at the company’s option, in whole or in part, at any time at the greater of a specified redemption price based on the then current yield of a Government of Canada bond with a term to maturity equal to the remaining term to June 22, 2020 and par. The company has designated these senior notes as a hedge of a portion of its net investment in Northbridge.

(c)	Effective May 20, 2010, the company consolidated the assets and liabilities of Zenith National, pursuant to the transaction described in note 19. As a result, the carrying value of $38.0 of redeemable securities issued by a statutory business trust subsidiary of Zenith National, was included in long term debt – subsidiary company borrowings on the company’s consolidated balance sheet as at December 31, 2010. These securities mature on August 1, 2028, pay semi-annual cumulative cash distributions at an annual rate of 8.55% of the $1,000 liquidation amount per security and are redeemable at Zenith National’s option at any time prior to their stated maturity date at a redemption price of 100% plus the excess of the then present value of the remaining scheduled payments of principal and interest over 100% of the principal amount together with the accrued and unpaid interest. Zenith National fully and unconditionally guarantees the distributions and redemptions of these redeemable securities. On May 26, 2010, holders of the redeemable securities provided their consent to amend the indenture governing these securities to allow Zenith National to make available to the security holders certain specified financial information and financial statements in lieu of the reports Zenith National previously filed with the SEC.

The acquisition of Zenith National resulted in the consolidation of aggregate principal amount of $38.7 and $6.3 of debt securities issued by Fairfax and OdysseyRe respectively, which were recorded in Zenith National’s investment portfolio as available for sale on the acquisition date. Accordingly, the $47.5 fair value of these debt securities was eliminated against long term debt – holding company borrowings and long term debt – subsidiary company borrowings on the consolidated balance sheet. As a result, the carrying value of long term debt – holding company borrowings and long term debt – subsidiary company borrowings decreased by $38.0 and $6.3 respectively and the company recorded a pre-tax loss of $3.2 in net gains (losses) on investments in the consolidated statement of earnings.

On September 17, 2010, Zenith National purchased $7.0 principal amount of its redeemable debentures due 2028 for cash consideration of $7.0. On June 9, 2010, Zenith National purchased $13.0 principal amount of its redeemable debentures due 2028 for cash consideration of $13.0.

(2)	During 2009, the company or one of its subsidiaries completed the following transactions with respect to its debt:

(a)	On September 25, 2009, the company purchased $1.0 principal amount of its senior notes due 2012 for cash consideration of $1.0.

(b)	On August 18, 2009, the company completed a public debt offering of Cdn$400.0 principal amount of 7.50% unsecured senior notes due August 19, 2019 at an issue price of $99.639 for net proceeds after discount, commissions and expenses of $358.6 (Cdn$394.8). Commissions and expenses of $3.4 (Cdn$3.7) were included as part of the carrying value of the debt. The notes are redeemable at the company’s option, in whole or in part, at any time at the greater of a specified redemption price based upon the then current yield of a Government of Canada bond with a term to maturity equal to the remaining term to August 19, 2019 and par. The company has designated these senior notes as a hedge of a portion of its net investment in Northbridge.

(c)	On the maturity date, January 28, 2009, the company repaid the outstanding $12.8 of its 6.15% secured loan.

(3)	During 2002, the company closed out the swaps for this debt and deferred the resulting gain which is amortized to earnings over the remaining term to maturity. The unamortized balance at December 31, 2010 is $28.5 ($31.3 at December 31, 2009).

FAIRFAX FINANCIAL HOLDINGS LIMITED

(4)	Redeemable at Fairfax’s option at any time on or after June 15, 2012, June 15, 2013, June 15, 2014 and June 15, 2015 at $103.9, $102.6, $101.3 and $100.0 per bond, respectively.

(5)	Redeemable at OdysseyRe’s option at any time at a price equal to the greater of (a) 100% of the principal amount to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the treasury rate plus 50 basis points, plus, in each case, accrued interest thereon to the date of redemption.

(6)	Redeemable at OdysseyRe’s option at any time at a price equal to the greater of (a) 100% of the principal amount to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the treasury rate plus 40 basis points, plus, in each case, accrued interest thereon to the date of redemption.

(7)	The Series A and Series B notes are callable by OdysseyRe in 2011 at their par value plus accrued and unpaid interest. The interest rate on each series of debentures is equal to three month LIBOR, which is calculated on a quarterly basis, plus 2.20%.

(8)	The Series C notes are due in 2021 and are callable by OdysseyRe in 2011 at their par value plus accrued and unpaid interest. The interest rate is equal to three month LIBOR plus 2.5% and is reset after every payment date.

(9)	Redeemable at Crum & Forster’s option at any time beginning May 1, 2012 at specified redemption prices.

Consolidated interest expense on long term debt amounted to $195.2 (2009 – $165.8; 2008 – $158.2). Interest expense on Ridley’s indebtedness amounted to $0.2 (2009 – $0.5; 2008 – $0.4).

The fair values of the company’s long term debt and other long term obligations are based principally on market prices, where available, or discounted cash flow models. The estimated fair values of the company’s long term debt and other long term obligations compared to their carrying values were as follows:

	December 31,		December 31,
	2010		2009
	Carrying	Fair	Carrying	Fair
	value	value	value	value

Long term debt – holding company borrowings	1,498.1	1,614.1	1,236.9	1,317.4
Long term debt – subsidiary company borrowings	917.7	987.9	891.3	917.4
Other long term obligations – holding company	311.5	309.4	173.5	171.3

	2,727.3	2,911.4	2,301.7	2,406.1

Principal repayments on long term debt-holding company borrowings and long term debt-subsidiary company borrowings are due as follows:

2011	0.4
2012	157.4
2013	218.8
2014	0.1
2015	207.5
Thereafter	1,887.0

Credit facilities

On November 10, 2010, Fairfax entered into a three year $300.0 unsecured revolving credit facility (the “credit facility”) with a syndicate of lenders to enhance its financial flexibility. As of December 31, 2010, no amounts had been drawn on the credit facility. In accordance with the terms of the credit facility agreement, Northbridge terminated its five-year unsecured revolving credit facility with a Canadian chartered bank on November 10, 2010.

As at December 31, 2009 and until February 23, 2010, OdysseyRe maintained a five-year $200.0 credit facility with a syndicate of lenders maturing in 2012. As at February 24, 2010, the size of this credit facility was reduced to $100.0 with an option to increase the size of the facility by an amount up to $50.0, to a maximum facility size of $150.0.

Following such a request, each lender has the right, but not the obligation, to commit to all or a portion of the proposed increase. As at December 31, 2010, there was $33.8 utilized under this credit facility, all of which was in support of letters of credit.

11.	Other Long Term Obligations – Holding Company

Other holding company long term obligations were comprised of the following:

	December 31,		December 31,
	2010		2009
	Carrying	Fair	Carrying	Fair
	value	value	value	value

TIG Note	143.8	143.8	–	–
Purchase consideration payable	158.6	158.6	164.4	164.4
Trust preferred securities of subsidiaries	9.1	7.0	9.1	6.9

	311.5	309.4	173.5	171.3

On August 17, 2010, in connection with the acquisition of GFIC as described in note 19, TIG issued a non-interest bearing contingent promissory note with an acquisition date fair value of $140.6. The TIG Note is non-interest bearing (except interest of 2% per annum will be payable during periods, if any, when there is an increase in the United States consumer price index of six percentage points or more) and is due following the sixth anniversary of the closing of the GFIC Transaction. The principal amount of the TIG Note will be reduced based on the cumulative adverse development, if any, of GFIC’s loss reserves at the sixth anniversary of the closing of the GFIC Transaction. The principal amount will be reduced by 75% of any adverse development up to $100, and by 90% of any adverse development in excess of $100 until the principal amount is nil. The fair value of the TIG Note was determined as the present value of the expected payment at maturity using a discount rate of 6.17% per annum due to the long term nature of this financial instrument. Fairfax has guaranteed TIG’s obligations under the TIG Note. Amortization of the discount on the TIG Note is recognized as interest expense in the consolidated statement of earnings.

On December 16, 2002, the company acquired Xerox’s 72.5% economic interest in TRG, the holding company of International Insurance Company (“IIC”), in exchange for payments over the next 15 years of $424.4 ($203.9 at December 16, 2002 using a discount rate of 9.0% per annum), payable approximately $5.0 a quarter from 2003 to 2017 and approximately $128.2 on December 16, 2017.

TIG Holdings had issued 8.597% junior subordinated debentures to TIG Capital Trust (a statutory business trust subsidiary of TIG Holdings) which, in turn, has issued 8.597% mandatory redeemable capital securities, maturing in 2027.

On April 28, 2009, the company purchased $8.8 principal amount of its trust preferred securities for cash consideration of $5.5.

12.	Total Equity

Capital Stock

Authorized capital

The authorized share capital of the company consists of an unlimited number of preferred shares issuable in series, an unlimited number of multiple voting shares carrying ten votes per share and an unlimited number of subordinate voting shares carrying one vote per share.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Issued capital

Issued capital includes 1,548,000 multiple voting shares and 19,891,389 subordinate voting shares without par value. The multiple voting shares are not publicly traded. The terms of the company’s cumulative five-year rate reset preferred shares are as follows:

				Liquidation	Fixed dividend
		Number of shares		preference	rate
	Redemption date	issued	Stated capital	per share	per annum

Series C(1)	December 31, 2014	10,000,000	Cdn $250.0	Cdn $25.00	5.75%
Series E(2)	March 31, 2015	8,000,000	Cdn $200.0	Cdn $25.00	4.75%
Series G(2)	September 30, 2015	10,000,000	Cdn $250.0	Cdn $25.00	5.00%
Series I(2)	December 31, 2015	12,000,000	Cdn $300.0	Cdn $25.00	5.00%

(1)	Series C preferred shares are redeemable by the company on the date specified in the table above and on each subsequent five-year anniversary date at Cdn$25.00 per share. Holders of unredeemed Series C preferred shares will have the right, at their option, to convert their shares into floating rate cumulative preferred shares Series D on December 31, 2014 and on each subsequent five-year anniversary date. The Series D preferred shares (of which none are currently issued) will have a dividend rate equal to the three-month Government of Canada Treasury Bill yield current on December 31, 2014 or any subsequent five-year anniversary plus 3.15%.

(2)	Series E, Series G and Series I preferred shares are redeemable by the company on the dates specified in the table above and on each subsequent five-year anniversary date at Cdn$25.00 per share. Holders of unredeemed Series E, Series G and Series I preferred shares will have the right, at their option, to convert their shares into floating rate cumulative preferred shares Series F (on March 31, 2015), Series H (on September 30, 2015) and Series J (on December 31, 2015) respectively and on each subsequent five-year anniversary date. The Series F, Series H and Series J preferred shares (of which none are currently issued) will have a dividend rate equal to the three-month Government of Canada Treasury Bill yield current on March 31, 2015, September 30, 2015 and December 31, 2015 or any subsequent five-year anniversary plus 2.16%, 2.56% and 2.85% respectively.

Treasury shares

The company acquires its own subordinate voting shares on the open market for use in its senior share plans. The number of shares reserved in treasury as at December 31, 2010 was 184,912 (2009 – 131,808; 2008 – 112,109). During 2010, the company acquired net treasury shares of 53,104 (2009 – 19,699; 2008 – 252) for a net cost of $23.7 (2009 – $6.0; 2008 – $0.1).

Capital transactions

Year ended December 31, 2010

On October 5, 2010, the company issued 12,000,000 cumulative five-year rate reset preferred shares, Series I for Cdn$25.00 per share, resulting in net proceeds after commissions and expenses of $286.0 (Cdn$290.8). Commissions and expenses of $9.0 were charged to preferred stock and recorded net of $2.5 of future income tax recovery.

On July 28, 2010, the company issued 10,000,000 cumulative five-year rate reset preferred shares, Series G for Cdn$25.00 per share, resulting in net proceeds after commissions and expenses of $233.8 (Cdn$242.2). Commissions and expenses of $7.6 were charged to preferred stock and recorded net of $2.1 of future income tax recovery.

On February 26, 2010, the company completed a public equity offering and issued 563,381 subordinate voting shares at $355.00 per share, for net proceeds after expenses (net of tax) of $199.8.

On February 1, 2010, the company issued 8,000,000 cumulative five-year rate reset preferred shares, Series E for Cdn$25.00 per share, resulting in net proceeds after commissions and expenses of $181.4 (Cdn$193.5). Commissions and expenses of $6.2 were charged to preferred stock and recorded net of $1.7 of future income tax recovery.

Under the terms of normal course issuer bids, during 2010, the company repurchased for cancellation 43,900 (2009 – 360,100; 2008 – 1,066,601) subordinate voting shares for a net cost of $16.8 (2009 – $122.9; 2008 – $282.0), of which $9.7 (2009 – $67.3; 2008 – $147.2) was charged to retained earnings.

Year ended December 31, 2009

On December 1, 2009, the company repurchased for cancellation 2,250,000 and 3,750,000 Series A and B preferred shares respectively. The company paid $53.9 to repurchase $38.4 (Cdn$56.2) of the stated capital of the Series A preferred shares and $89.9 to repurchase $64.1 (Cdn$93.8) of the stated capital of the Series B preferred shares. These redemptions resulted in a charge to retained earnings of $41.3, representing the excess of the redemption amount paid (stated capital of Cdn$150.0) over the balance sheet carrying value of the redeemed shares, the difference arising as a result of the movement in the Canadian-U.S. dollar exchange rate between the date the company commenced financial reporting in U.S. dollars and the redemption date.

On October 5, 2009, the company issued 10,000,000 cumulative five-year rate reset preferred shares, Series C for Cdn$25.00 per share, resulting in net proceeds after commissions and expenses of $225.0 (Cdn$242.2). Commissions and expenses of $7.3 were charged to preferred stock and recorded net of $2.2 of future income tax recovery.

On September 11, 2009, the company completed a public equity offering and issued 2,881,844 subordinate voting shares at $347.00 per share, for net proceeds after commissions and expenses (net of tax) of $989.3.

Dividends

On January 5, 2011, the company declared a cash dividend of $10.00 per share on its outstanding multiple voting and subordinate voting shares, payable on January 26, 2011 to shareholders of record on January 19, 2011 for a total cash payment of $205.9.

On January 5, 2010, the company declared a cash dividend of $10.00 per share on its outstanding multiple voting and subordinate voting shares, payable on January 26, 2010 to shareholders of record on January 19, 2010 for a total cash payment of $200.8.

On January 6, 2009, the company declared a cash dividend of $8.00 per share on its outstanding multiple voting and subordinate voting shares, payable on January 27, 2009 to shareholders of record on January 20, 2009 for a total cash payment of $140.8.

Accumulated Other Comprehensive Income (Loss)

The balances related to each component of accumulated other comprehensive income (loss) attributable to shareholders of Fairfax were as follows:

	December 31, 2010			December 31, 2009
		Income tax			Income tax
	Pre-tax	(expense)	After-tax	Pre-tax	(expense)	After-tax
	amount	recovery	amount	amount	recovery	amount

Net unrealized gains (losses) on available for sale securities:
Bonds	(148.2)	47.0	(101.2)	181.2	(60.5)	120.7
Common stocks and other	998.7	(291.3)	707.4	874.3	(251.1)	623.2

	850.5	(244.3)	606.2	1,055.5	(311.6)	743.9
Share of accumulated other comprehensive income (loss) of investments, at equity	6.9	(4.4)	2.5	(10.8)	(1.2)	(12.0)
Currency translation account	273.1	(17.9)	255.2	167.9	(6.7)	161.2

	1,130.5	(266.6)	863.9	1,212.6	(319.5)	893.1

Non-controlling interest

On September 15, 2010, OdysseyRe called for redemption all of the outstanding shares of its 8.125% noncumulative Series A preferred shares and its floating rate noncumulative Series B preferred shares not owned by it or by other subsidiaries of the company. On the redemption date of October 20, 2010, OdysseyRe paid $43.6 to repurchase $42.4 of the stated capital of the Series A preferred shares and $27.0 to repurchase $26.1 of the stated capital of the Series B preferred shares. These transactions decreased non-controlling interests by $68.5 and a pre-tax loss of $2.1 was recognized in net gains (losses) on investments in the consolidated statement of earnings.

FAIRFAX FINANCIAL HOLDINGS LIMITED

13.	Income Taxes

The company’s provisions for (recovery of) income taxes for the years ended December 31 were as follows:

	2010	2009	2008

Current	(4.8)	202.1	1,098.5
Future	(114.7)	12.8	(342.9)

	(119.5)	214.9	755.6

A reconciliation of income tax calculated at the Canadian statutory tax rate with the income tax provision (recovery) at the effective tax rate in the consolidated statements of earnings for the years ended December 31 is summarized in the following table:

	2010	2009	2008

Provision for income taxes at the statutory income tax rate (2010 – 31.0%; 2009 – 33.0%; 2008 – 33.5%)	109.0	397.9	818.9
Tax rate differential on income earned outside Canada	(91.5)	(48.5)	(3.7)
Non-taxable investment income	(89.0)	(78.0)	(1.3)
Change in unrecorded tax benefit of losses	(43.7)	(47.7)	(12.6)
Non-taxable gain arising from U.S. acquisitions	(39.1)	–	–
Withholding tax on U.S. dividend	35.6	–	–
Change in tax rate for future income taxes	(12.7)	2.1	3.5
Recovery related to prior years	(1.7)	(48.2)	(15.8)
Foreign exchange	2.5	25.5	(33.5)
Other including permanent differences	11.1	11.8	0.1

Provision for (recovery of) income taxes	(119.5)	214.9	755.6

The $119.5 recovery of income taxes in 2010 differed from the company’s Canadian statutory income tax rate of 31.0% (decreased from 33.0% in 2009) primarily as a result of income earned in jurisdictions where the corporate income tax rate is lower than the company’s statutory income tax rate, the effect of non-taxable investment income (including dividend income and interest on bond investments in U.S. states and municipalities and capital gains in Canada which are only 50.0% taxable), the recognition of the benefit of previously unrecorded accumulated income tax losses, the excess of the fair value of net assets acquired over the purchase price in respect of the GFIC acquisition which was not taxable and the gain on previously owned common shares of Zenith National which incurred no additional tax, partially offset by withholding tax paid on an intercompany dividend from the U.S. to Canada.

The effective income tax rate of 17.8% implicit in the $214.9 provision for income taxes in 2009 differed from the company’s Canadian statutory income tax rate of 33.0% primarily as a result of the effect of non-taxable investment income in the U.S. tax group (including dividend income and interest on bond investments in U.S. states and municipalities), income earned in jurisdictions where the corporate income tax rate is lower than the company’s statutory income tax rate, the recognition of the benefit of previously unrecorded accumulated income tax losses and the release of $30.7 of income tax provisions subsequent to the completion of examinations of the tax filings of prior years by taxation authorities (included in recovery related to prior years), partially offset by income taxes on unrealized foreign currency gains on the company’s publicly issued debt securities.

The effective income tax rate of 30.9% implicit in the $755.6 provision for income taxes in 2008 differed from the company’s statutory income tax rate of 33.5% primarily as a result of the effect of income earned in jurisdictions where the corporate income tax rate is lower than the company’s statutory income tax rate and where the benefit of accumulated income tax losses is unrecorded, the release of $23.3 of income tax provisions subsequent to the completion of an examination by taxation authorities, and the effect of reduced unrealized foreign currency gains on the company’s publicly issued debt securities, partially offset by the effect of the unrecorded tax benefit on unrealized losses arising from other than temporary impairments recorded on common stock and bond investments.

The net future income tax assets were comprised as follows:

	December 31,
	2010	2009

Operating and capital losses	179.3	207.8
Claims discount	328.6	298.6
Unearned premium reserve	63.0	58.2
Deferred premium acquisition cost	(52.6)	(50.3)
Allowance for doubtful accounts	16.4	16.0
Foreign tax credits	149.6	56.1
Intangible assets	(93.2)	(41.7)
Investments and other	50.3	(44.0)

	641.1	500.7
Valuation allowance	(127.0)	(182.0)

Future income taxes	514.4	318.7

Loss carryforwards as at December 31, 2010 which were available to reduce future taxable income of certain subsidiaries in the jurisdictions as noted, as well as the period in which these loss carryforwards can be utilized, were comprised as follows:

	December 31, 2010
	U.S.	Canada	Ireland	U.K.	Total

Less than 1 year	–	–	–	–	–
From 1 to 5 years	–	23.0	–	–	23.0
From 6 to 10 years	–	–	–	–	–
From 11 to 20 years	65.2	86.8	–	–	152.0
No expiration date	–	–	193.5	400.6	594.1

	65.2	109.8	193.5	400.6	769.1

Management reviews the valuation of the future income tax asset on an ongoing basis and adjusts the valuation allowance, as necessary, to reflect its anticipated realization. As at December 31, 2010, management has recorded a valuation allowance against operating and capital losses and temporary differences of $127.0 ($182.0 at December 31, 2009), of which $12.7 ($29.2 at December 31, 2009) related to losses, mostly of the former Cunningham Lindsey companies in Canada, $94.5 ($132.5 at December 31, 2009) related to all of the losses carried forward and temporary differences in Europe (excluding Advent), and $19.8 ($20.3 at December 31, 2009) related to losses and tax credits, mostly of the former Cunningham Lindsey companies in the U.S. References to the former Cunningham Lindsey companies in Canada and in the U.S. are to certain companies which were retained by Fairfax following the disposition of its controlling interest in the operating companies of Cunningham Lindsey Group Inc. in 2007. There were no valuation allowances related to the Canadian and U.S. insurance and reinsurance operating companies. Management expects that the recorded future income tax asset will be realized in the normal course of operations.

FAIRFAX FINANCIAL HOLDINGS LIMITED

14.	Statutory Requirements

The retained earnings of the company are largely represented by retained earnings at the insurance and reinsurance subsidiaries. The insurance and reinsurance subsidiaries are subject to certain requirements and restrictions under their respective insurance company Acts including minimum capital requirements and dividend restrictions. The company’s capital requirements and management thereof are discussed in note 20. The company’s share of dividends paid in 2010 by the subsidiaries which are eliminated on consolidation was $745.6 (2009 – $115.4). At December 31, 2010, the company had access to dividend capacity for dividend payment in the year of 2011 at each of its primary operating companies as follows:

December 31, 2010

Northbridge(1)	229.0
Crum & Forster	133.1
Zenith National	69.0
OdysseyRe	315.4

746.5

(1)	Subject to prior regulatory approval.

15.	Contingencies and Commitments

Lawsuits

(a)	During 2006, several lawsuits seeking class action status were filed against Fairfax and certain of its officers and directors in the United States District Court for the Southern District of New York. The Court made an order consolidating the various pending lawsuits and granted the single remaining motion for appointment as lead plaintiffs. The Court also issued orders approving scheduling stipulations filed by the parties to the consolidated lawsuit. On February 8, 2007, the lead plaintiffs filed an amended consolidated complaint (the “Amended Consolidated Complaint”), which states that the lead plaintiffs seek to represent a class of all purchasers and acquirers of securities of Fairfax between May 21, 2003 and March 22, 2006 inclusive. The Amended Consolidated Complaint names as defendants Fairfax, certain of its officers and directors, OdysseyRe and Fairfax’s auditors. The Amended Consolidated Complaint alleges that the defendants violated U.S. federal securities laws by making material misstatements or failing to disclose certain material information regarding, among other things, Fairfax’s and OdysseyRe’s assets, earnings, losses, financial condition, and internal financial controls. The Amended Consolidated Complaint seeks, among other things, certification of the putative class; unspecified compensatory damages (including interest); unspecified monetary restitution; unspecified extraordinary, equitable and/or injunctive relief; and costs (including reasonable attorneys’ fees). These claims are at a preliminary stage. Pursuant to the scheduling stipulations, the various defendants filed their respective motions to dismiss the Amended Consolidated Complaint, the lead plaintiffs filed their oppositions thereto, the defendants filed their replies to those oppositions and the motions to dismiss were argued before the Court in December 2007. In March 2010, the Court granted the defendants’ motions to dismiss the Amended Consolidated Complaint, on the grounds that the Court had no jurisdiction in that Complaint as constituted, and denied as futile any request by plaintiffs for leave to file a further amended complaint. Previously, in November 2009, the Court had granted a motion by the lead plaintiffs to withdraw as lead plaintiffs, and allowed other prospective lead plaintiffs 60 days to file motions seeking appointment as replacement lead plaintiff. Two entities filed such motions and subsequently asked the Court to appoint them as co-lead plaintiffs. These motions had not been ruled upon prior to the Court’s issuance of its judgment dismissing the Amended Consolidated Complaint. The original lead plaintiffs and the proposed replacement co-lead plaintiffs filed a motion asking the Court to alter or amend its March 2010 judgment so as to reinstate the claims of U.S. residents and to appoint the proposed replacement co-lead plaintiffs as co-lead plaintiffs. That motion was denied. One of the proposed replacement co-lead plaintiffs filed a motion asking the Court to grant it leave to intervene for the purpose of pursuing an appeal of the March 2010 judgment and renewing its application for appointment as replacement lead plaintiff. That motion was denied in late July 2010. The same proposed replacement co-lead plaintiff has filed notices of appeal of the March 2010 judgment and of the July 2010 denial of its motion referred to in the second preceding sentence above. Fairfax, OdysseyRe and the named officers and directors are opposing these purported appeals. The ultimate outcome of any litigation is uncertain, and should the consolidated lawsuit be allowed to continue (or a new comparable lawsuit be commenced) and be successful, the defendants may be subject to an award of significant damages, which could have a material adverse effect on Fairfax’s business, results of operations and financial condition. The consolidated lawsuit, if it is allowed to continue, or a subsequently commenced comparable lawsuit may require significant management attention, which could divert management’s attention away from the company’s business. In addition, the company could be materially adversely affected by negative publicity related to either such lawsuit. Any of the possible consequences noted above, or the perception that any of them could occur, could have an adverse effect upon the market price for the company’s securities. If the consolidated lawsuit is allowed to continue or a new comparable lawsuit is commenced, Fairfax, OdysseyRe and the named officers and directors intend to vigorously defend against them and the company’s financial statements include no provision for loss in this matter.

(b)	On July 26, 2006, Fairfax filed a lawsuit seeking $6 billion in damages from a number of defendants who, the complaint (as subsequently amended) alleges, participated in a stock market manipulation scheme involving Fairfax shares. The complaint, filed in Superior Court, Morris County, New Jersey, alleges violations of various state laws, including the New Jersey Racketeer Influenced and Corrupt Organizations Act, pursuant to which treble damages may be available. The defendants removed this lawsuit to the District Court for the District of New Jersey but pursuant to a motion filed by Fairfax, the lawsuit was remanded to Superior Court, Morris County, New Jersey. Most of the defendants filed motions to dismiss the lawsuit, all of which were denied during a Court hearing in September 2007. In October 2007, defendants filed a motion for leave to appeal to the Appellate Division from the denial of their motions to dismiss. In December 2007, that motion for leave was denied. Subsequently, two of the defendants filed a motion seeking leave to appeal certain limited issues to the New Jersey Supreme Court. That motion for leave was denied in February 2008. In December 2007, two defendants who were added to the action after its initial filing filed motions to dismiss the claims against them. Those motions were granted in February 2008, with leave being granted to Fairfax to replead the claims against those two defendants. Fairfax filed an amended complaint in March 2008, which again asserted claims against those defendants. Those defendants filed a motion to dismiss the amended complaint, which motion was denied in August 2008. In September 2008, those two defendants also filed a counterclaim against Fairfax, as well as third-party claims against certain Fairfax executives, OdysseyRe, Fairfax’s outside legal counsel and PricewaterhouseCoopers. Those defendants have not to date served all parties named in the third-party complaint and have not pursued any counterclaims. In December 2007, an individual defendant filed a counterclaim against Fairfax. Fairfax’s motion to dismiss that counterclaim was denied in August 2008. Fairfax intends to vigorously defend against these counterclaims. In September 2008, the Court granted a motion for summary judgment brought by two defendants, and dismissed Fairfax’s claims against those defendants without prejudice. Discovery in this action is ongoing. The ultimate outcome of any litigation is uncertain and the company’s financial statements include no provision for loss on the counterclaim.

Financial guarantee

On February 24, 2010, the company issued a Cdn$4.0 standby letter of credit on behalf of an investee for a term of six months. In connection with the standby letter of credit, the company had pledged short term investments in the amount of Cdn$4.2 representing the company’s maximum loss under the standby letter of credit assuming failure of any right of recourse the company may have against the investee. On August 24, 2010, the standby letter of credit expired undrawn which was followed by the release of the company’s collateral.

Other

Subsidiaries of the company are defendants in several damage suits and have been named as third party in other suits. The uninsured exposure to the company is not considered to be material to the company’s financial position.

OdysseyRe, Advent and RiverStone (UK) (“the Lloyd’s participants”) participate in Lloyd’s through their 100% ownership of certain Lloyd’s syndicates. The Lloyd’s participants have pledged securities and cash, with a fair value of $510.3 and $50.4 respectively as at December 31, 2010, in deposit trust accounts in favour of Lloyd’s based on certain minimum amounts required to support the liabilities of the syndicates as determined under the risk-based capital models and on approval by Lloyd’s. The Lloyd’s participants have the ability to substitute these securities with other securities subject to certain admissibility criteria. These pledged assets effectively secure the contingent obligations of the Lloyd’s syndicates should they not meet their obligations. The Lloyd’s participants contingent liability to Lloyd’s

FAIRFAX FINANCIAL HOLDINGS LIMITED

is limited to the aggregate amount of the pledged assets and their obligation to support these liabilities will continue until such liabilities are settled or are reinsured by a third party approved by Lloyd’s. The company believes that the syndicates for which the Lloyd’s participants are capital providers maintain sufficient liquidity and financial resources to support their ultimate liabilities and does not anticipate that the pledged assets will be utilized.

16.	Pensions and Post Retirement Benefits

The company’s subsidiaries have a number of arrangements in Canada, the United States and the United Kingdom that provide pension and post retirement benefits to retired and current employees. The holding company has no arrangements or plans that provide defined benefit pension or post retirement benefits to retired or current employees. Pension arrangements of the subsidiaries include defined benefit statutory pension plans, as well as supplemental arrangements that provide pension benefits in excess of statutory limits. These plans are a combination of defined benefit plans and defined contribution plans.

In addition to actuarial valuations for accounting purposes, subsidiaries of the company are required to prepare funding valuations for determination of their pension contributions. All of the defined benefit pension plans have had their most recent funding valuation performed on various dates during 2010 except for one plan in the United Kingdom where the most recent funding valuation was performed as at March 31, 2008.

The investment policy for the defined benefit pension plans is to invest prudently in order to preserve the investment asset value of the plans while seeking to maximize the return on those invested assets. The plans’ assets as of December 31, 2010 and 2009 were invested principally in highly rated equity securities. Plan assets were comprised as follows:

	Defined benefit		Post retirement
	pension plans		benefit plans
	December 31,		December 31,
	2010	2009	2010	2009

Fixed income securities	138.4	97.7	–	–
Equity securities	230.6	213.8	–	–
Other	39.5	29.7	–	–

	408.5	341.2	–	–

The company’s use of Level 1, Level 2 and Level 3 inputs (as described in note 2) in the valuation of defined benefit pension plan assets for the years ended December 31 was as follows:

	December 31, 2010				December 31, 2009
			Significant				Significant
			other	Significant			other	Significant
	Total	Quoted	observable	unobservable	Total	Quoted	observable	unobservable
	fair value	prices	inputs	inputs	fair value	prices	inputs	inputs
	asset	(Level 1)	(Level 2)	(Level 3)	asset	(Level 1)	(Level 2)	(Level 3)

Fixed income securities	138.4	47.2	91.2	–	97.7	36.2	61.5	–
Equity securities	230.6	220.9	9.7	–	213.8	209.6	4.2	–
Other	39.5	17.1	10.5	11.9	29.7	19.9	3.2	6.6

	408.5	285.2	111.4	11.9	341.2	265.7	68.9	6.6

The following tables set forth the funded status of the company’s benefit plans along with amounts recognized in the company’s consolidated financial statements for both defined benefit pension plans and post retirement benefit plans:

	Defined benefit		Post retirement
	pension plans		benefit plans
	December 31,		December 31,
	2010	2009	2010	2009

Change in benefit obligation:
Balance – beginning of year	385.8	305.2	65.3	56.1
Cost of benefits earned in the year	14.2	12.4	3.9	2.6
Interest cost on benefit obligation	22.6	19.8	3.7	3.5
Actuarial (gains) losses	21.9	32.0	1.3	6.8
Benefits paid	(12.9)	(15.7)	(2.5)	(2.3)
Settlements and other	–	–	–	(4.6)
Change in foreign currency exchange rate	8.3	32.1	1.2	3.2

Balance – end of year	439.9	385.8	72.9	65.3

Change in fair value of plan assets:
Balance – beginning of year	341.2	241.2	–	–
Actual return on plan assets	48.7	61.5	–	–
Company contributions	22.2	24.7	2.4	2.3
Plan participant contributions	–	–	0.1	–
Benefits paid	(12.9)	(15.7)	(2.5)	(2.3)
Settlements and other	–	–	–	–
Change in foreign currency exchange rate	9.3	29.5	–	–

Balance – end of year	408.5	341.2	–	–

Funded status of plans – surplus (deficit)	(31.4)	(44.6)	(72.9)	(65.3)
Unrecognized net actuarial loss	21.9	28.8	4.2	2.6
Unrecognized prior service costs	1.5	1.7	(4.2)	(5.3)
Unrecognized transitional (asset) obligation	(2.5)	(3.6)	–	–

Net accrued liability – end of year	(10.5)	(17.7)	(72.9)	(68.0)

Amounts recognized in the consolidated balance sheet consists of:
Other assets	47.1	14.5	–	–
Accounts payable and accrued liabilities	(57.6)	(32.2)	(72.9)	(68.0)

Net accrued liability – end of year	(10.5)	(17.7)	(72.9)	(68.0)

Weighted average assumptions used to determine benefit obligations:
Discount rate	5.5%	6.0%	5.4%	5.9%
Rate of compensation increase	4.4%	4.4%	4.0%	4.0%
Assumed overall health care cost trend	–	–	8.1%	9.1%

For defined benefit pension plans with funding deficits, the benefit obligation and fair value of plan assets was $251.1 ($231.4 at December 31, 2009) and $182.4 ($154.9 at December 31, 2009) respectively. At December 31, 2010, the accumulated benefit obligation for all defined benefit pension plans was $386.7 ($340.3 at December 31, 2009). At December 31, 2010 plans with accumulated benefit obligations in excess of the fair value of plan assets have aggregate deficits of $40.8 ($51.5 at December 31, 2009).

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table presents the composition of defined benefit pension and post retirement benefit expense:

	Defined benefit			Post retirement
	pension plans			benefit plans
	December 31,			December 31,
	2010	2009	2008	2010	2009	2008

Cost of benefits earned in the year, net of employee contributions	14.2	12.4	14.9	3.8	2.6	2.9
Interest cost on benefit obligation	22.6	19.8	19.4	3.7	3.5	3.7
Actual return on plan assets	(48.7)	(61.5)	10.8	–	–	–
Actuarial (gains) losses on benefit obligation	21.9	32.0	(43.5)	1.3	6.8	(8.2)
Settlements and other	–	–	1.6	–	(0.2)	–

Annual defined benefit pension and post retirement benefit expense if all costs and benefits were recognized as they arose	10.0	2.7	3.2	8.8	12.7	(1.6)

Adjustments to recognize the long term nature of employee future benefits costs:
(Excess) shortfall of:
Actual returns over expected returns on plan assets	27.1	45.3	(25.9)	–	–	–
Actuarial (gains) losses amortized over actuarial (gains) losses arising	(20.5)	(32.0)	46.0	(1.5)	(7.5)	8.4
Prior service costs amortized over plan amendment cost arising	0.3	0.1	0.3	(1.0)	(0.5)	(0.3)
Amortization of the transitional (asset) obligation	(1.3)	(0.9)	(1.0)	–	0.2	1.0

	5.6	12.5	19.4	(2.5)	(7.8)	9.1

Annual defined benefit pension and post retirement benefit expense recognized in the consolidated statement of earnings	15.6	15.2	22.6	6.3	4.9	7.5

Defined contribution benefit expense recognized	16.3	17.4	21.1	–	–	–

Total benefit expense recognized	31.9	32.6	43.7	6.3	4.9	7.5

Weighted average assumptions used to determine benefit expense
Discount rate	6.0%	6.3%	5.5%	5.8%	6.7%	5.9%
Expected long term rate of return on plan assets	6.3%	5.8%	5.9%	–	–	–
Rate of compensation increase	4.4%	4.4%	4.4%	4.0%	4.0%	4.0%

The annual assumed rate of increase in the per capita cost of covered benefits (ie. health care cost trend rate) is assumed to be 8.1% in 2011, decreasing to 4.8% by 2022 calculated on a weighted average basis.

The assumed expected rate of return on assets is a forward-looking estimate of the plan’s return, determined by considering expectations for inflation, long-term expected return on bonds and a reasonable assumption for an equity risk premium. The expected long-term return for each asset class is then weighted based on the target asset allocation to develop the expected long-term rate of return. This resulted in the selection of an assumed expected rate of return of 6.3% for 2010, 5.8% for 2009 and 5.9% for 2008.

Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accrued post retirement benefit obligation at December 31, 2010 by $8.2, and increase the aggregate of the service and interest cost components of net periodic post retirement benefit expense for 2010 by $1.3. Conversely, decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accrued post retirement benefit obligation at December 31, 2010 by $6.5, and decrease the aggregate of the service and interest cost components of net periodic post retirement benefit expense for 2010 by $1.0.

During 2010, the company contributed $24.6 (2009 – $27.0) to its defined benefit pension and post retirement benefit plans. Based on the company’s current expectations, the 2011 contribution to its defined benefit pension plans and its post retirement benefit plans should be approximately $14.2 and $2.9, respectively.

The benefits expected to be paid in each of the next five fiscal years and in aggregate for the next five fiscal years thereafter are as follows:

	Defined benefit	Post retirement
	pension plans	benefit plans

2011	14.3	3.0
2012	15.5	3.2
2013	16.5	3.5
2014	18.7	3.7
2015	20.1	4.0
2016-2020	128.5	25.1

17.	Operating Leases

Aggregate future minimum commitments at December 31, 2010 under operating leases relating to premises, automobiles and equipment for various terms up to ten years were as follows:

2011	59.2
2012	42.0
2013	34.2
2014	26.9
2015	22.2
Thereafter	79.5

18.	Earnings per Share

Net earnings per share is calculated in the following table based upon the weighted average common shares outstanding:

	2010	2009	2008

Net earnings attributable to shareholders of Fairfax	469.0	856.8	1,473.8
Preferred share dividends	(31.4)	(10.5)	(10.1)
Excess over stated value of preferred shares purchased for cancellation	–	(41.3)	(13.9)

Net earnings attributable to common shareholders – basic	437.6	805.0	1,449.8
Interest expense on convertible debt, net of tax	–	–	0.3

Net earnings available to common shareholders – diluted	437.6	805.0	1,450.1

Weighted average common shares outstanding – basic	20,436,346	18,301,133	18,036,670
Effect of dilutive shares:
Convertible debt	–	–	104,197
Restricted share awards	98,226	96,765	91,890

Total effect of dilutive shares	98,226	96,765	196,087

Weighted average common shares outstanding – diluted	20,534,572	18,397,898	18,232,757

Net earnings per common share – basic	$21.41	$43.99	$80.38
Net earnings per common share – diluted	$21.31	$43.75	$79.53

On February 13, 2008, the company’s 5.0% convertible senior debentures due July 15, 2023 were converted by their holders into 886,888 subordinate voting shares, which were thereafter weighted for inclusion in the calculation of basic net earnings per share. The subordinate voting shares issuable on conversion of the debentures were weighted for inclusion in the calculation of diluted net earnings per share for 2008 from the beginning of 2008 until the date of conversion.

FAIRFAX FINANCIAL HOLDINGS LIMITED

19.	Acquisitions and Divestitures

Subsequent to December 31, 2010

Acquisition of First Mercury Financial Corporation

On February 9, 2011, an indirect wholly-owned subsidiary of Fairfax completed the acquisition of all of the outstanding common shares of First Mercury Financial Corporation (“First Mercury”) for $16.50 per share in cash, representing an aggregate purchase consideration of $294.3. The assets and liabilities and results of operations of First Mercury will be included in the company’s financial reporting in the Insurance – U.S. reporting segment. First Mercury underwrites insurance products and services primarily to specialty commercial insurance markets, focusing on niche and underserved segments. The preliminary determination of the identifiable assets acquired and liabilities assumed (excluding fair value and other measurement adjustments which may be identified during 2011 subsequent to completion by the company of its initial valuation of First Mercury’s assets and liabilities) is summarized in the following table.

First Mercury

Acquisition date	February 9, 2011
Percentage of common shares acquired	100%
Assets:
Holding company cash, short term investments and marketable securities	0.6
Accounts receivable and other	48.8
Recoverable from reinsurers	379.7
Portfolio investments	835.4
Future income taxes	9.3
Intangible assets	59.8
Goodwill	63.6
Other assets	43.2

1,440.4

Liabilities:
Subsidiary indebtedness	29.7
Accounts payable and accrued liabilities	60.8
Funds withheld payable to reinsurers	83.3
Provision for claims	731.1
Unearned premiums	174.2
Long term debt – subsidiary company borrowings	67.0

1,146.1
Net assets acquired	294.3

1,440.4

Fair value and other measurement adjustments and additional disclosures related to the acquisition will be prepared subsequent to the completion of the valuation of First Mercury’s assets and liabilities.

Cunningham Lindsey

On January 4, 2011, the company’s equity affiliate CLGL acquired the U.S. operations of GAB Robins North America, Inc., a provider of loss adjusting and claims management services.

Year ended December 31, 2010

Agreement to Purchase The Pacific Insurance Berhad

On December 3, 2010, the company announced an agreement with PacificMas Berhad to acquire The Pacific Insurance Berhad (“Pacific Insurance”) pursuant to which an indirect wholly-owned subsidiary of Fairfax will acquire all of the outstanding shares of Pacific Insurance common stock for approximately $64 in cash. The transaction is expected to be completed in the first quarter of 2011. Regulatory requirements in Malaysia do not permit the company to own greater than 70% of Pacific Insurance. Accordingly, the company has agreed to divest 30% of Pacific Insurance within one year of the closing date. Following the completion of this transaction, the assets and liabilities and results of operations of Pacific Insurance will be included in the company’s financial reporting in the Insurance –

Fairfax Asia reporting segment. Pacific Insurance underwrites all classes of general insurance and medical insurance in Malaysia.

Acquisition of General Fidelity Insurance Company

On August 17, 2010, TIG Insurance Company (“TIG”), an indirect wholly-owned subsidiary of Fairfax, completed the acquisition of all of the issued and outstanding shares of General Fidelity Insurance Company (“GFIC”), for total consideration of $240.6 comprised of a cash payment of $100.0 and a contingent promissory note issued by TIG (the “TIG Note”) with an acquisition date fair value of $140.6 (the “GFIC Transaction”). The TIG Note is non-interest bearing (except interest of 2% per annum will be payable during periods, if any, when there is an increase in the United States consumer price index of six percentage points or more) and is due following the sixth anniversary of the closing of the GFIC Transaction. The principal amount of the TIG Note will be reduced based on the cumulative adverse development, if any, of GFIC’s loss reserves at the sixth anniversary of the closing of the GFIC Transaction. The principal amount will be reduced by 75% of any adverse development up to $100, and by 90% of any adverse development in excess of $100 until the principal amount is nil. The fair value of the TIG Note was determined as the present value of the expected payment at maturity using a discount rate of 6.17% per annum due to the long term nature of this financial instrument. Fairfax has guaranteed TIG’s obligations under the TIG Note. Following this transaction, the assets and liabilities and results of operations of GFIC have been included in the company’s consolidated financial reporting in the Runoff reporting segment. The purchase price of $240.6 is comprised of net assets acquired of $323.7 less the excess of the fair value of net assets acquired over the purchase price of $83.1 recorded in the consolidated statement of earnings. GFIC is a property and casualty insurance company based in the United States whose insurance business will be run off under the management of Fairfax’s RiverStone subsidiary. In connection with the purchase of GFIC, the company also acquired 100% ownership of BA International Underwriters Limited (subsequently renamed RiverStone Corporate Capital 2 Limited), the only interest of Lloyd’s Syndicate 2112 (“Syndicate 2112”) for nominal cash consideration. Following this transaction, the assets and liabilities and results of operations of Syndicate 2112 have been included in the company’s consolidated financial reporting in the Runoff reporting segment.

Acquisition of Zenith National

On May 20, 2010, the company completed the acquisition of all of the outstanding common shares of Zenith National Insurance Corp. (“Zenith National”), other than those common shares already owned by Fairfax and its affiliates, for $38.00 per share in cash, representing aggregate cash consideration of $1.3 billion. Prior to May 20, 2010, the company classified its $90.0 investment (original cost) in 8.2% of the outstanding common shares of Zenith National as available for sale. Upon completion of the acquisition of the remaining Zenith National shares, the company remeasured its previously owned investment in Zenith National to its fair value of $118.5 and recognized a one-time pre-tax gain of $28.5 reflecting the reclassification of the unrealized gain on previously owned common shares of Zenith National from accumulated other comprehensive income in common shareholders’ equity to net gains on investments in the consolidated statements of earnings. Following this transaction, the assets and liabilities and results of operations of Zenith National have been included in the company’s consolidated financial reporting in the Insurance – U.S. reporting segment. The $1.4 billion purchase consideration includes the fair value of the previously owned common shares of Zenith National and Zenith National’s assets and liabilities acquired as summarized in the table below. Zenith National is engaged, through its wholly owned subsidiaries, in the workers’ compensation insurance business throughout the United States.

FAIRFAX FINANCIAL HOLDINGS LIMITED

	Syndicate 2112	GFIC	Zenith National

Acquisition date	October 1, 2010	August 17, 2010	May 20, 2010

Percentage of common shares acquired	100%	100%	100%
Assets:
Holding company cash, short term investments and marketable securities(1)	–	–	50.6
Accounts receivable and other	1.5	47.8	570.4
Recoverable from reinsurers	0.7	10.5	235.1
Portfolio investments(2)	29.1	661.1	1,746.6
Future income taxes	–	42.2	–
Intangible assets(3)	–	–	175.5
Goodwill	–	–	317.6
Other assets	–	–	76.1

	31.3	761.6	3,171.9

Liabilities:
Accounts payable and accrued liabilities	0.7	10.4	206.2
Future income taxes(4)	–	–	44.2
Provision for claims	30.6	394.7	1,175.8
Unearned premiums	–	32.8	246.6
Long term debt – subsidiary company borrowings	–	–	57.7

	31.3	437.9	1,730.5
Net assets acquired	–	323.7	1,441.4

	31.3	761.6	3,171.9

Excess of fair value of net assets acquired over purchase price	–	83.1	–

(1)	Included in the carrying value of Zenith National’s holding company cash, short term investments and marketable securities acquired was $40.6 of holding company cash and cash equivalents.

(2)	Included in the carrying value of the acquired portfolio investments of Syndicate 2112 and GFIC were $29.1 and $650.0 respectively of subsidiary cash and cash equivalents. Included in the carrying value of Zenith National’s portfolio investments acquired was $231.5 of subsidiary cash and cash equivalents and $47.5 of debt securities issued by Fairfax and OdysseyRe. The $47.5 of debt securities acquired was eliminated against long term debt – holding company borrowings ($40.6) and long term debt – subsidiary company borrowings ($6.9) on the consolidated balance sheet.

(3)	Zenith National’s intangible assets were comprised of broker relationships of $147.5, brand names of $20.2 and computer software of $7.8.

(4)	Included in Zenith National’s future income taxes was a future income tax liability of $58.7 associated with the recognition of broker relationships and brand names as described in footnote 3.

The financial statements of Syndicate 2112, GFIC and Zenith National are included in the company’s consolidated financial statements as of their respective acquisition dates. Goodwill in the amount of $317.6 recorded on the acquisition of Zenith National is primarily attributable to intangible assets that do not qualify for separate recognition. The excess of the fair value of net assets acquired over the purchase price in the amount of $83.1 recorded on the acquisition of GFIC is primarily attributable to the TIG Note being non-interest bearing except in periods, if any, when there is significant inflation in the United States. In 2010, the company’s consolidated statements of earnings included Zenith National’s revenue of $328.8 and net loss of $24.0 since the acquisition date of May 20, 2010. The following table presents pro-forma revenue and net earnings attributable to shareholders of Fairfax for 2010 as if the Zenith National acquisition was consummated on the same terms on January 1, 2010. As runoff entities, Syndicate

2112 and GFIC have not generated significant revenues or net earnings in 2010. Therefore the acquisition of Syndicate 2112 and the GFIC Transaction have not been included in the pro-forma disclosure below.

Year ended
December 31, 2010

Revenue – as reported	6,163.7
Revenue – Zenith National (from the beginning of the period to May 20)	194.6

Pro-forma revenue	6,358.3

Net earnings attributable to shareholders of Fairfax – as reported	469.0
Net loss attributable to shareholders of Fairfax – Zenith National (from the beginning of the period to May 20)	(26.3)

Pro-forma net earnings attributable to shareholders of Fairfax	442.7

Pro-forma net earnings per share	$20.13

Pro-forma net earnings per diluted share	$20.03

Sale of TIG Indemnity

On July 1, 2010, TIG sold its wholly-owned inactive subsidiary TIG Indemnity Company (“TIC”) to a third party purchaser, resulting in the recognition of a net gain on investment before income taxes of $7.5. TIG will continue to reinsure 100% of the insurance liabilities of TIC existing at June 30, 2010 and has entered into an administrative agreement with the purchaser whereby TIG will provide claims handling services on those liabilities.

Other

Investment in Gulf Insurance

On September 28, 2010, the company completed the acquisition of a 41.3% interest in Gulf Insurance Company (“Gulf Insurance”) for cash consideration of $217.1 (61.9 million Kuwaiti dinar) inclusive of a 2.1% interest in Gulf Insurance which the company had previously acquired for cash consideration of $8.5 (2.0 million Kuwaiti dinar). Subsequent to making its investment, the company determined that it had obtained significant influence over Gulf Insurance and commenced recording its 41.3% interest in Gulf Insurance using the equity method of accounting. The equity accounted investment in Gulf Insurance was reported in the corporate and other reporting segment. Following the closing of this transaction, the company sold its ownership interest in Arab Orient Insurance Company (“Arab Orient”) to Gulf Insurance for proceeds equal to the original cost paid to acquire this investment. Gulf Insurance is headquartered in Kuwait and underwrites a full range of primary property and casualty and life and health insurance products in the Middle East and North Africa.

Year ended December 31, 2009

Establishment of New Brazilian Insurer

At December 31, 2009, the company had invested initial capital of $39.9 (71.2 million Brazilian reais) in a newly established, wholly-owned Brazilian property and casualty insurance company, Fairfax Brasil Seguros Corporativos S.A. (“Fairfax Brasil”). Fairfax Brasil is headquartered in São Paulo, Brazil and commenced underwriting in March 2010, following the receipt of approvals from Brazilian insurance regulatory authorities, in all lines of commercial business, with a primary focus on Brazilian property, energy, casualty, surety, marine, financial lines, special risks, hull and aviation.

Privatization of OdysseyRe

On September 23, 2009, the company announced a tender offer to acquire the 27.4% of the outstanding common shares of OdysseyRe that the company did not already own for $65.00 in cash per share (the “OdysseyRe Offer”), representing aggregate cash consideration of approximately $1.0 billion. On October 27, 2009, the company paid for and acquired the 14.2 million OdysseyRe shares which had been tendered at the expiry of the OdysseyRe Offer, increasing the company’s ownership of OdysseyRe to 96.8% (71.9% at June 30, 2009). On October 28, 2009, in accordance with the terms of the related acquisition agreement, all of OdysseyRe’s common shares held by the remaining minority shareholders were cancelled and converted into the right to receive $65.00 per share in cash and OdysseyRe became a wholly owned subsidiary of the company. The result of this transaction is summarized in the

FAIRFAX FINANCIAL HOLDINGS LIMITED

table that follows. The intangible assets acquired of $37.9 have been included in the company’s financial reporting in the Reinsurance – OdysseyRe reporting segment.

Privatization of Advent

On July 17, 2009, the company announced a formal offer to acquire all of the outstanding common shares of Advent, other than those shares not already owned by the company, for 220 U.K. pence in cash per common share. On October 17, 2009, the company completed the acquisition for aggregate cash consideration of $59.5 (£35.8 million) and Advent became a wholly owned subsidiary of the company. The result of this transaction is summarized in the table that follows.

Privatization of Northbridge

On January 13, 2009, the company purchased 24.8% of the outstanding common shares of Northbridge for aggregate cash consideration of $374.0 (Cdn$458.4) pursuant to a previously announced offer to acquire all of the outstanding common shares of Northbridge other than those common shares already owned by the company (the “Step 1” acquisition). Immediately following the February 19, 2009 approval by Northbridge shareholders of a going private transaction, Northbridge redeemed the remaining 11.6% of its outstanding common shares for an aggregate cash consideration of $172.4 (Cdn$215.9) (the “Step 2” acquisition). The Step 1 and Step 2 acquisitions were completed at an offering price of Cdn$39.00 per share. The result of these transactions is summarized in the table that follows. The intangible assets acquired of $90.8 have been included in the company’s financial reporting in the Insurance – Northbridge reporting segment.

Acquisition of Polish Re

On January 7, 2009, the company completed the acquisition of 100% of the outstanding common shares of Polish Re, a Polish reinsurance company, for cash consideration of $57.0 (168.3 million Polish zloty), pursuant to a previously announced tender offer. The result of this transaction is summarized in the table that follows. The assets and liabilities and results of operations of Polish Re have been included in the company’s consolidated financial reporting in the Reinsurance and Insurance – Other reporting segment. This investment increased the company’s exposure to the Central and Eastern European economies and has established a platform for business expansion in that region over time.

	OdysseyRe	Advent	Northbridge			Polish Re
			Step 1 acquisition	Step 2 acquisition	Total

Acquisition date	October 21, 2009	September 2, 2009	January 13, 2009	February 20, 2009		January 7, 2009

Percentage of common shares acquired	27.4%	36.5%	24.8%	11.6%	36.4%	100%

Cash purchase consideration	1,017.0	59.5	374.0	172.4	546.4	57.0

Fair value of assets acquired:

Tangible assets(1)	3,028.7	368.3	1,070.2	496.0	1,566.2	141.0

Intangible assets:

Customer and broker relationships	27.9	–	53.5	26.1	79.6	–

Brand names	10.0	–	7.5	3.7	11.2	–

Goodwill	64.6	–	51.5	29.1	80.6	13.8

Total fair value of assets acquired	3,131.2	368.3	1,182.7	554.9	1,737.6	154.8

Total fair value of liabilities assumed	(2,114.2)	(308.8)	(808.7)	(382.5)	(1,191.2)	(97.8)

Net assets acquired	1,017.0	59.5	374.0	172.4	546.4	57.0

(1)	Of the $141.0 of tangible assets acquired in the Polish Re transaction, $31.9 comprised cash and cash equivalents.

The Syndicate 2112, GFIC and Zenith National acquisitions were accounted for using the acquisition method and the OdysseyRe, Advent, Northbridge and Polish Re acquisitions were accounted for using the purchase method. The fair values of intangible assets were determined primarily through earnings based approaches incorporating internal forecasts of revenues and expenses and estimates of discount rates and growth rates supplemented by the use of market based approaches where estimated fair values were compared to similar market transactions. The customer and broker relationship intangible assets are amortized on the straight-line basis over periods ranging from 8 to 20 years and the resulting amortization expense is included in the operating results of the respective reporting segments, while the brand names have indefinite lives and are not amortized. The OdysseyRe and Northbridge acquisitions decreased non-controlling interests in the consolidated balance sheet by $950.2 and $398.5, respectively.

Other

Investment in Alltrust

On August 31, 2009, the company announced the purchase of a 15.0% interest in Alltrust Insurance Company of China Ltd. (“Alltrust”) for cash consideration of $66.4. The purchase was approved by the Chinese Insurance Regulatory Commission on September 29, 2009. The company recorded its investment in Alltrust at cost within the available for sale classification as Alltrust does not have a quoted price in an active market. Alltrust is headquartered in Shanghai and provides a full range of primary insurance products and services in China, including property insurance, liability insurance, surety bonds, short-term health insurance, accident insurance, motor insurance and reinsurance.

Investment in Cunningham Lindsey

On February 11, 2009, the company made an additional investment of $49.0 in its equity affiliate CLGL to facilitate that company’s acquisition of the international operations of GAB Robins, a provider of loss adjusting and claims management services.

Year ended December 31, 2008

Acquisition of Ridley

During November 2008, the company, directly and through its operating companies, purchased 9,412,095 common shares of Ridley (a 67.9% interest), primarily from Ridley’s Australian parent, Ridley Corporation Limited. In exchange for total cash purchase consideration of $68.4 (Cdn$79.4), the company acquired assets of $231.0 (including $2.0 of cash and cash equivalents), assumed liabilities of $114.9 and recorded $48.8 of non-controlling interests and $1.1 of goodwill. The assets and liabilities and results of operations of Ridley have been included in the company’s consolidated financial reporting in the Other reporting segment. Ridley is a commercial animal nutrition company with operations throughout North America.

Acquisition of Advent

On September 11, 2008, the company, directly and through its operating companies, acquired an additional 14.0% interest in Advent for $17.3 (£9.5 million), increasing the company’s total ownership of Advent to 58.5% from 44.5%. Prior to this acquisition of a controlling interest, the company recorded its investment in Advent using the equity method of accounting. Following the transaction, the assets and liabilities and results of operations of Advent have been included in the company’s consolidated financial reporting in the Reinsurance – Other reporting segment. The consolidation resulted in an increase of $831.7 in assets (including approximately $89.1 in cash and cash equivalents and $485.1 in portfolio investments), $649.2 in liabilities, $76.4 in non-controlling interests and the elimination of the equity accounted carrying value of Advent immediately prior to the acquisition of control. On various dates during the fourth quarter of 2008, the company, directly and through its operating companies, purchased an additional 8.1% interest in Advent for cash of $8.3 (£5.4 million), increasing the company’s total ownership interest in Advent to 66.6% at December 31, 2008. These transactions during the fourth quarter of 2008 decreased non-controlling interests by $12.0 and resulted in the recognition of $4.5 of negative goodwill in the consolidated statement of earnings. Advent is a reinsurance and insurance company, operating through Syndicate 780 at Lloyd’s, focused on specialty property reinsurance and insurance risks.

Acquisition of CropUSA Insurance Agency, Inc. (“CropUSA”)

On August 29, 2008, the company through OdysseyRe purchased certain assets and liabilities associated with the crop insurance business previously produced by CropUSA for cash consideration of $8.0. Since 2006, CropUSA has acted as managing general underwriter for OdysseyRe in the crop insurance sector. The acquisition resulted in an increase of $20.9 in assets, $26.1 in liabilities, $7.7 in goodwill and $5.5 in intangible assets, which will be amortized over the expected useful lives of such assets.

Cunningham Lindsey

On June 13, 2008, CLGL, a new holding company formed in December 2007 to facilitate the disposition of the Cunningham Lindsey Group Inc. (“CLGI”) operating companies, repaid a Cdn$125.0 promissory note payable to CLGI using funds received from its new bank credit facility. CLGI used the proceeds received to repay its 7.0% unsecured Series B debentures (Cdn$125.0). During the second quarter of 2008, CLGI increased its investment in

FAIRFAX FINANCIAL HOLDINGS LIMITED

CLGL by Cdn$23.0 by contributing Cdn$5.9 in cash and by converting a Cdn$17.1 promissory note due from CLGL to equity. Subsequent to this investment, CLGI’s interest in CLGL increased to 45.7%. On December 5, 2008, the assets of CLGI were liquidated into Fairfax, triggering the recognition of a loss of $24.9 in net gains on investments in the consolidated statement of earnings related to the release of cumulative foreign currency translation losses, with the result that the equity accounted investment in CLGL was owned directly by Fairfax through an intermediate holding company.

Other

Investment in Arab Orient

In June 2008, the company through one of its subsidiaries purchased a 19.8% interest in Arab Orient for cash consideration of $10.4. Arab Orient is a publicly traded insurance company based in Amman, Jordan. The company recorded its investment in Arab Orient at fair value within the available for sale classification.

Repurchases of shares

During 2009, OdysseyRe repurchased for cancellation on the open market 1,789,100 of its common shares with a cost of $72.6, as part of its previously announced common share repurchase program. These transactions increased the company’s ownership of OdysseyRe to 72.6% and decreased non-controlling interests by $89.6 prior to the previously described going private transaction in the fourth quarter of 2009. Apart from the privatization transaction described above, Northbridge did not repurchase any of its common shares for cancellation during 2009.

During 2008, Northbridge repurchased for cancellation on the open market 2,340,000 of its common shares with a cost of $65.4, and OdysseyRe repurchased for cancellation on the open market 9,480,756 of its common shares with a cost of $351.4, as part of their previously announced common share repurchase programmes. These transactions increased the company’s ownership of Northbridge and OdysseyRe to 63.6% and 70.4%, and decreased non-controlling interests by $63.8 and $362.0, respectively at December 31, 2008. As part of the OdysseyRe step acquisition, the company recorded fair value adjustments to certain of OdysseyRe’s assets and liabilities of $7.0 and recorded a nominal amount of negative goodwill in the consolidated statement of earnings. The company recorded a nominal amount of goodwill in connection with the Northbridge step acquisition.

20.	Financial Risk Management

Overview

The primary goals of the company’s financial risk management are to ensure that the outcomes of activities involving elements of risk are consistent with the company’s objectives and risk tolerance, while maintaining an appropriate risk/reward balance and protecting the company’s consolidated balance sheet from events that have the potential to materially impair its financial strength. The company’s exposure to potential loss from its insurance and reinsurance operations and investment activities primarily relates to underwriting risk, credit risk, liquidity risk and various market risks. Balancing risk and reward is achieved through identifying risk appropriately, aligning risk tolerances with business strategy, diversifying risk, pricing appropriately for risk, mitigating risk through preventive controls and transferring risk to third parties.

There were no significant changes in the types of the company’s risk exposures and processes for managing those risks during 2010 compared to those identified in 2009. The company’s exposure to credit risk changed year-over-year as proceeds from sales of corporate and other bonds and mortgage backed securities were reinvested into U.S., Canadian and other sovereign government fixed income securities with nominal credit risk. The company’s hedging of credit risk with credit default swaps declined during 2010 as the company’s holdings of credit default swap contracts declined significantly as a result of significant sales in 2008 and contract expirations in 2009 and 2010. The company’s exposure to interest rate risk increased during 2010 with the purchase of U.S., Canadian and other sovereign government fixed income securities with longer maturities. The company continues to take measures to protect a significant proportion (approximately 88.8% at December 31, 2010 (29.5% at December 31, 2009)) of its equity and equity-related holdings against a decline in the equity markets by way of short equity and equity index total return swaps.

Financial risk management objectives are achieved through a two tiered system, with detailed risk management processes and procedures at the company’s primary operating subsidiaries combined with the analysis of the company-wide aggregation and accumulation of risks at the holding company level. The company’s Chief Risk Officer reports quarterly to Fairfax’s Executive Committee on the key risk exposures. The Executive Committee approves certain policies for overall risk management, as well as policies addressing specific areas such as investments, underwriting, catastrophe risk and reinsurance. The Investment Committee approves policies for the management of market risk (including currency risk, interest rate risk and other price risk) and the use of derivative and non-derivative financial instruments, and monitors to ensure compliance with relevant regulatory guidelines and requirements. All risk management policies are submitted to the Board of Directors for approval.

Underwriting Risk

Underwriting risk is the risk that the total cost of claims, claims adjustment expenses and premium acquisition expenses will exceed premiums received and can arise as a result of numerous factors, including pricing risk, reserving risk and catastrophe risk. There were no significant changes to the company’s exposure to underwriting risk or the framework used to monitor, evaluate and manage underwriting risk at December 31, 2010 compared to December 31, 2009.

Pricing risk arises because actual claims experience can differ adversely from the assumptions included in pricing calculations. Historically the underwriting results of the property and casualty industry have fluctuated significantly due to the cyclicality of the insurance market. The market cycle is affected by the frequency and severity of losses, levels of capacity and demand, general economic conditions and competition on rates and terms of coverage. The operating companies focus on profitable underwriting using a combination of experienced commercial underwriting staff, pricing models and price adequacy monitoring tools.

Reserving risk arises because actual claims experience can differ adversely from the assumptions included in setting reserves, in large part due to the length of time between the occurrence of a loss, the reporting of the loss to the insurer and the ultimate resolution of the claim. Claims provisions reflect expectations of the ultimate cost of resolution and administration of claims based on an assessment of facts and circumstances then known, a review of historical settlement patterns, estimates of trends in claims severity and frequency, legal theories of liability and other factors.

Variables in the reserve estimation process can be affected by both internal and external factors, such as trends relating to jury awards, economic inflation, medical inflation, worldwide economic conditions, tort reforms, court interpretations of coverage, the regulatory environment, underlying policy pricing, claims handling procedures, inclusion of exposures not contemplated at the time of policy inception and significant changes in severity or frequency of losses relative to historical trends. Due to the amount of time between the occurrence of a loss, the actual reporting of the loss and the ultimate payment for the loss, provisions may ultimately develop differently from the actuarial assumptions made when initially estimating the provision for claims. The company’s provision for claims is reviewed separately by, and must be acceptable to, internal actuaries at each operating company, the Chief Risk Officer at Fairfax and one or more independent actuaries.

Catastrophe risk arises because property and casualty insurance companies may be exposed to large losses arising from man-made or natural catastrophes that could result in significant underwriting losses. The company evaluates potential catastrophic events and assesses the probability of occurrence and magnitude of these events through various modeling techniques and through the aggregation of limits exposed. Each of the operating companies has strict underwriting guidelines for the amount of catastrophe exposure it may assume for any one risk and location. Each of the operating companies manages catastrophe exposure by factoring in levels of reinsurance protection, capital levels and risk tolerances. The company’s head office aggregates catastrophe exposure company-wide and continually monitors the group exposure. Currently the company’s objective is to limit its company-wide catastrophe loss exposure such that one year’s aggregate pre-tax net catastrophe losses would not exceed one year’s normalized earnings from operations before income taxes.

To manage its exposure to underwriting risk, and the pricing, reserving and catastrophe risks contained therein, the company’s operating companies have established limits for underwriting authority and the requirement for specific approvals for transactions involving new products or for transactions involving existing products which exceed certain limits of size or complexity. The company’s objective of operating with a prudent and stable underwriting philosophy with sound reserving is also achieved through establishment of goals, delegation of authorities, financial monitoring, underwriting reviews and remedial actions to facilitate continuous improvement.

As part of its overall risk management strategy, the company cedes insurance risk through proportional, non-proportional and facultative reinsurance treaties. With proportional reinsurance, the reinsurer shares a pro rata portion of the company’s losses and premium, whereas with non-proportional reinsurance, the reinsurer assumes

FAIRFAX FINANCIAL HOLDINGS LIMITED

payment of the company’s loss above a specified retention. Facultative reinsurance is the reinsurance of individual risks as agreed by the company and the reinsurer.

The following summarizes the company’s principal lines of business and the significant insurance risks inherent therein:

•	Property, which insures against losses from (among other things) fire, explosion, natural perils (for example earthquake, windstorm and flood) and engineering problems (for example, boiler explosion, machinery breakdown and construction defects);

•	Automobile, which insures against losses from, principally, physical damage to the insured vehicle, loss of the insured vehicle and third party liability;

•	Workers’ compensation and employers liability;

•	Other casualty, such as accident and health, medical malpractice, other liability and umbrella coverage;

•	Marine and aerospace, such as inland marine, aircraft, and marine hull;

•	Other includes all other miscellaneous risks insured by the company and not identified above; and

•	Reinsurance includes, but is not limited to, property, casualty and liability exposures.

An analysis of revenue by product line is included in note 21.

The table below shows the sensitivity of earnings from operations before income taxes and total pre-tax equity after giving effect to a one percentage point increase in the loss ratio. The loss ratio is regarded as a non-GAAP measure and is calculated by the company with respect to its ongoing insurance and reinsurance operations as losses on claims (including losses and loss adjustment expenses) expressed as a percentage of net premiums earned. Such an increase could arise from higher frequency of losses, increased severity of losses, or from a combination of both. The sensitivity analysis presented below does not consider the probability of such changes to loss frequency or severity occurring or any non-linear effects of reinsurance and as a result, each additional percentage point increase in the loss ratio would result in a linear impact on net earnings from operations before tax and pre-tax net assets. In practice, the company monitors insurance risk by evaluating extreme scenarios with models which consider the non-linear effects of reinsurance.

			U.S.
			Insurance (Crum &
	Insurance –		Forster and		Insurance –		Reinsurance –		Reinsurance and Insurance
	Northbridge		Zenith National)		Asia		OdysseyRe		Other
For the years ended December 31,	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009

Impact of +1% increase in loss ratio on:
Earnings from operations before tax	10.0	9.7	10.0	7.8	1.6	1.2	18.9	19.3	5.4	6.3
Total equity	7.0	6.6	6.5	5.1	1.4	1.0	12.3	12.5	4.1	4.8

Credit Risk

Credit risk is the risk of loss resulting from the failure of a counterparty to honour its financial obligations to the company. Credit risk arises predominantly with respect to investments in debt instruments, reinsurance recoverables and receivables and balances due from counterparties to derivative contracts (primarily credit default swaps, total return swaps and CPI-linked derivatives). The company’s exposure to credit risk changed year-over-year as proceeds from sales of corporate and other bonds and mortgage backed securities were reinvested into U.S., Canadian and other sovereign government fixed income securities with nominal credit risk. The company’s hedging of credit risk with credit default swaps declined during 2010 as the company’s holdings of credit default swap contracts declined significantly as a result of significant sales in 2008 and contract expirations in 2009 and 2010. Notwithstanding the foregoing, there were no significant changes to the company’s framework used to monitor, evaluate and manage credit risk at December 31, 2010 compared to December 31, 2009.

The aggregate gross credit risk exposure at December 31, 2010 (without taking into account amounts held by the company as collateral of $1,157.6 ($1,054.4 at December 31, 2009)) was $23,469.7 ($21,016.9 at December 31, 2009) and was comprised as follows:

	December 31,
	2010	2009

Bonds:
U.S., Canadian and other government	4,172.8	1,652.8
Canadian provincials	1,251.3	1,346.8
U.S. states and municipalities	5,425.6	5,497.8
Corporate and other and mortgage backed securities – residential	2,107.0	2,971.0
Derivatives and other invested assets:
Receivable from counterparties to derivatives	602.4	225.2
Accounts receivable and other	1,802.3	1,805.0
Recoverable from reinsurers	3,993.8	3,818.6
Cash and short term investments	4,114.5	3,699.7

Total gross credit risk exposure	23,469.7	21,016.9

At December 31, 2010, the company had income taxes receivable of $216.8 ($50.4 at December 31, 2009).

Investments in Debt Instruments

The company’s risk management strategy for debt instruments is to invest primarily in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to any one corporate issuer. While the company reviews third party ratings, it also carries out its own analysis and does not delegate the credit decision to rating agencies. The company endeavours to limit credit exposure by imposing fixed income portfolio limits on individual corporate issuers and limits based on credit quality and may, from time to time, initiate positions in certain types of derivatives to further mitigate credit risk exposure.

As at December 31, 2010, the company had holdings of bonds exposed to credit risk (primarily bonds included in Canadian provincials, Corporate and other and U.S. states and municipalities) with fair value of $8,783.9 representing 37.7% of the total investment portfolio compared to $9,815.6 at December 31, 2009 representing 46.1% of the total investment portfolio. The company’s exposure to credit risk changed year-over-year as proceeds from sales of corporate and other bonds and mortgage backed securities were reinvested into U.S., Canadian and other sovereign government fixed income securities with nominal credit risk. Notwithstanding the foregoing, there were no significant changes to the company’s exposure to credit risk or the framework used to monitor, evaluate and manage credit risk at December 31, 2010 compared to December 31, 2009 with respect to the company’s investments in debt securities.

The composition of the company’s fixed income portfolio for the years ended December 31 classified according to the higher of each security’s respective S&P and Moody’s issuer credit rating, is presented in the table that follows:

	December 31, 2010		December 31, 2009
	Carrying		Carrying
Issuer Credit Rating	value	%	value	%

AAA/Aaa	4,220.2	32.5	5,748.9	50.1
AA/Aa	5,291.0	40.8	1,695.4	14.8
A/A	1,432.7	11.1	1,468.5	12.8
BBB/Baa	558.4	4.3	970.8	8.5
BB/Ba	324.4	2.5	253.5	2.2
B/B	215.1	1.7	291.9	2.5
Lower than B/B and unrated	914.9	7.1	1,039.4	9.1

Total	12,956.7	100.0	11,468.4	100.0

FAIRFAX FINANCIAL HOLDINGS LIMITED

At December 31, 2010, 88.8% (86.2% at December 31, 2009) of the fixed income portfolio carrying value was rated investment grade, with 73.4% (64.9% at December 31, 2009) being rated AA or better (primarily consisting of government obligations). At December 31, 2010, holdings of fixed income securities in the ten issuers (excluding U.S., Canadian and U.K. federal government bonds) to which the company had the greatest exposure totaled $3,991.4, which represented approximately 17.1% of the total investment portfolio. The exposure to the largest single issuer of corporate bonds held at December 31, 2010 was $450.5, which represented approximately 1.9% of the total investment portfolio.

The consolidated investment portfolio included $5.4 billion ($5.5 billion at December 31, 2009) in U.S. state and municipal bonds (approximately $4.3 billion tax-exempt, $1.1 billion taxable), almost all of which were purchased during 2008. During 2010, the credit ratings of a significant number of issuers of U.S. state and municipal bonds, including issuers insured by Berkshire Hathaway Assurance Corp. (described below) were downgraded by credit rating agencies from AAA/Aaa to AA/Aa and was the primary reason for the increase in the company’s investment in AA/Aa bonds in the table above. Of the $5.4 billion ($5.4 billion at December 31, 2009) held in the subsidiary investment portfolios at December 31, 2010, approximately $3.5 billion ($3.5 billion at December 31, 2009) were insured by Berkshire Hathaway Assurance Corp. for the payment of interest and principal in the event of issuer default; the company believes that this insurance significantly mitigates the credit risk associated with these bonds. During 2010 (most notably during the fourth quarter), interest rates on U.S. state and municipal bonds increased and resulted in the company recognizing significant mark-to-market losses in consolidated net earnings. Notwithstanding these fourth quarter losses, at December 31, 2010, the aggregate net fair value of the company’s U.S. state and municipal bond portfolio remained in excess of the cost paid to acquire these bonds in 2008 (when credit spreads were significantly wider than at December 31, 2010).

Since 2003, subsidiary portfolio investments and holding company investments have included credit default swaps referenced to various issuers in the financial services industry as an economic hedge of risks affecting specific financial assets of the company, exposures potentially affecting the fair value of the company’s fixed income portfolio and of broader systemic risk. The company’s holdings of credit default swap contracts declined significantly by the end of 2010 largely as a result of significant sales in 2008 and contract expirations in 2009 and 2010 (as indicated in 2009, the company determined not to utilize credit default swaps currently as part of its economic hedging program and therefore not to replace its credit default swaps as sales or expiries occurred, with the result that the company no longer has significant holdings of credit default swaps). Accordingly, the company has determined to no longer present credit default swaps as an economic hedge of its financial assets effective January 1, 2011.

Balances due from Counterparties to Derivative Contracts

The company endeavours to limit counterparty risk through the terms of agreements negotiated with the counterparties to its derivative contracts. Pursuant to these agreements, the counterparties to these transactions are contractually required to deposit eligible collateral in collateral accounts (subject to certain minimum thresholds) for the benefit of the company depending on the then current fair value of the derivative contracts. Agreements negotiated with counterparties also provide for a single net settlement of all financial instruments covered by the agreement in the event of default by the counterparty, thereby permitting obligations owed by the company to a counterparty to be offset to the extent of the aggregate amount receivable by the company from that counterparty. The following table sets out the company’s exposure to credit risk related to the counterparties to its derivative contracts:

	December 31,
	2010	2009

Total derivative assets (excluding exchange traded instruments comprised principally of equity call options and warrants and credit warrants which are not subject to counterparty risk)	424.8	104.8
Impact of net settlement arrangements	(119.0)	(11.1)
Fair value of collateral deposited for the benefit of the company	(120.5)	(23.2)

Net derivative counterparty exposure after net settlement and collateral arrangements	185.3	70.5

The fair value of the collateral deposited for the benefit of the company at December 31, 2010 consisted of cash of $26.1 (nil at December 31, 2009) and government securities of $94.4 ($23.2 at December 31, 2009) that may be sold or repledged by the company. The company had recognized the cash collateral within subsidiary cash and short term investments and recognized a corresponding liability within accounts payable and accrued liabilities. The company had not exercised its right to sell or repledge collateral at December 31, 2010. The net derivative counterparty exposure after net settlement and collateral arrangements relates principally to balances due from counterparties that are lower than certain minimum thresholds which would require that collateral be deposited for the benefit of the company.

Recoverable from Reinsurers

Credit exposure on the company’s recoverable from reinsurers balance existed at December 31, 2010 to the extent that any reinsurer may not be able or willing to reimburse the company under the terms of the relevant reinsurance arrangements. The company has a process to regularly assess the creditworthiness of reinsurers with whom it transacts business. Internal guidelines generally require reinsurers to have strong A.M. Best ratings and maintain capital and surplus exceeding $500.0. Where contractually provided for, the company has collateral for outstanding balances in the form of cash, letters of credit, guarantees or assets held in trust accounts. This collateral may be drawn on for amounts that remain unpaid beyond contractually specified time periods on an individual reinsurer basis.

The company’s reinsurance security department conducts ongoing detailed assessments of current and potential reinsurers and annual reviews on impaired reinsurers, and provides recommendations for uncollectible reinsurance provisions for the group. The reinsurance security department also collects and maintains individual and group reinsurance exposures aggregated across the group. Most of the reinsurance balances for reinsurers rated B++ and lower or which are not rated were inherited by the company on acquisition of a subsidiary. The company’s largest single reinsurer (Swiss Re America Corp.) represents 6.3% (7.2% at December 31, 2009) of shareholders’ equity attributable to shareholders of Fairfax and is rated A by A.M. Best.

The company makes provisions against recoverable from reinsurers for companies considered to be in financial difficulty. The company recorded a provision for uncollectible reinsurance and charges related to written off reinsurance balances in 2010 totaling $32.0 (2009 – $59.7; 2008 – $15.0). The following table presents the $3,993.8 ($3,818.6 at December 31, 2009) gross recoverable from reinsurers classified according to the financial strength rating of the reinsurers. Pools and associations, shown separately, are generally government or similar insurance funds carrying limited credit risk.

	December 31, 2010			December 31, 2009
		Outstanding			Outstanding
	Gross	balances for	Net unsecured	Gross	balances for	Net unsecured
	recoverable	which security is	recoverable	recoverable	which security is	recoverable
A.M. Best Rating	from reinsurers	held	from reinsurers	from reinsurers	held	from reinsurers

A++	176.4	8.5	167.9	124.0	8.4	115.6

A+	841.0	72.0	769.0	871.4	76.1	795.3

A	2,077.5	473.2	1,604.3	1,837.4	470.3	1,367.1

A−	262.3	123.7	138.6	352.8	143.5	209.3

B++	38.0	13.0	25.0	39.6	9.9	29.7

B+	78.0	55.8	22.2	60.7	41.3	19.4

B or lower	5.5	–	5.5	17.6	0.3	17.3

Not rated	806.6	244.3	562.3	815.5	235.7	579.8

Pools and associations	81.5	46.6	34.9	80.7	45.7	35.0

	4,366.8	1,037.1	3,329.7	4,199.7	1,031.2	3,168.5

Provision for uncollectible reinsurance	373.0		373.0	381.1		381.1

Recoverable from reinsurers	3,993.8		2,956.7	3,818.6		2,787.4

FAIRFAX FINANCIAL HOLDINGS LIMITED

Economic hedging of credit risk

The following table summarizes the effect of the credit default swap hedging instruments and related economically hedged items on the company’s historical financial position and results of operations as of and for the years ended December 31, 2010 and 2009:

	December 31, 2010		For the Year Ended December 31, 2010
			Other
			comprehensive
	Exposure/	Carrying	income	Net earnings	Net equity
	notional amount	value	(pre-tax)	(pre-tax)	(pre-tax)

Credit risk exposures:
Bonds:
U.S., Canadian and other government	4,172.8	4,172.8	–	–	–
Canadian provincials	1,251.3	1,251.3	–	–	–
U.S. states and municipalities	5,425.6	5,425.6	(49.7)	(148.1)	(197.8)
Corporate and other	2,107.0	2,107.0	(89.3)	479.6	390.3
Derivatives and other invested assets:
Receivable from counterparties to derivatives	602.4	602.4	–	4.5	4.5
Accounts receivable and other	1,802.3	1,802.3	–	2.0	2.0
Recoverable from reinsurers	3,993.8	3,993.8	–	(32.0)	(32.0)
Cash and short term investments	4,114.5	4,114.5	–	–	–

	23,469.7	23,469.7	(139.0)	306.0	167.0
Hedging instruments:
Derivatives and other invested assets:
Credit default swaps	(3,499.3)	67.2	–	15.8	15.8

Net exposure and financial effects	19,970.4		(139.0)	321.8	182.8

	December 31, 2009		For the Year Ended December 31, 2009
			Other
			comprehensive
	Exposure/	Carrying	income	Net earnings	Net equity
	notional amount	value	(pre-tax)	(pre-tax)	(pre-tax)

Credit risk exposures:
Bonds:
U.S., Canadian and other government	1,652.8	1,652.8	–	–	–
Canadian provincials	1,346.8	1,346.8	–	–	–
U.S. states and municipalities	5,497.8	5,497.8	65.3	308.6	373.9
Corporate and other and mortgage backed securities-residential	2,971.0	2,971.0	185.4	599.1	784.5
Derivatives and other invested assets:
Receivable from counterparties to derivatives	225.2	225.2	–	3.1	3.1
Accounts receivable and other	1,805.0	1,805.0	–	(1.9)	(1.9)
Recoverable from reinsurers	3,818.6	3,818.6	–	(59.7)	(59.7)
Cash and short term investments	3,699.7	3,699.7	–	–	–

	21,016.9	21,016.9	250.7	849.2	1,099.9
Hedging instruments:
Derivatives and other invested assets:
Credit default swaps	(5,926.2)	71.6	–	(114.6)	(114.6)

Net exposure and financial effects	15,090.7		250.7	734.6	985.3

In the normal course of effecting its economic hedging strategy with respect to credit risk, the company expects that there may be periods where the notional amount of the hedging instruments may exceed or be deficient relative to the company’s exposure to the items being hedged. This situation may arise when management compensates for imperfect correlations between the hedging item and the hedged item, due to the timing of opportunities related to the company’s ability to exit and enter hedges at attractive prices or during the transition period when the company is adding to a new hedging program or discontinuing an existing hedging program.

Liquidity Risk

Liquidity risk is the potential for loss if the company is unable to meet financial commitments in a timely manner at reasonable costs as they fall due. It is the company’s policy to ensure that sufficient liquid assets are available to meet financial commitments, including liabilities to policyholders and debt holders, dividends on preferred shares and investment commitments.

The company believes that cash, short term investments and marketable securities held at the holding company provide more than adequate liquidity to meet the holding company’s obligations in 2011. In addition to these holding company resources, the holding company expects to continue to receive investment management and administration fees from its insurance and reinsurance subsidiaries, investment income on its holdings of cash, short term investments and marketable securities, and dividends from its insurance and reinsurance subsidiaries.

The holding company’s known significant commitments for 2011 consist of the $294.3 (paid February 2011) and approximately $64 payments in respect of the company’s acquisitions of First Mercury and Pacific Insurance respectively, as described in note 19, the $205.9 dividend on common shares ($10.00 per share, paid January 2011), interest and corporate overhead expenses, preferred share dividends and income tax payments.

The liquidity requirements of the insurance and reinsurance subsidiaries principally relate to the liabilities associated with underwriting, operating costs and expenses, the payment of dividends to the holding company, contributions to their subsidiaries, payment of principal and interest on their outstanding debt obligations, income taxes and certain derivative obligations (described below). Liabilities associated with underwriting include the payment of claims.

Historically, the insurance and reinsurance subsidiaries have used cash inflows from operations and sales of investment securities to fund their liquidity requirements. The insurance and reinsurance subsidiaries’ principal cash inflows from operating activities are derived from premiums, commissions and distributions from their subsidiaries. The principal cash inflows from investment activities result from repayments of principal, sales of investments and investment income. During any quarter the insurance and reinsurance subsidiaries may experience cash inflows or outflows (which at times could be significant) related to cash settlements of market value movements of total return swaps which have occurred since the most recent reset date. During 2010, the insurance and reinsurance subsidiaries paid net cash of $613.8 (2009 – $68.9; 2008 – received net cash of $1,162.5) with respect to short equity and equity index total return swap derivative obligations (excluding the impact of collateral requirements). The insurance and reinsurance subsidiaries typically fund such obligations from cash provided by operating activities and from sales of equity investments whose market value will generally vary inversely to the market value of short equity and equity index total return swaps.

The insurance and reinsurance subsidiaries maintain investment strategies intended to provide adequate funds to pay claims without forced sales of investments. The insurance and reinsurance subsidiaries hold highly liquid, high quality short-term investment securities and other liquid investment grade fixed maturity securities to fund anticipated claim payments and operating expenses. At December 31, 2010, total insurance and reinsurance portfolio investments net of short sale and derivative obligations was $21.8 billion. These portfolio investments may include investments in inactively traded corporate debentures, preferred stocks, limited partnership interests and mortgage backed securities that are relatively illiquid. At December 31, 2010, these asset classes represented approximately 6.7% (6.7% at December 31, 2009) of the carrying value of the insurance and reinsurance subsidiaries’ portfolio investments.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table provides a maturity analysis of the company’s financial liabilities based on the expected undiscounted cash flows from the end of the year to the contractual maturity date or the settlement date:

December 31, 2010

	Less than	1 to 3	3 months			More than
	1 month	months	to 1 year	1 - 3 years	3 - 5 years	5 years	Total

Subsidiary indebtedness – principal and interest	1.3	–	1.0	–	–	–	2.3
Accounts payable and accrued liabilities(1)	242.9	218.9	191.3	277.8	57.6	196.9	1,185.4
Income taxes payable	–	25.4	–	–	–	–	25.4
Funds withheld payable to reinsurers	–	2.4	37.3	28.0	268.0	27.5	363.2
Gross claims liability	338.4	701.2	2,717.3	4,172.4	2,721.0	5,620.0	16,270.3
Long term debt obligations – principal	0.1	0.2	0.1	376.2	207.6	1,887.0	2,471.2
Long term debt obligations – interest	3.9	18.4	155.8	338.0	294.1	666.0	1,476.2
Other long term liabilities – principal	–	1.6	5.1	8.7	10.3	343.4	369.1
Other long term liabilities – interest	0.4	3.5	10.5	27.5	25.8	31.7	99.4
Operating leases – obligations	4.7	10.3	44.2	76.2	49.1	79.5	264.0

	591.7	981.9	3,162.6	5,304.8	3,633.5	8,852.0	22,526.5

December 31, 2009

	Less than	1 to 3	3 months			More than
	1 month	months	to 1 year	1 - 3 years	3 - 5 years	5 years	Total

Subsidiary indebtedness – principal and interest	–	–	0.1	12.6	–	–	12.7
Accounts payable and accrued liabilities(1)	179.9	134.6	440.6	163.3	58.6	160.9	1,137.9
Income taxes payable	–	70.9	–	–	–	–	70.9
Funds withheld payable to reinsurers	0.8	6.1	33.3	25.1	25.1	264.5	354.9
Gross claims liability	300.8	576.4	2,540.0	4,245.7	2,346.1	4,757.7	14,766.7
Long term debt obligations – principal	–	–	1.8	181.0	225.2	1,774.9	2,182.9
Long term debt obligations – interest	3.9	16.3	136.6	306.3	268.0	647.8	1,378.9
Other long term liabilities – principal	–	1.5	4.6	10.8	9.5	147.1	173.5
Other long term liabilities – interest	0.4	3.6	11.0	28.3	26.7	44.0	114.0
Operating leases – obligations	2.4	6.0	43.3	66.9	36.3	79.4	234.3

	488.2	815.4	3,211.3	5,040.0	2,995.5	7,876.3	20,426.7

(1)	Excludes accrued interest, deferred revenue, deferred costs and unrecognized balances relating to defined benefit pension and other post retirement benefit plans.

The timing of claims liability payments is not fixed and represents the company’s best estimate. The payment obligations which are due beyond one year in accounts payable and accrued liabilities primarily relate to the defined benefit pension and other post retirement benefit plans, and certain payables to brokers and reinsurers not expected to be settled in the short term.

For further detail on the maturity profile of the company’s fixed income portfolio, gross claims liability, obligation to pay principal and interest on long term debt and operating lease obligations, please see notes 4, 7, 10, 11 and 17 respectively.

The following table provides a maturity analysis of the company’s short sales and derivative obligations based on the expected undiscounted cash flows from the end of the year to the contractual maturity date or the settlement date:

December 31, 2010

	Less than	1 to	3 months			More than
	1 month	3 months	to 1 year	1 - 3 years	3 - 5 years	5 years	Total

Short sale and derivative obligations:
Equity index total return swaps – short positions	7.3	126.4	–	–	–	–	133.7
Equity total return swaps – short positions	1.5	26.3	–	–	–	0.5	28.3
Equity total return swaps – long positions	6.0	2.3	–	–	–	–	8.3
Foreign exchange forward contracts	1.9	13.5	10.1	–	–	–	25.5
Other derivative contracts	15.6	–	–	5.5	–	–	21.1

	32.3	168.5	10.1	5.5	–	0.5	216.9

December 31, 2009

	Less than	1 to	3 months			More than
	1 month	3 months	to 1 year	1 - 3 years	3 - 5 years	5 years	Total

Short sale and derivative obligations:
Equity total return swaps – short positions	–	1.2	–	–	–	–	1.2
Equity total return swaps – long positions	7.7	–	–	–	–	–	7.7
Foreign exchange forward contracts	0.7	7.2	40.1	–	–	–	48.0
Other derivative contracts	–	–	–	0.3	–	–	0.3

	8.4	8.4	40.1	0.3	–	–	57.2

Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk is comprised of currency risk, interest rate risk and other price risk. The company is exposed to market risk principally in its investing activities but also in its underwriting activities to the extent that those activities expose the company to foreign currency risk. The company’s investment portfolios are managed with a long term, value-oriented investment philosophy emphasizing downside protection. The company has policies to limit and monitor its individual issuer exposures and aggregate equity exposure. Aggregate exposure to single issuers and total equity positions are monitored at the subsidiary level and in aggregate at the company level. Following is a discussion of the company’s primary market risk exposures and how those exposures are currently managed.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. As interest rates rise, the fair value of fixed income investments decline and, conversely, as interest rates decline, the fair value of fixed income investments rise. In each case, the longer the maturity of the financial instrument, the greater the consequence of the change in interest rates. The company’s interest rate risk management strategy is to position its fixed income securities portfolio based on its view of future interest rates and the yield curve, balanced with liquidity requirements. The company may reposition the portfolio in response to changes in the interest rate environment. The company’s exposure to interest rate risk increased during 2010 with the purchase of U.S., Canadian and other sovereign government fixed income securities with longer maturities.

Movements in the term structure of interest rates affect the level and timing of recognition in earnings and comprehensive income of gains and losses on fixed income securities held. Generally, the company’s investment income may be reduced during sustained periods of lower interest rates as higher yielding fixed income securities are called, mature, or are sold and the proceeds are reinvested at lower rates. During periods of rising interest rates, the market value of the company’s existing fixed income securities will generally decrease and gains on fixed income securities will likely be reduced. Losses are likely to be incurred following significant increases in interest rates.

FAIRFAX FINANCIAL HOLDINGS LIMITED

General economic conditions, political conditions and many other factors can also adversely affect the bond markets and, consequently, the value of the fixed income securities held.

At December 31, 2010, the fair value of the company’s investment portfolio included approximately $13.0 billion of fixed income securities which are subject to interest rate risk. The table below displays the potential impact of changes in interest rates on the company’s fixed income portfolio based on parallel 200 basis point shifts up and down, in 100 basis point increments. This analysis was performed on each individual security. Given the current economic and interest rate environment, the company believes a 200 basis point shift to be reasonably possible.

	December 31, 2010
		Hypothetical $ change
		effect on:
	Fair value of	Other
	fixed income	comprehensive	Net	Hypothetical
Change in Interest Rates	portfolio	income	earnings	% change

200 basis point increase	10,285.5	(1,001.2)	(800.2)	(20.6)
100 basis point increase	11,473.9	(563.5)	(445.5)	(11.4)
No change	12,956.7	–	–	–
100 basis point decrease	14,593.3	670.7	446.4	12.6
200 basis point decrease	16,461.7	1,498.9	898.5	27.1

	December 31, 2009
		Hypothetical $ change
		effect on:
	Fair value of	Other
	fixed income	comprehensive	Net	Hypothetical
Change in Interest Rates	portfolio	income	earnings	% change

200 basis point increase	9,689.3	(448.6)	(752.3)	(15.5)
100 basis point increase	10,535.9	(241.5)	(389.4)	(8.1)
No change	11,468.4	–	–	–
100 basis point decrease	12,434.0	268.9	384.1	8.4
200 basis point decrease	13,521.5	585.7	806.0	17.9

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions, including the maintenance of the level and composition of fixed income security assets at the indicated date, and should not be relied on as indicative of future results. Certain shortcomings are inherent in the method of analysis presented in the computation of the prospective fair value of fixed rate instruments. Actual values may differ from the projections presented should market conditions vary from assumptions used in the calculation of the fair value of individual securities; such variations include non-parallel shifts in the term structure of interest rates and a change in individual issuer credit spreads.

Market Price Fluctuations

Market price fluctuation is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The changes to the company’s exposure to equity price risk through its equity and equity-related holdings at December 31, 2010 compared to December 31, 2009 are described below.

The company holds significant investments in equities and equity-related securities, which the company believes will significantly appreciate in value over time. At December 31, 2010, the company had aggregate equity and equity-related holdings of $6,854.5 (common stock of $4,474.5, investments, at equity of $976.9 and equity-related derivatives of $1,403.1) compared to aggregate equity and equity-related holdings at December 31, 2009 of $6,156.5 (common stocks of $5,130.8, investments, at equity of $604.3 and equity-related derivatives of $421.4). The market value and the liquidity of these investments are volatile and may vary dramatically either up or down in short periods, and their ultimate value will therefore only be known over the long term. During 2010, the company added a net notional amount of $933.6 to its equity total return swaps – long positions on individual equity securities for investment purposes. As a result of volatility in the equity markets and international credit concerns, the company has protected its equity and equity-related holdings against a potential decline in equity markets by way of additional short positions effected through equity index total return swaps. Accordingly, the company added short positions in certain equities ($284.4 notional amount entered into during the third quarter of 2010), the Russell 2000 index ($3.3 billion notional amount at an average Russell 2000 index value of 646.5 entered into during the second quarter of 2010) and to its short positions in the S&P 500 index ($1.5 billion notional amount at an average S&P 500 index value of 1,062.52 entered into during the third quarter of 2009). During the fourth quarter of 2010, the company closed out $212.4 of the original notional amount of its short positions in S&P 500 index total return swaps to realign its equity hedges with its underlying equity and equity-related holdings (this transaction had a nominal impact on the average S&P 500 index value of the remaining $1.3 billion original notional amount of S&P 500 index total return swaps). At December 31, 2010, equity hedges represented approximately 88.8% of the company’s equity and equity-related holdings ($6,854.5). During 2010, the company paid net cash of $796.9 (2009 – $107.5; 2008 – received net cash of $2,053.8) to satisfy obligations incurred in connection with the quarterly reset provisions of its short equity and equity index total return swaps. Duing 2010, the company received net cash of $91.9 (2009 – $83.3; 2008 – nil) from counterparties in connection with the quarterly reset provisions of the company’s long equity total return swaps. The company believes that the equity hedges will be reasonably effective in protecting that proportion of the company’s equity and equity-related holdings to which the hedges relate should a significant correction in the market occur.

The following table summarizes the effect of equity risk hedging instruments and related hedged items on the company’s historical financial position and results of operations as of and for the years ended December 31, 2010 and 2009:

	December 31, 2010		For the Year Ended December 31, 2010
			Other
			comprehensive
	Exposure /	Carrying	income	Net earnings	Net equity
	notional value	value	(pre-tax)	(pre-tax)	(pre-tax)

Equity exposures:
Common stocks	4,474.5	4,474.5	125.2	442.4	567.6
Investments, at equity	976.9	715.5	1.8	135.1	136.9
Derivatives and other invested assets:
Equity total return swaps – long positions	1,244.3	(7.6)	–	83.2	83.2
Equity warrants	158.8	171.1	–	83.6	83.6
Equity call options	–	–	–	13.9	13.9

Total equity and equity-related holdings	6,854.5	5,353.5	127.0	758.2	885.2

Hedging instruments:
Derivatives and other invested assets:
Equity total return swaps – short positions	(624.5)	(10.3)	–	(93.0)	(93.0)
Equity index total return swaps – short positions	(5,463.3)	(123.4)	–	(843.6)	(843.6)

	(6,087.8)	(133.7)	–	(936.6)	(936.6)

Net exposure and financial effects	766.7		127.0	(178.4)	(51.4)

FAIRFAX FINANCIAL HOLDINGS LIMITED

	December 31, 2009		For the Year Ended December 31, 2009
			Other
			comprehensive
	Exposure /	Carrying	income	Net earnings	Net equity
	notional value	value	(pre-tax)	(pre-tax)	(pre-tax)

Equity exposures:
Common stocks	5,130.8	5,130.8	1,207.5	(91.5)	1,116.0
Investments, at equity	604.3	433.5	3.3	23.3	26.6
Derivatives and other invested assets:
Equity total return swaps – long positions	214.6	1.0	–	84.4	84.4
Equity and equity index call options	79.3	46.0	–	8.6	8.6
Equity warrants	127.5	71.6	–	230.9	230.9

Total equity and equity-related holdings	6,156.5	5,682.9	1,210.8	255.7	1,466.5

Hedging instruments:
Derivatives and other invested assets:
S&P 500 index call options	–	–	–	2.6	2.6
Equity total return swaps – short positions	(232.2)	(1.2)	–	(26.8)	(26.8)
Equity index total return swaps – short positions	(1,582.7)	9.2	–	(75.4)	(75.4)

	(1,814.9)	8.0	–	(99.6)	(99.6)

Net exposure and financial effects	4,341.6		1,210.8	156.1	1,366.9

One risk of a hedging strategy (sometimes referred to as basis risk) is the risk that offsetting investments in a hedging strategy will not experience perfectly correlated opposite changes in fair value, creating the potential for gains or losses. The objective of the company when selecting a hedging instrument (including its equity index total return swaps) is to economically protect capital over potentially long periods of time and especially during periods of market turbulence. The company regularly monitors the effectiveness of its equity hedging program on a prospective and retrospective basis and based on its historical observation, the company believes that its hedges of its equity and equity-related holdings will be effective in the long term and especially in the event of a significant market correction. However, due to a lack of a perfect correlation between the hedged items and the hedging items, combined with other market uncertainties, it is not possible to estimate the reasonably likely future impact of the company’s economic hedging programs related to equity risk.

In the normal course of effecting its economic hedging strategy with respect to equity risk, the company expects that there may be periods where the notional value of the hedging instruments may exceed or be deficient relative to the company’s exposure to the items being hedged. This situation may arise when management compensates for imperfect correlations between the hedging item and the hedged item or due to the timing of opportunities related to the company’s ability to exit and enter hedges at attractive prices or during the transition period when the company is adding a new hedging program or discontinuing an existing hedging program.

The table that follows summarizes the potential impact of a 10% change in the company’s year-end holdings of equity and equity-related investments (including equity hedges where appropriate) on the company’s other comprehensive income and net earnings for the years ended December 31, 2010 and 2009. Based on an analysis of the 15-year return on various equity indices and the company’s knowledge of global equity markets, a 10% variation is considered reasonably possible. Certain shortcomings are inherent in the method of analysis presented, as the analysis is based on the assumptions that the equity and equity-related holdings had increased/decreased by 10% with all other variables held constant and that all of the company’s equity and equity-related holdings move according to a one-to-one correlation with global equity markets.

	December 31, 2010		December 31, 2009
	Effect on other	Effect on	Effect on other	Effect on
	comprehensive income	net earnings	comprehensive income	net earnings

Change in global equity markets
10% increase	286.2	(294.6)	333.1	(89.5)
10% decrease	(286.2)	296.4	(333.1)	93.5

Generally, a 10% decline in global equity markets would decrease the value of the company’s equity and equity-related holdings resulting in a decrease in the company’s other comprehensive income as the majority of the company’s equity investment holdings are classified as available for sale. Conversely, a 10% increase in global equity markets would generally increase the value of the company’s equity investment holdings resulting in an increase in the company’s other comprehensive income.

At December 31, 2010, the company’s common stock holdings in the ten issuers to which the company had the greatest exposure was $2,200.3, which represented 9.4% of the total investment portfolio. The exposure to the largest single issuer of common stock holdings held at December 31, 2010 was $419.1, which represented 1.8% of the total investment portfolio.

Risk of Decreasing Price Levels

The risk of decreases in the general price level of goods and services is the potential for a negative impact on the consolidated balance sheet (including the company’s equity and equity-related holdings and fixed income investments in non-sovereign debt) and/or consolidated statement of earnings. Among their effects on the economy, decreasing price levels typically result in decreased consumption, restriction of credit, shrinking output and investment and numerous bankruptcies.

The company has purchased derivative contracts referenced to the CPI in the geographic regions in which it operates, which serve as an economic hedge against the potential adverse financial impact on the company of decreasing price levels. These contracts have a remaining weighted average life of 9.4 years (10.0 years at December 31, 2009), a notional amount of $34,182.3 and fair value of $328.6 at December 31, 2010. As the average remaining life of a contract declines, the fair value of the contract (excluding the impact of CPI changes) will generally decline. The company’s maximum potential loss on any contract is limited to the original cost of that contract.

During 2010, the company purchased $32,670.2 (2009 – $1,490.7) notional amount of CPI-linked derivative contracts at a cost of $291.4 (2009 – $8.8) and recorded net mark-to-market gains of $28.1 (2009 – net mark-to-market losses of $0.5) in respect of positions remaining open at the end of the period.

The CPI-linked derivative contracts are extremely volatile, with the result that their market value and their liquidity may vary dramatically either up or down in short periods, and their ultimate value will therefore only be known upon their disposition. The company’s purchase of these derivative contracts is consistent with its capital management framework designed to protect its capital in the long term. Due to the uncertainty of the market conditions which will exist many years into the future, it is not possible to estimate the reasonably likely future impact of this aspect of the company’s risk management program.

Foreign Currency Risk

Foreign currency risk is the risk that the fair value or cash flows of a financial instrument or another asset will fluctuate because of changes in exchange rates and could produce an adverse effect on earnings and equity when measured in a company’s functional currency. The company is exposed to foreign currency risk through transactions conducted in currencies other than the U.S. dollar, and also through its equity accounted investments and net investment in subsidiaries that have a functional currency other than the U.S. dollar. Long and short foreign exchange forward contracts primarily denominated in the British pound sterling and the Canadian dollar are used to manage foreign currency exposure on foreign currency denominated transactions. Foreign currency denominated liabilities may be used to manage the company’s foreign currency exposures to net investments in self-sustaining foreign operations having a functional currency other than the U.S. dollar. The company’s exposure to foreign currency risk was not significantly different at December 31, 2010 compared to December 31, 2009.

The company’s foreign currency risk management objective is to mitigate the net earnings impact of foreign currency rate fluctuations. The company has a process to accumulate, on a consolidated basis, all significant asset and liability exposures relating to foreign currencies. These exposures are matched and any net unmatched positions, whether long or short, are identified. The company may then take action to cure an unmatched position through the acquisition of a derivative contract or the purchase or sale of investment assets denominated in the exposed currency. Rarely does the company maintain an unmatched position for extended periods of time.

A portion of the company’s premiums are written in foreign currencies and a portion of the company’s loss reserves are denominated in foreign currencies. Moreover, a portion of the company’s cash and investments are held in currencies other than the U.S. dollar. In general, the company manages foreign currency risk on liabilities by investing in financial instruments and other assets denominated in the same currency as the liabilities to which they relate. The company also monitors the exposure of invested assets to foreign currency risk and limits these amounts

FAIRFAX FINANCIAL HOLDINGS LIMITED

as deemed necessary. The company may nevertheless, from time to time, experience gains or losses resulting from fluctuations in the values of these foreign currencies, which may favourably or adversely affect operating results.

In subsidiaries where the U.S. dollar is the functional currency, and to the extent that subsidiary transacts business in currencies other than the U.S. dollar, monetary assets and liabilities of that subsidiary, such as the provision for claims and investments designated or classified as held for trading that are denominated in currencies other than the U.S. dollar, are revalued at the balance sheet date spot foreign exchange rate, with any resulting unrealized gains and losses recorded in the consolidated statement of earnings. Non-U.S. dollar denominated investments classified as available for sale are revalued in the same manner, but resulting unrealized gains and losses are recorded in other comprehensive income until realized, at which time the cumulative foreign exchange gain or loss is reclassified to net gains on investments in the consolidated statement of earnings.

In subsidiaries where the functional currency is other than the U.S. dollar and where that subsidiary is considered to be self-sustaining, unrealized foreign exchange gains and losses on monetary assets and liabilities will be recognized in the same manner as described in the preceding paragraph when those monetary assets and liabilities are denominated in a currency other than that subsidiary’s functional currency. The overall foreign currency exposure embedded in a self-sustaining subsidiary arising on the translation from its functional currency to U.S. dollars is deferred in the currency translation account in accumulated other comprehensive income, a separate component of total equity, until such time as that subsidiary is wound up or sold to an unrelated third party.

In June 2010 and August 2009, the company designated the carrying value of Cdn$275.0 and Cdn$400.0 principal amount respectively of its Canadian dollar denominated senior notes as a hedge of its net investment in Northbridge for financial reporting purposes. In 2010, the company recognized pre-tax losses of $28.2 (2009 – $18.3) related to foreign currency movement on the senior notes in change in gains and losses on hedge of net investment in foreign subsidiary in the consolidated statements of comprehensive income.

The company has also issued Cdn$1,000 par value of cumulative five-year rate reset preferred shares. Although not eligible to be designated as a hedge for financial reporting purposes, the company considers this Cdn$1.0 billion as an additional economic hedge of its net investment in Northbridge.

The following table presents the pre-tax foreign exchange effect on certain line items in the company’s consolidated financial statements for the years ended December 31, 2010, 2009 and 2008:

	Year ended December 31,
	2010	2009	2008

Net gains (losses) on investments
Underwriting activities	(26.4)	14.3	(147.9)
Investing activities	(151.8)	(31.9)	102.5

Foreign currency gains (losses) included in pre-tax net earnings	(178.2)	(17.6)	(45.4)
Other comprehensive income – investing activities foreign currency gains (losses)	100.7	(39.3)	41.6

	(77.5)	(56.9)	(3.8)

The table below shows the approximate effect of the depreciation of the U.S. dollar compared with the Canadian dollar, the euro, the British pound sterling and all other currencies, respectively, by 5% on pre-tax earnings (loss), net earnings (loss), pre-tax other comprehensive income (loss) and other comprehensive income (loss).

	2010	2009

Canadian dollar
Impact on pre-tax earnings (loss)	(10.2)	(2.6)
Impact on net earnings (loss)	(8.1)	(2.1)
Impact on pre-tax other comprehensive income (loss)	(54.9)	(66.2)
Impact on other comprehensive income (loss)	(52.6)	(70.1)

Euro
Impact on pre-tax earnings (loss)	(6.1)	2.4
Impact on net earnings (loss)	(3.8)	1.9
Impact on pre-tax other comprehensive income (loss)	7.8	8.1
Impact on other comprehensive income (loss)	2.3	3.4

British pound sterling
Impact on pre-tax earnings (loss)	0.1	1.3
Impact on net earnings (loss)	(0.7)	1.1
Impact on pre-tax other comprehensive income (loss)	20.7	22.3
Impact on other comprehensive income (loss)	13.5	14.5

All other currencies
Impact on pre-tax earnings (loss)	10.8	8.4
Impact on net earnings (loss)	8.4	6.0
Impact on pre-tax other comprehensive income (loss)	(10.5)	(5.8)
Impact on other comprehensive income (loss)	(10.0)	(6.9)

Total
Impact on pre-tax earnings (loss)	(5.4)	9.5
Impact on net earnings (loss)	(4.2)	6.9
Impact on pre-tax other comprehensive income (loss)	(36.9)	(41.6)
Impact on other comprehensive income (loss)	(46.8)	(59.1)

In the preceding scenarios, certain shortcomings are inherent in the method of analysis presented, as the analysis is based on the assumption that the 5% appreciation or depreciation of the U.S. dollar occurred with all other variables held constant.

Capital Management

The company’s capital management framework is designed to protect, in the following order, its policyholders, its bondholders and its preferred shareholders and then finally to optimize returns to common shareholders. Effective capital management includes measures designed to maintain capital above minimum regulatory levels, above levels required to satisfy issuer credit ratings and financial strength ratings requirements, and above internally determined and calculated risk management levels. Total capital at December 31, 2010, comprising shareholders’ equity

FAIRFAX FINANCIAL HOLDINGS LIMITED

attributable to shareholders of Fairfax and non-controlling interests, was $8,742.4, compared to $7,736.6 at December 31, 2009. The company manages its capital based on the following financial measurements and ratios:

	December 31,
	2010		2009

Holding company cash, short term investments and marketable securities, net of short sale and derivative obligations	1,474.2		1,242.7

Holding company debt	1,498.1		1,236.9
Subsidiary debt	919.9		903.4
Other long term obligations – holding company	311.5		173.5

Total debt	2,729.5		2,313.8

Net debt	1,255.3		1,071.1

Common shareholders’ equity	7,761.9		7,391.8
Preferred equity	934.7		227.2
Non-controlling interests	45.8		117.6

Total equity	8,742.4		7,736.6

Net debt/total equity	14.4%		13.8%
Net debt/net total capital(1)	12.6%		12.2%
Total debt/total capital(2)	23.8%		23.0%
Interest coverage(3)	2.8	x	8.2	x
Interest and preferred share dividend distribution coverage(4)	2.3	x	7.5	x

(1)	Net total capital is calculated by the company as the sum of total equity and net debt.

(2)	Total capital is calculated by the company as the sum of total equity and total debt.

(3)	Interest coverage is calculated by the company as the sum of earnings (loss) from operations before income taxes and interest expense divided by interest expense.

(4)	Interest and preferred share dividend distribution coverage is calculated by the company as the sum of earnings (loss) from operations before income taxes and interest expense divided by interest expense and preferred share dividend distribution obligations adjusted to a before tax equivalent at the company’s Canadian statutory tax rate.

During 2010, the company issued Cdn$750.0 of stated capital of cumulative five-year rate reset preferred shares. Accordingly, the company commenced monitoring its interest and preferred share dividend distribution coverage ratio calculated as described in footnote 4 in the table above. The company’s capital management objectives includes maintaining sufficient liquid resources at the holding company to be able to pay interest on its debt, dividends to its preferred shareholders and all other holding company obligations.

In the U.S., the National Association of Insurance Commissioners (NAIC) has developed a model law and risk-based capital (RBC) formula designed to help regulators identify property and casualty insurers that may be inadequately capitalized. Under the NAIC’s requirements, an insurer must maintain total capital and surplus above a calculated threshold or face varying levels of regulatory action. The threshold is based on a formula that attempts to quantify the risk of a company’s insurance, investment and other business activities. At December 31, 2010, the U.S. insurance, reinsurance and runoff subsidiaries had capital and surplus in excess of the regulatory minimum requirement of two times the authorized control level – each subsidiary had capital and surplus in excess of 4.7 times (5.3 times at December 31, 2009) the authorized control level, except for TIG which had 2.7 times (2.7 times at December 31, 2009).

In Canada, property and casualty companies are regulated by the Office of the Superintendent of Financial Institutions on the basis of a minimum supervisory target of 150% of a minimum capital test (MCT) formula. At December 31, 2010, Northbridge’s subsidiaries had a weighted average MCT ratio of 222% of the minimum statutory capital required, compared to 240% at December 31, 2009, well in excess of the 150% minimum supervisory target.

In countries other than the U.S. and Canada where the company operates (the United Kingdom, France, Mexico, Singapore, Hong Kong, Ireland, Poland, Brazil and other jurisdictions), the company met or exceeded the applicable regulatory capital requirements at December 31, 2010.

21.	Segmented Information

The company is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance, conducted on a primary and reinsurance basis, and runoff operations. The company identifies its operating segments by operating company consistent with its management structure. The company has aggregated certain of these operating segments into reporting segments as subsequently described. The accounting policies of the reporting segments are the same as those described in note 2. Transfer prices for inter-segment transactions are set at arm’s length. Geographic premiums are determined based on the domicile of the various subsidiaries and where the primary underlying risk of the business resides.

Insurance

Northbridge – Northbridge is a national commercial property and casualty insurer in Canada providing property and casualty insurance products through its Commonwealth, Federated, Lombard and Markel subsidiaries, primarily in the Canadian market and in selected United States and international markets.

U.S. Insurance (formerly known as Crum & Forster prior to May 20, 2010) – This reporting segment is comprised of Crum & Forster and Zenith National. Crum & Forster is a national commercial property and casualty insurance company in the United States writing a broad range of commercial coverages. Its subsidiary, Seneca Insurance, provides property and casualty insurance to small businesses and certain specialty coverages. Zenith National is included in this segment effective from its acquisition by the company on May 20, 2010 (identifiable assets of $2,530.5 at December 31, 2010) and is primarily engaged in the workers’ compensation insurance business in the United States.

Fairfax Asia – Included in the Fairfax Asia reporting segment are the company’s operations that underwrite insurance and reinsurance coverages in Singapore (First Capital) and Hong Kong (Falcon). Fairfax Asia includes the company’s 26% equity accounted interest in Mumbai-based ICICI Lombard and its 40.5% equity accounted interest in Thailand (Falcon Thailand).

Reinsurance

OdysseyRe – OdysseyRe underwrites reinsurance, providing a full range of property and casualty products on a worldwide basis, and underwrites specialty insurance, primarily in the United States and in the United Kingdom directly and through the Lloyd’s of London marketplace.

Reinsurance and Insurance – Other (formerly known as Reinsurance – Other prior to March 2010)

This reporting segment is comprised of Group Re, Advent, Polish Re and Fairfax Brasil. Group Re participates in the reinsurance of Fairfax’s subsidiaries by quota share or through participation in those subsidiaries’ third party reinsurance programs on the same terms as third party reinsurers through CRC Re (Canadian business) and Wentworth (international business). Group Re also writes third party business. Advent is included in this reporting segment effective from its acquisition by the company on September 11, 2008 and is a reinsurance and insurance company, operating through Syndicate 780 at Lloyd’s, focused on specialty property reinsurance and insurance risks. Polish Re is included in this reporting segment effective from its date of acquisition on January 7, 2009 and is a Polish reinsurance company. Fairfax Brasil is included in this segment since it commenced insurance underwriting activities in March 2010 (identifiable assets of $103.5 at December 31, 2010).

Runoff

The runoff reporting segment comprises nSpire Re (including the runoff of nSpire Re’s Group Re participation), RiverStone (UK) and the U.S. runoff company formed on the merger of TIG and IIC combined with Old Lyme and Fairmont. The U.K. and international runoff operations of RiverStone (UK) have reinsured their reinsurance portfolios to nSpire Re to provide consolidated investment and liquidity management services, with the RiverStone Group retaining full responsibility for all other aspects of the business. GFIC was included in U.S. runoff effective from its acquisition by the company on August 17, 2010 (identifiable assets of $702.1 at December 31, 2010) and is a property and casualty insurance company based in the United States whose business will run off under the supervision of Fairfax’s RiverStone management.

Other

The Other reporting segment includes Ridley since its acquisition on November 4, 2008. Ridley is engaged in the animal nutrition business and operates in the U.S. and Canada.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Corporate and Other

Corporate and Other includes the parent entity (Fairfax Financial Holdings Limited), its subsidiary intermediate holding companies, Hamblin Watsa, an investment management company and MFXchange, a technology company.

Pre-tax income (loss) by Reporting Segment

An analysis of pre-tax income (loss) by reporting segment for the years ended December 31 is presented below:

2010

					Reinsurance
	Insurance				and			Other		Eliminations
			Fairfax	Reinsurance	Insurance	Ongoing		(animal	Corporate	and
	Northbridge	U.S.	Asia	OdysseyRe	Other	Operations	Runoff	nutrition)	and other	Adjustments	Consolidated

Net premiums earned	996.6	1,000.1	155.0	1,885.7	536.0	4,573.4	–	–	–		4,573.4
Underwriting expenses	(1,069.0)	(1,168.3)	(138.4)	(1,859.9)	(574.4)	(4,810.0)	–	–	–	–	(4,810.0)

Underwriting profit (loss)	(72.4)	(168.2)	16.6	25.8	(38.4)	(236.6)	–	–	–	–	(236.6)

Interest income	106.9	91.1	13.2	271.0	52.0	534.2	63.4	–	5.6	–	603.2
Dividends	24.9	27.1	5.0	40.3	0.7	98.0	24.4	–	6.4	–	128.8
Earnings (losses) on investments, at equity	5.0	3.3	23.2	10.9	(1.4)	41.0	3.9	–	6.0	–	50.9
Investment expenses	(11.0)	(17.6)	(1.6)	(33.3)	(6.3)	(69.8)	(13.2)	–	(3.2)	65.7	(20.5)

Interest and dividends	125.8	103.9	39.8	288.9	45.0	603.4	78.5	–	14.8	65.7	762.4

Other
Revenue(1)	–	–	–	–	–	–	90.3	549.1	65.7	(65.7)	639.4
Expenses	–	–	–	–	–	–	(124.0)	(538.8)	–	–	(662.8)

	–	–	–	–	–	–	(33.7)	10.3	65.7	(65.7)	(23.4)

Operating income (loss) before:	53.4	(64.3)	56.4	314.7	6.6	366.8	44.8	10.3	80.5	–	502.4
Net gains (losses) on investments	55.7	122.5	(3.5)	(28.8)	72.9	218.8	98.7	–	(125.6)	(3.4)	188.5
Interest expense	–	(30.7)	–	(30.5)	(4.5)	(65.7)	(3.2)	(0.6)	(125.9)	–	(195.4)
Corporate overhead and other	(15.4)	(7.7)	(2.4)	(31.3)	(3.1)	(59.9)	–	–	(83.9)	–	(143.8)

Pre-tax income (loss)	93.7	19.8	50.5	224.1	71.9	460.0	140.3	9.7	(254.9)	(3.4)	351.7
Income taxes											119.5

Net earnings											471.2

Attributable to:
Shareholders of Fairfax											469.0
Non-controlling interests											2.2

											471.2

(1)	The Runoff segment revenue includes $83.1 of the excess of the fair value of net assets acquired over the purchase price related to the acquisition of GFIC, as described in note 19.

2009

					Reinsurance
	Insurance				and			Other		Eliminations
			Fairfax	Reinsurance	Insurance	Ongoing		(animal	Corporate	and
	Northbridge	U.S.	Asia	OdysseyRe	Other	Operations	Runoff	nutrition)	and other	Adjustments	Consolidated

Net premiums earned	969.2	781.3	116.0	1,927.4	628.1	4,422.0	–	–	–	–	4,422.0
Underwriting expenses	(1,026.3)	(813.3)	(95.8)	(1,863.1)	(616.2)	(4,414.7)	–	–	–	–	(4,414.7)

Underwriting profit (loss)	(57.1)	(32.0)	20.2	64.3	11.9	7.3	–	–	–	–	7.3

Interest income	96.8	90.6	10.2	258.9	38.9	495.4	55.0	–	14.9	–	565.3
Dividends	24.9	34.4	5.6	52.0	2.5	119.4	11.4	–	6.7	–	137.5
Earnings (losses) on investments, at equity	0.1	4.7	(4.6)	6.5	0.4	7.1	–	–	16.2	–	23.3
Investment expenses	(8.8)	(15.8)	(2.2)	(33.8)	(4.3)	(64.9)	(12.0)	–	(1.4)	64.9	(13.4)

Interest and dividends	113.0	113.9	9.0	283.6	37.5	557.0	54.4	–	36.4	64.9	712.7

Other
Revenue	–	–	–	–	–	–	–	556.4	64.9	(64.9)	556.4
Expenses	–	–	–	–	–	–	(152.4)	(544.0)	–	–	(696.4)

	–	–	–	–	–	–	(152.4)	12.4	64.9	(64.9)	(140.0)

Operating income (loss) before:	55.9	81.9	29.2	347.9	49.4	564.3	(98.0)	12.4	101.3	–	580.0
Net gains (losses) on investments	94.4	229.1	17.8	353.6	(25.8)	669.1	129.2	–	147.3	(1.1)	944.5
Interest expense	–	(27.8)	–	(31.0)	(5.1)	(63.9)	–	(1.0)	(101.4)	–	(166.3)
Corporate overhead and other	(19.8)	(3.3)	(2.3)	(25.8)	(13.1)	(64.3)	–	–	(88.3)	–	(152.6)

Pre-tax income (loss)	130.5	279.9	44.7	644.7	5.4	1,105.2	31.2	11.4	58.9	(1.1)	1,205.6
Income taxes											(214.9)

Net earnings											990.7

Attributable to:
Shareholders of Fairfax											856.8
Non-controlling interests											133.9

											990.7

2008

					Reinsurance
	Insurance				and			Other		Eliminations
			Fairfax	Reinsurance	Insurance	Ongoing		(animal	Corporate	and
	Northbridge	U.S.	Asia	OdysseyRe	Other	operations	Runoff	nutrition)	and other	adjustments	Consolidated

Net premiums earned	1,076.1	1,005.0	84.6	2,076.4	269.6	4,511.7	–	–	–	–	4,511.7
Underwriting expenses	(1,114.0)	(1,182.2)	(77.7)	(2,104.1)	(314.6)	(4,792.6)	–	–	–	–	(4,792.6)

Underwriting profit (loss)	(37.9)	(177.2)	6.9	(27.7)	(45.0)	(280.9)	–	–	–	–	(280.9)

Interest income	94.4	107.4	5.6	256.2	30.1	493.7	71.2	–	42.1	–	607.0
Dividends	23.0	23.8	2.1	31.1	1.1	81.1	10.0	–	(15.1)	–	76.0
Earnings (losses) on investments, at equity	0.6	(32.2)	(4.9)	(13.2)	1.4	(48.3)	(4.2)	–	3.1	–	(49.4)
Investment expenses	(10.1)	(12.8)	(1.2)	(23.8)	(2.5)	(50.4)	(8.8)	–	(1.3)	53.3	(7.2)

Interest and dividends	107.9	86.2	1.6	250.3	30.1	476.1	68.2	–	28.8	53.3	626.4

Other
Revenue	–	–	–	–	–	–	17.4	99.4	53.3	(53.3)	116.8
Expenses	–	–	–	–	–	–	(192.8)	(98.0)	–	–	(290.8)

	–	–	–	–	–	–	(175.4)	1.4	53.3	(53.3)	(174.0)

Operating income (loss) before:	70.0	(91.0)	8.5	222.6	(14.9)	195.2	(107.2)	1.4	82.1	–	171.5
Net gains (losses) on investments	25.7	605.7	3.0	740.1	28.1	1,402.6	499.8	–	689.1	(20.8)	2,570.7
Interest expense	–	(28.3)	–	(34.2)	(2.6)	(65.1)	–	(0.4)	(93.1)	–	(158.6)
Corporate overhead and other	(14.5)	(8.8)	(5.5)	(13.9)	(1.9)	(44.6)	–	–	(94.7)	–	(139.3)

Pre-tax income (loss)	81.2	477.6	6.0	914.6	8.7	1,488.1	392.6	1.0	583.4	(20.8)	2,444.3
Income taxes											(755.6)

Net earnings											1,688.7

Attributable to:
Shareholders of Fairfax											1,473.8
Non-controlling interests											214.9

											1,688.7

FAIRFAX FINANCIAL HOLDINGS LIMITED

A reconciliation of total revenue of the reporting segments to the company’s consolidated revenue for the years ended December 31 is presented below:

	2010	2009	2008

Revenues for reporting segments
Net premiums earned	4,573.4	4,422.0	4,511.7
Interest and dividends	762.4	712.7	626.4
Net gains on investments	188.5	944.5	2,570.7
Other revenue per reportable segment	639.4	556.4	116.8

Total consolidated revenues	6,163.7	6,635.6	7,825.6

Significant Non-cash Items

An analysis of significant non-cash items by reporting segment for the years ended December 31 is shown below:

					Depreciation and impairment loss
					of premises &
		Earnings (losses)			equipment &			Impairment of
		from investments,			amortization of			available for sale
		at equity			intangible assets			securities
		2010	2009	2008	2010	2009	2008	2010	2009	2008

Insurance	– Canada (Northbridge)	5.0	0.1	0.6	10.5	8.8	3.5	6.9	54.1	279.0
	– U.S. (Crum & Forster and Zenith National)	3.3	4.7	(32.2)	12.4	4.3	10.1	8.1	106.1	198.0
	– Asia (Fairfax Asia)	23.2	(4.6)	(4.9)	0.5	0.5	0.7	–	1.1	1.9
Reinsurance	– OdysseyRe	10.9	6.5	(13.2)	6.9	6.2	6.6	17.9	119.1	370.1
Reinsurance and Insurance – Other		(1.4)	0.4	1.4	0.8	0.6	–	–	19.0	8.9

Ongoing operations		41.0	7.1	(48.3)	31.1	20.4	20.9	32.9	299.4	857.9
Runoff		3.9	–	(4.2)	0.9	1.2	1.7	0.8	29.8	76.5
Other (animal nutrition)		–	–	–	11.2	12.1	2.5	–	–	–
Corporate and other		6.0	16.2	3.1	5.7	5.7	5.6	–	10.8	77.4

Consolidated		50.9	23.3	(49.4)	48.9	39.4	30.7	33.7	340.0	1,011.8

During 2010, TIG acquired all of the issued and outstanding shares of GFIC and recorded an excess of fair value of net assets acquired over purchase price of $83.1, as described in note 19.

During 2009, TIG commuted several reinsurance contracts and recorded a non-cash pre-tax charge of $3.6. Crum & Forster commuted an aggregate stop loss contract in 2008 and recorded a non-cash pre-tax charge of $84.2.

Investments, at Equity, Additions to Goodwill, Segment Assets and Segment Liabilities

An analysis of investments, at equity, additions to goodwill, segment assets and segment liabilities by reporting segment for the years ended December 31 is shown below:

		Investments,		Additions
		at equity		to goodwill		Segment assets		Segment liabilities
		2010	2009	2010	2009	2010	2009	2010	2009

Insurance	– Canada (Northbridge)	35.4	5.8	–	80.6	5,643.9	5,235.2	3,941.1	3,724.5
	– U.S. (Crum & Forster and Zenith National)	52.9	34.6	317.6	–	6,912.4	5,044.1	4,967.6	3,690.7
	– Asia (Fairfax Asia)	118.6	93.5	–	–	1,089.8	807.6	692.6	475.8
Reinsurance	– OdysseyRe	140.3	92.7	–	72.9	11,216.8	10,866.5	7,467.5	7,249.5
Reinsurance and Insurance – Other		3.9	5.2	–	13.8	2,208.2	2,004.0	1,508.9	1,430.6

Ongoing operations		351.1	231.8	317.6	167.3	27,071.1	23,957.4	18,577.7	16,571.1
Runoff		15.4	39.4	–	–	5,101.6	4,914.6	3,486.9	3,472.6
Other (animal nutrition)		–	–	–	–	199.0	205.1	73.8	81.4
Corporate and other and eliminations and adjustments		349.0	162.3	–	–	(633.5)	(625.1)	857.4	590.3

Consolidated		715.5	433.5	317.6	167.3	31,738.2	28,452.0	22,995.8	20,715.4

Product Line

An analysis of revenue by product line for years ended December 31 is presented below:

											General
		Property			Casualty			Automobile			liability
		2010	2009	2008	2010	2009	2008	2010	2009	2008	2010	2009	2008

Net premiums earned:
Insurance	– Canada (Northbridge)	247.7	249.6	256.1	–	–	–	458.7	439.6	498.3	196.6	197.0	234.6
	– U.S. (Crum & Forster and Zenith National)	97.6	115.9	242.8	141.9	130.2	117.7	86.7	126.3	187.2	184.9	184.8	196.5
	– Asia (Fairfax Asia)	13.7	9.5	10.7	10.2	11.3	11.0	47.5	26.7	9.4	8.0	11.8	6.4
Reinsurance	– OdysseyRe	368.5	375.4	368.1	0.3	–	0.4	132.9	182.5	186.0	400.5	413.3	583.0
Reinsurance and Insurance – Other		145.1	133.3	35.8	9.9	3.7	0.8	120.3	130.3	73.8	74.4	70.9	78.9

Ongoing operations		872.6	883.7	913.5	162.3	145.2	129.9	846.1	905.4	954.7	864.4	877.8	1,099.4
Runoff		0.2	(0.1)	(0.8)	–	(0.4)	(0.5)	(1.0)	(1.2)	0.2	3.5	0.1	4.8

Total net premiums earned		872.8	883.6	912.7	162.3	144.8	129.4	845.1	904.2	954.9	867.9	877.9	1,104.2

		Workers’			Marine and			Insurance			Reinsurance
		compensation			aerospace			Other			non-proportional			Total
		2010	2009	2008	2010	2009	2008	2010	2009	2008	2010	2009	2008	2010	2009	2008

Net premiums earned:
Insurance	– Canada (Northbridge)	–	–	–	83.4	74.2	77.9	10.2	8.9	9.1	–	(0.1)	0.1	996.6	969.2	1,076.1
	– U.S. (Crum & Forster and Zenith National)	457.9	188.3	219.8	18.1	17.2	20.0	12.9	18.6	21.0	0.1	–	–	1,000.1	781.3	1,005.0
	– Asia (Fairfax Asia)	21.5	12.6	18.0	45.1	37.2	23.8	9.0	6.9	5.3	–	–	–	155.0	116.0	84.6
Reinsurance	– OdysseyRe	–	0.5	3.7	105.3	105.6	113.9	64.5	65.8	69.8	813.7	784.3	751.5	1,885.7	1,927.4	2,076.4
Reinsurance and Insurance – Other		3.6	0.1	(1.7)	25.9	35.7	8.8	7.9	14.9	8.3	148.9	239.2	64.9	536.0	628.1	269.6

Ongoing operations		483.0	201.5	239.8	277.8	269.9	244.4	104.5	115.1	113.5	962.7	1,023.4	816.5	4,573.4	4,422.0	4,511.7
Runoff		1.4	1.5	12.4	0.8	–	0.8	1.4	–	0.4	0.9	0.1	0.1	7.2	–	17.4

Total net premiums earned		484.4	203.0	252.2	278.6	269.9	245.2	105.9	115.1	113.9	963.6	1,023.5	816.6	4,580.6	4,422.0	4,529.1
Interest and dividends														762.4	712.7	626.4
Net gains on investments														188.5	944.5	2,570.7
Excess of fair value of net assets acquired over purchase price														83.1	–	–
Other revenue														549.1	556.4	99.4

Total consolidated revenues														6,163.7	6,635.6	7,825.6

FAIRFAX FINANCIAL HOLDINGS LIMITED

Geographic Region

An analysis of revenue by geographic region for the years ended December 31 is shown below:

		Canada			United States			International			Total
		2010	2009	2008	2010	2009	2008	2010	2009	2008	2010	2009	2008

Net premiums earned:
Insurance	– Canada (Northbridge)	957.9	910.9	1,024.5	38.2	58.3	51.3	0.5	–	0.3	996.6	969.2	1,076.1
	– U.S. (Crum & Forster and Zenith National)	–	–	–	1,000.1	781.3	1,005.0	–	–	–	1,000.1	781.3	1,005.0
	– Asia (Fairfax Asia)	–	–	–	–	–	–	155.0	116.0	84.6	155.0	116.0	84.6
Reinsurance	– OdysseyRe	54.9	38.6	41.2	1,017.6	1,094.4	1,154.1	813.2	794.4	881.1	1,885.7	1,927.4	2,076.4
Reinsurance and Insurance – Other		159.3	178.7	161.5	158.1	241.8	88.3	218.6	207.6	19.8	536.0	628.1	269.6

Ongoing operations		1,172.1	1,128.2	1,227.2	2,214.0	2,175.8	2,298.7	1,187.3	1,118.0	985.8	4,573.4	4,422.0	4,511.7
Runoff		0.4	0.2	(0.2)	6.8	(0.2)	17.6	–	–	–	7.2	–	17.4

Total net premiums earned		1,172.5	1,128.4	1,227.0	2,220.8	2,175.6	2,316.3	1,187.3	1,118.0	985.8	4,580.6	4,422.0	4,529.1
Interest and dividends											762.4	712.7	626.4
Net gains on investments											188.5	944.5	2,570.7
Excess of fair value of net assets acquired over purchase price											83.1	–	–
Other revenue											549.1	556.4	99.4

Total consolidated revenues											6,163.7	6,635.6	7,825.6

Allocation of revenue		25.6%	25.5%	27.1%	48.5%	49.2%	51.1%	25.9%	25.3%	21.8%

22.	US GAAP Reconciliation

The consolidated financial statements of the company have been prepared in accordance with Canadian GAAP which are different in some respects from those applicable in the United States, as described below.

Consolidated Statements of Earnings and Comprehensive Income

The following table presents the net earnings and the comprehensive income for the years ended December 31 in accordance with US GAAP:

	2010	2009(a)	2008(a)

Net earnings, Canadian GAAP	471.2	990.7	1,688.7
Recoveries on retroactive reinsurance(b)	15.9	14.9	30.8
Equity accounting(c)	9.2	3.6	(7.2)
Northbridge step acquisitions(d)	12.2	(1.9)	–
OdysseyRe step acquisition(e)	86.1	17.0	–
Repurchase of subsidiary securities(f)	–	(16.9)	–
Other differences(g)	–	–	8.8
Tax effects(h)	(48.4)	(11.0)	(9.6)

Net earnings, US GAAP	546.2	996.4	1,711.5

Attributable to:
Shareholders of Fairfax, US GAAP	544.0	860.3	1,495.3
Non-controlling interests, US GAAP	2.2	136.1	216.2

	546.2	996.4	1,711.5

Net earnings per share, US GAAP	$25.08	$44.18	$81.57
Net earnings per diluted share, US GAAP	$24.96	$43.95	$80.71

Other comprehensive income (loss), Canadian GAAP	(21.2)	1,074.3	(545.4)
Equity accounting(c)	0.5	(3.7)	–
Northbridge step acquisitions(d)	(15.2)	(7.1)	–
OdysseyRe step acquisition(e)	(85.9)	(18.3)	–
Pension liability adjustment(i)	2.8	(8.3)	32.1
Tax effects	34.6	(3.8)	(6.8)

Other comprehensive income (loss), US GAAP	(84.4)	1,033.1	(520.1)

Attributable to:
Shareholders of Fairfax, US GAAP	(84.0)	928.6	(443.0)
Non-controlling interests, US GAAP	(0.4)	104.5	(77.1)

	(84.4)	1,033.1	(520.1)

Net earnings, US GAAP	546.2	996.4	1,711.5
Other comprehensive income (loss), US GAAP	(84.4)	1,033.1	(520.1)

Comprehensive income, US GAAP	461.8	2,029.5	1,191.4

Attributable to:
Shareholders of Fairfax, US GAAP	460.0	1,788.9	1,052.3
Non-controlling interests, US GAAP	1.8	240.6	139.1

	461.8	2,029.5	1,191.4

FAIRFAX FINANCIAL HOLDINGS LIMITED

The effect of the significant differences between consolidated net earnings under Canadian GAAP and consolidated net earnings under US GAAP are as follows:

(a)	The presentation under Canadian and US GAAP of non-controlling interests on the consolidated balance sheets and in the consolidated statements of net earnings was substantially harmonized following the adoption by the company of new Canadian GAAP accounting pronouncements related to business combinations and non-controlling interests on January 1, 2010 as described in note 2. Accordingly, certain comparative figures have been reclassified to conform to the presentation of non-controlling interests adopted under Canadian GAAP in the current year.

(b)	Under Canadian GAAP, recoveries on certain stop loss reinsurance treaties are recorded at the same time as the claims incurred are ceded. Under US GAAP, these recoveries, which are considered to be retroactive reinsurance, are recorded up to the amount of the premium paid with the excess of the ceded liabilities over the premium paid recorded as a deferred gain. The deferred gain is amortized to income over the estimated settlement period over which the company expects to receive the recoveries and is recorded in accounts payable and accrued liabilities.

Included in recoveries on retroactive reinsurance for the year ended December 31, 2008 is pre-tax income of $8.8 related to the release of the unamortized deferred gain in connection with the commutation by Crum & Forster in the second quarter as described in note 8. The non-cash pre-tax charge under US GAAP related to this commutation was therefore $75.4.

The 2008 pre-tax income reflects $11.8 related to the release of a portion of an unamortized deferred gain caused by a decrease in the losses ceded to the underlying retroactive reinsurance contract.

(c)	Under Canadian GAAP, certain of the company’s investments in partnership trusts that do not have a quoted price in an active market are accounted for on the cost basis. Canadian GAAP requires the use of the equity method of accounting when the company is deemed to exert significant influence over the investee, whereas US GAAP requires the use of the equity method to account for such investments when the equity interest is more than minor. As a result of these differing requirements, a pre-tax income of $9.2 was recognized in 2010 (2009 – pre-tax income of $3.6; 2008 – pre-tax loss of $7.2) under US GAAP for company’s investments in certain partnership trusts, whereas under Canadian GAAP, these investments were recorded at cost.

(d)	Under Canadian GAAP, the privatization of Northbridge was accounted for as two separate step acquisitions of the outstanding common shares of Northbridge. Under US GAAP, pursuant to the adoption by the company on January 1, 2009 of ASC 810-10, changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control are accounted for as equity transactions. Under Canadian GAAP, the step acquisition accounting for the privatization of Northbridge recognized fair value adjustments to the assets and liabilities acquired, as described in note 19, which are generally released or amortized into comprehensive income in the future. These fair value adjustments to assets and liabilities are not recognized under US GAAP. Fair value adjustments relating to investments of $6.2 which decreased pre-tax net earnings and increased other comprehensive income under Canadian GAAP for the year ended December 31, 2010 are not recognized in comprehensive income under US GAAP. Fair value adjustments relating to investments of $7.4 which increased pre-tax net earnings and decreased other comprehensive income under Canadian GAAP for the year ended December 31, 2009 are not recognized in comprehensive income under US GAAP.

(e)	Under Canadian GAAP, the privatization of OdysseyRe was accounted for as a step acquisition of the outstanding common shares of OdysseyRe. Under US GAAP, pursuant to the adoption by the company on January 1, 2009 of ASC 810-10, changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control are accounted for as equity transactions. Under Canadian GAAP, the step acquisition for the privatization of OdysseyRe recognized fair value adjustments to the assets and liabilities acquired, as described in note 19, which are generally released or amortized into comprehensive income in the future. These fair value adjustments to assets and liabilities are not recognized under US GAAP. Fair value adjustments relating to investments of $84.7 (2009 – $17.0) which decreased pre-tax net earnings and increased pre-tax other comprehensive income under Canadian GAAP for the year ended December 31, 2010 are not recognized in comprehensive income under US GAAP.

(f)	Under Canadian GAAP, the repurchase by OdysseyRe of its common shares during 2009, as described in note 19, was accounted for as a step acquisition. Under US GAAP, pursuant to the adoption by the company on January 1, 2009 of ASC 810-10, changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control are accounted for as equity transactions. Under Canadian GAAP, the excess of the fair value of net assets acquired over the cost of the acquisition is recognized in consolidated net earnings. As a result, the gain of $16.9 recognized in 2009 in connection with the repurchase of common shares by OdysseyRe under Canadian GAAP was charged to cumulative reduction in retained earnings under US GAAP.

(g)	Included in other differences for the year ended December 31, 2008 is income of $5.2 related to the release of a reserve for an uncertain tax provision established on January 1, 2007 which was resolved at December 31, 2008.

(h)	Differences between consolidated net earnings under Canadian GAAP and consolidated net earnings under US GAAP are shown net of the following provision for income taxes for the years ended December 31:

	2010	2009	2008

Recoveries on retroactive reinsurance(b)	(5.6)	(5.2)	(10.7)
Equity accounting(c)	(3.2)	(0.1)	1.1
Northbridge step acquisitions(d)	(8.8)	0.2	–
OdysseyRe step acquisitions(e)	(30.8)	(5.9)	–

	(48.4)	(11.0)	(9.6)

(i)	US GAAP requires the recognition of a net liability or asset to report the funded status of a company’s defined benefit pension and other post retirement benefit plans on its balance sheet with an offsetting adjustment to accumulated other comprehensive income in shareholders’ equity. This adjustment records the change in pension balances for the years ended December 31, 2010, 2009 and 2008.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Balance Sheets

The following table presents the consolidated balance sheet amounts in accordance with US GAAP, setting out individual amounts where different from the amounts reported under Canadian GAAP:

	December 31, 2010			December 31, 2009(i)
	Canadian			Canadian
	GAAP	Differences	US GAAP	GAAP	Differences	US GAAP

Assets
Holding company cash, short term investments and marketable securities	1,540.7	–	1,540.7	1,251.6	–	1,251.6
Portfolio investments:
Common stocks(ii)	4,131.3	(326.0)	3,805.3	4,895.0	(186.8)	4,708.2
Investments, at equity(ii)	715.5	312.3	1,027.8	433.5	165.0	598.5
All other portfolio investments	17,135.0	–	17,135.0	14,750.1	–	14,750.1
Future income taxes(iii)	514.4	76.9	591.3	318.7	89.3	408.0
Goodwill and intangible assets(iv)(v)(vi)	949.1	(268.4)	680.7	438.8	(265.4)	173.4
All other assets	6,752.2	–	6,752.2	6,364.3	–	6,364.3

	31,738.2	(205.2)	31,533.0	28,452.0	(197.9)	28,254.1

Liabilities
Accounts payable and accrued liabilities(vii)	1,269.6	111.7	1,381.3	1,238.1	130.8	1,368.9
All other liabilities	21,567.6	–	21,567.6	19,312.9	–	19,312.9

	22,837.2	111.7	22,948.9	20,551.0	130.8	20,681.8

Mandatorily redeemable shares of TRG	158.6	–	158.6	164.4	–	164.4

Equity(i)(ii)(iii)(iv)(v)(vi)(vii)	8,742.4	(316.9)	8,425.5	7,736.6	(328.7)	7,407.9

	31,738.2	(205.2)	31,533.0	28,452.0	(197.9)	28,254.1

The difference in consolidated total equity was as follows:

	December 31, 2010			December 31, 2009(i)
			Non -			Non -
		Parent	controlling		Parent	controlling
	Total	company	interests	Total	company	interests

Total equity based on Canadian GAAP	8,742.4	8,696.6	45.8	7,736.6	7,619.0	117.6
Accumulated other comprehensive loss	(123.8)	(121.6)	(2.2)	(60.6)	(58.9)	(1.7)
Cumulative reduction in retained earnings under US GAAP	(193.1)	(193.1)	–	(268.1)	(268.1)	–

Total equity based on US GAAP	8,425.5	8,381.9	43.6	7,407.9	7,292.0	115.9

The difference in consolidated accumulated other comprehensive income (loss) was as follows:

	December 31, 2010			December 31, 2009
			Non -			Non -
		Parent	controlling		Parent	controlling
	Total	company	interests	Total	company	interests

Equity accounting(ii)	(3.2)	(3.2)	–	(3.7)	(3.7)	–
Northbridge step acquisitions(iv)	(22.3)	(22.3)	–	(7.1)	(7.1)	–
OdysseyRe step acquisition(v)	(104.2)	(104.2)	–	(18.3)	(18.3)	–
Pension liability adjustment(vii)	(34.8)	(31.8)	(3.0)	(37.6)	(35.1)	(2.5)
Related future income taxes	40.7	39.9	0.8	6.1	5.3	0.8

	(123.8)	(121.6)	(2.2)	(60.6)	(58.9)	(1.7)

Amounts recognized in accumulated other comprehensive income (loss) relating to defined benefit pension and other post retirement benefit plans consisted of:

	December 31, 2010			December 31, 2009
			Non -			Non -
		Parent	controlling		Parent	controlling
	Total	company	interests	Total	company	interests

Net actuarial loss	(40.1)	(36.7)	(3.4)	(44.7)	(41.6)	(3.1)
Prior service costs	2.8	2.4	0.4	3.5	2.9	0.6
Transitional amounts	2.5	2.5	–	3.6	3.6	–

Total	(34.8)	(31.8)	(3.0)	(37.6)	(35.1)	(2.5)

The cumulative reduction in retained earnings under US GAAP was as follows:

	December 31, 2010			December 31, 2009
			Non -			Non -
		Parent	controlling		Parent	controlling
	Total	company	interests	Total	company	interests

Recoveries on retroactive reinsurance(vii)	(58.9)	(58.9)	–	(69.2)	(69.2)	–
Equity accounting(ii)	3.4	3.4	–	(2.6)	(2.6)	–
Northbridge step acquisitions(iv)	(147.0)	(147.0)	–	(150.4)	(150.4)	–
OdysseyRe step acquisition(v)	(22.8)	(22.8)	–	(78.1)	(78.1)	–
Purchase price allocation on the acquisition of TIG Re (now part of OdysseyRe) in 1999(vi)	32.2	32.2	–	32.2	32.2	–

	(193.1)	(193.1)	–	(268.1)	(268.1)	–

(i)	The presentation under Canadian and US GAAP of non-controlling interests on the consolidated balance sheets and in the consolidated statements of net earnings was substantially harmonized following the adoption by the company of new Canadian GAAP accounting pronouncements related to business combinations and non-controlling interests on January 1, 2010 as described in note 2. Accordingly, certain comparative figures have been reclassified to conform to the presentation of non-controlling interests adopted under Canadian GAAP in the current year.

(ii)	Under Canadian GAAP, certain of the company’s investments of $63.6 ($54.5 at December 31, 2009) in partnership trusts that do not have a quoted price in an active market are accounted for on the cost basis. Under Canadian GAAP, the company’s investment of $262.4 ($132.3 at December 31, 2009) in limited partnerships whose fair value can be reliably measured are recorded in the consolidated balance sheet as common stocks designated as held for trading. For the investments in partnership trusts and limited partnerships described above, US GAAP requires the use of the equity method to account for such investments since the company’s equity interest in these investments is more than minor.

(iii)	The difference is comprised principally of deferred tax adjustments related to:

	December 31, 2010	December 31, 2009

Recoveries on retroactive reinsurance	31.6	37.2
Northbridge step acquisitions	23.8	29.3
OdysseyRe step acquisitions	12.8	13.3
Pension liability adjustment	8.3	5.9
Other	0.4	3.6

	76.9	89.3

(iv)	Under Canadian GAAP, the privatization of Northbridge was accounted for as two separate step acquisitions of the outstanding common shares of Northbridge. Under US GAAP, pursuant to the adoption by the company on January 1, 2009 of ASC 810-10, changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control are accounted for as equity transactions. Under Canadian GAAP, the step acquisition accounting for the privatization of Northbridge recognized fair value adjustments to the

FAIRFAX FINANCIAL HOLDINGS LIMITED

assets and liabilities acquired and goodwill, as described in note 19. These fair value adjustments to assets and liabilities and goodwill are not recognized under US GAAP. As a result, an amount of $147.9 was charged to the cumulative reduction in retained earnings under US GAAP representing the excess of the cost of the acquisition of $546.4 over the carrying value of the non-controlling interest of $398.5.

(v)	Under Canadian GAAP, the privatization of OdysseyRe was accounted for as a step acquisition of the outstanding common shares of OdysseyRe. Under US GAAP, pursuant to the adoption by the company on January 1, 2009 of ASC 810-10, changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control are accounted for as equity transactions. Under Canadian GAAP, the step acquisition accounting for the privatization of OdysseyRe recognized fair value adjustments to the assets and liabilities acquired and goodwill, as described in note 19. These fair value adjustments to assets and liabilities and goodwill are not recognized under US GAAP. As a result, an amount of $89.2 was charged to the cumulative reduction in retained earnings under US GAAP representing the excess of the cost of the acquisition of $1,017.0 and liabilities assumed related to the amendment of OdysseyRe’s employee compensation plans of $22.4 over the carrying value of the non-controlling interest of $950.2.

(vi)	Under Canadian GAAP, foreign exchange losses realized on foreign exchange contracts that hedged the acquisition funding for TIG Re in 1999 (now part of OdysseyRe) were included in the purchase price equation and recorded as goodwill. Under U.S. GAAP these foreign exchange contracts were not considered a hedge and as a result, the goodwill recognized under Canadian GAAP has been reclassified as a cumulative reduction in retained earnings under US GAAP.

(vii)	The difference is comprised of the unamortized deferred gain on retroactive reinsurance contracts of $90.5 ($106.4 at December 31, 2009) and the pension liability adjustment of $21.2 ($24.4 at December 31, 2009).

Under Canadian GAAP, recoveries on certain stop loss reinsurance treaties are recorded at the same time as the claims incurred are ceded. Under US GAAP, these recoveries, which are considered to be retroactive reinsurance, are recorded up to the amount of the premium paid with the excess of the ceded liabilities over the premium paid recorded as a deferred gain. The deferred gain is amortized to income over the estimated settlement period over which the company expects to receive the recoveries and is recorded in accounts payable and accrued liabilities.

US GAAP requires the recognition of a net asset or liability to report the funded status of a company’s defined benefit and other post retirement benefit plans on its balance sheet with an offsetting adjustment to accumulated other comprehensive income in total equity. There is no such requirement under Canadian GAAP.

Statements of Cash Flows

Under Canadian GAAP, the privatizations of Northbridge, OdysseyRe and Advent were presented in the consolidated statements of cash flows as investing activities. Under US GAAP, pursuant to the adoption by the company on January 1, 2009 of ASC 810-10, changes in ownership interests of a subsidiary that do not result in a loss or acquisition of control are accounted for as equity transactions and are presented in the statement of cash flows as a financing activity. Accordingly, $1,618.5 of cash used in investing activities and classified as purchases of subsidiaries, net of cash acquired under Canadian GAAP, would be classified as financing activities under US GAAP in 2009. There were no other significant differences in the consolidated statements of cash flows under US GAAP as compared to Canadian GAAP for the years ended December 31, 2010, 2009 and 2008.

Accounting pronouncements adopted in 2010

On January 1, 2010, the company adopted Accounting Standards Update No. 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interests Entities (“ASU 2009-17”), which amended ASC Topic 810, Consolidation. The amendments replaced the previous quantitative risks and rewards approach for determining consolidation of a variable interest entity with an approach focused on identifying which enterprise has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity or the right to receive benefits from the entity. ASU 2009-17 also requires: reconsideration of whether an entity is a variable interest entity when any changes in fact and circumstances occur; ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity; and additional disclosures about an enterprise’s involvement in variable interest entities. The adoption of ASU

2009-17 did not have any significant impact on the company’s consolidated financial position or results of operations under US GAAP.

On January 1, 2010, the company adopted Accounting Standards Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 requires disclosures about the transfers in and out of Levels 1 and 2 and information about purchases, sales, issuances and settlements for Level 3 activities. It also clarifies requirements for existing fair value disclosures with respect to the level of disaggregation required within the fair value hierarchy and inputs and valuation techniques used to measure fair value. The adoption of ASU 2010-06 did not have any significant impact on the company’s consolidated financial position or results of operations under US GAAP.

Accounting pronouncements to be adopted in 2011

On January 4, 2008, the U.S. Securities and Exchange Commission (“SEC”) adopted rules to accept from foreign private issuers in their filings with the SEC, financial statements prepared in accordance with IFRS without reconciliation to US GAAP. The amendments are applicable to financial statements for financial years ending after November 15, 2007 and interim periods within those years contained in the filings made after the effective date. Accordingly, the company will no longer provide a reconciliation of its financial results to US GAAP once the company changes over to IFRS for its interim and annual financial statements beginning January 1, 2011.

23.	Changes in Operating Assets and Liabilities

Changes in the company’s operating assets and liabilities for the years ended December 31 in the consolidated statements of cash flows were comprised as follows:

	2010	2009	2008

Provision for claims	(282.9)	(661.3)	24.8
Unearned premiums	(125.3)	(135.4)	(200.0)
Accounts receivable and other	616.1	75.1	302.5
Income taxes receivable	(176.5)	(25.1)	(10.4)
Recoverable from reinsurers	152.8	514.7	582.5
Funds withheld payable to reinsurers	8.3	(0.2)	(25.6)
Accounts payable and accrued liabilities	(202.7)	12.5	(146.0)
Income taxes payable	(46.2)	(579.4)	614.0
Other	46.5	34.3	50.9

Change in operating assets and liabilities	(9.9)	(764.8)	1,192.7